Offer to Shareholders and

Warrant holders in Isconova AB (publ)

The Offer Document is a prospectus that has been approved and registered by the Swedish Financial Supervisory Authority (the “SFSA”) in accordance with the regulations in Chapter 2 of the Swedish Financial Instruments Trading Act (Sw. lagen (1991:980) om handel med finansiella instrument).

The Offer Document also includes the required elements of an offer document, as set out in the Rules concerning takeover bids for shares in Swedish companies whose shares are traded on certain trading platforms, issued by the Swedish Corporate Governance Board on 27 March 2012. The SFSA is not authorized to assess compliance with these rules. This information relates to Isconova AB and is set out in pages 105–115.

The SFSA has therefore not reviewed and approved the information set out in pages 105–115, and said information should be considered as being in addition to the required contents of a prospectus.

IMPORTANT INFORMATION

Novavax, Inc., a Delaware corporation, has made a public takeover offer for all shares and warrants (series 2005-1 and 2005-11) shares in Isconova AB (publ), registration number 556549-4019, on the terms and conditions set out in this combined prospectus and offer document (the “Offer” and the “Offer Document”). In the Offer Document, “Novavax” or the “Company” refers to Novavax, Inc. and “Isconova” refers to, depending on the context, Isconova AB or the group in which Isconova AB is the parent company. This document has been prepared in relation to the Offer.

The rules concerning takeover bids for shares in Swedish companies whose shares are traded on certain trading platforms, issued by the Swedish Corporate Governance Board on 27 March 2012 (the “Swedish Takeover Rules”) and the Swedish Securities Council’s rulings regarding interpretation and application of the Swedish Takeover Rules and, where applicable, the Swedish Securities Council’s former rulings regarding interpretation and application of the Swedish Industry and Commerce Stock Exchange Committee’s rules on public offers, are applicable to the Offer.

The Offer as well as any agreements concluded between Novavax and the shareholders in Isconova under the Offer will be governed by and interpreted in accordance with Swedish law. Any dispute relating to, or arising in connection with, the Offer or the Offer Document shall be settled exclusively by Swedish courts, with the Stockholm District Court as the court of first instance.

The Offer Document is a prospectus that has been approved and registered by the Swedish Financial Supervisory Authority (the “SFSA”) in accordance with the regulations in Chapter 2 of the Swedish Financial Instruments Trading Act (Sw. lagen (1991:980) om handel med finansiella instrument). The Offer Document also includes the required elements of an offer document, as set out in the Swedish Takeover Rules. The SFSA is not authorized to assess compliance with these rules. This information relates to Isconova AB and is set out in pages 105–115. The SFSA has therefore not reviewed and approved the information set out in pages 105–115, and said information should be considered as being in addition to the required contents of a prospectus.

This registration does not constitute any guarantee from the SFSA that the information in the Offer Document is correct or complete.

The Offer Document has been published in English only. An information brochure dated July 8, 2013, is available in Swedish and English.

The information in the Offer Document shall be considered as correct, although not complete, only as of the date of the Offer Document. There is no guarantee that the information has been or will be correct at any other time. In case the information in the Offer Document has been received from a third party, this information has been reproduced correctly and – to Novavax’ knowledge and ability to confirm through comparison with other information that has been made public by such third party – no information has been withheld in a manner that could render the information given incorrect or misleading. In certain places in the Offer Document, Novavax’ position on the market or in relation to its competitors is described. This information is based on Novavax’ revenue in relation to the Company’s assessment of the size of the markets in question and the revenue of the competitors. The information in the Offer Document is furnished solely for the purpose of the Offer and may not be used for any other purpose.

The information about Isconova in sections “Description of Isconova’’ on pages 105–114 in the Offer Document is based on information made public by Isconova and has been reviewed by the board of directors of Isconova (the “Isconova Board”). Novavax does not guarantee and accepts no responsibility that the information herein regarding Isconova is correct or complete.

Apart from what is indicated in the sections “Auditor’s report regarding the pro forma financial information’’ on page 64, “Auditor’s report regarding summarized historical financial information” on page 103, and “Auditor’s report regarding summarized historical financial information’’ on page 115 or otherwise expressly indicated in the Offer Document, no information in the Offer Document has been reviewed by the auditors of Novavax or Isconova.

Forward-looking statements

Statements herein relating to the future of Novavax, the Offer, the proposed combination, and the ongoing development of Novavax’ vaccine products are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified in section Risk Factors on pages 22–43, the Risk Factors section in Novavax’ Registration Statement on Form S-4 and under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2012, and in other reports filed with the SEC. Novavax cautions investors not to place considerable reliance on the forward-looking statements contained in the Offer Document. Investors are encouraged to read Novavax’ filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in the Offer Document speak only as of the date of this document, and Novavax undertakes no obligation to update or revise any of the statements, even if Novavax’ expectations change, except to the extent required by applicable law. Investors should not rely on those statements as representing the views of Novavax as of any date subsequent to the date of the Offer Document.

Important information for shareholders outside Sweden and for banks, brokers and other nominees holding shares for persons with residence outside Sweden

The Offer is not directed towards any person, whose participation requires an additional prospectus, registration or other measures than those required by Swedish or U.S. laws. No documentation relating to the Offer may be distributed in or into any country where such distribution or offering requires an additional prospectus, registration or other measures than those required by Swedish or U.S. laws. Persons who obtain the Offer Document have the responsibility to inform themselves about and observe any such restrictions.

CONTENTS

Summary	2
Risk factors	22
The responsible persons	44
The Offer	45
Background and reasons	48
Terms and instructions	49
Recommendation from the Board of Directors of Isconova	53
The Combined Group	56
Description of Novavax	66
Overview	66
Financial Information	82
Rights of the Offered Shares	96
Documents available from Novavax	104
Description of Isconova	105
Additional information	117
Addresses	133

THE OFFER IN BRIEF

Under the terms of the Offer,

•	Novavax offers 1.2388 shares of its common stock for each share in Isconova.
•	Novavax offers SEK 0.74 for each warrant series 2005-I and SEK 3.78 for each warrant series 2005-II in Isconova.1)

For further information and details regarding the Offer, see sections “The Offer” and “Terms and instructions”.

The Isconova Board2) recommends its shareholders to accept the Offer, see section “Recommendation from the Board of Directors of Isconova”.

Timetable:

Acceptance period	July 9 – July 30, 2013
Settlement	August 9, 2013

1)	The consideration offered for the warrants was calculated based on a Black-Scholes valuation that assumes a current spot price derived using the exchange ratio of 1.2388 multiplied by the 15-trading day VWAP of Novavax up to and including 3 June 2013 and based on an SEK/USD exchange rate of 6.6023. There are in total 11,122 outstanding 2005-I warrants and 34,935 outstanding 2005-II warrants.
2)	As Isconova board members Gunnar Fernström and Bo Håkansson cannot be considered independent of shareholder InnKap 4 Partners L.P. and Farstorps Gård AB who have entered into irrevocable undertakings with Novavax, they have not participated in the Isconova Board’s handling of or resolutions regarding the Offer

Offer to Shareholders and Warrant holders in Isconova AB (publ)     1

Summary

This summary consists of disclosure requirements as listed in the “Elements.” The elements are numbered in sections A–E (A.1–E.7). The summary within this Offer Document contains all of the elements required in a summary for this type of security and issuer. Since certain elements do not apply to all types of prospectuses, there may be gaps in the numbering of the elements. Even if it is required for an element to be included in the summary for this type of security and issuer, it is possible that no relevant information can be provided regarding the element. The information has, in such case, been replaced by a short explanation of the element preceded by the words “Not applicable.”

SECTION A – INTRODUCTION AND WARNINGS

A.1	Introduction and warnings

This summary should be read as an introduction to the Offer Document. Any decision to invest in the securities should be based on consideration of the Offer Document as a whole by the investor. Where a claim relating to the information contained in the Offer Document is brought before a court, the plaintiff investor might, under the national legislation of the member states, have to bear the costs of translating the Offer Document before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of the Offer Document or it does not provide, when read together with the other parts of the Offer Document, key information in order to aid investors when considering whether to invest in such securities.

The Offer Document is a prospectus that has been approved and registered by the Swedish Financial Supervisory Authority (the “SFSA”) in accordance with the regulations in Chapter 2 of the Swedish Financial Instruments Trading Act (Sw. lagen (1991:980) om handel med finansiella instrument). The Offer Document also includes the required elements of an offer document, as set out in the Swedish Takeover Rules. The SFSA is not authorized to assess compliance with these rules. This information relates to Isconova AB and is set out in pages 105–115. The SFSA has therefore not reviewed and approved the information set out in pages 105–115, and said information should be considered as being in addition to the required contents of a prospectus.

A.2	Approvals	Not applicable. The Offer is not being marketed by any financial intermediary.

SECTION B – ISSUER

B.1	Legal and commercial name	Novavax, Inc.

B.2	Domicile, legal form, legislation and country of incorporation	Novavax, Inc. is a stock corporation, incorporated in Delaware, U.S. Novavax, Inc. conducts its operations under U.S. laws.

B.3	Current operations and principal activities

Novavax is a clinical-stage biopharmaceutical company focused on developing recombinant protein nanoparticle vaccines to address a broad range of infectious diseases. Novavax’ technology platform is based on proprietary recombinant vaccine technology that includes virus-like particles (VLPs) and recombinant protein micelle vaccines. Novavax’ vaccine candidates are genetically engineered three-dimensional nanostructures, which incorporate immunologically important recombinant proteins. Novavax’ product pipeline targets a variety of infectious diseases and its vaccine candidates are currently in or have completed clinical trials that target seasonal influenza, pandemic (H5N1) influenza, and respiratory syncytial virus (RSV).

Novavax operates primarily in the U.S. market.

2     Offer to Shareholders and Warrant holders in Isconova AB (publ)

Summary

B.4a	Recent trends in the industry	The biopharmaceutical industry and the vaccine market are intensely competitive and are characterized by rapid technological progress. Novavax technology is based upon utilizing a baculovirus expression system in insect cells to make VLPs and recombinant protein micelle vaccines. Novavax believes this system offers many advantages when compared to other technologies and is uniquely suited for developing seasonal and pandemic influenza vaccines, as well as other infectious diseases, including its vaccine candidate against RSV. There are a number of companies developing and selling vaccines for seasonal and pandemic influenza employing historic vaccine technology, as well as new technologies.

B.5	Group structure	Not applicable. Novavax is not part of a company group.

B.6	Notifiable interests, different voting rights and controlling interests	The following table sets out information as of April 16, 2013.

	Shares of Common
	Stock Beneficially	Percent of Class
Name and Address of Beneficial Owner	Owned	Outstanding
FMR LLC
82 Devonshire St
Boston, MA 02109	18,872,588	12.5%

RA Capital Management, LLC
20 Park Plaza, Suite 1200
Boston, MA 02116	14,411,748	9.5%

Satellite Overseas (Holdings) Limited
c/o Barleigh Wells Limited
7 Hill Street,
Douglas, Isle of Man
United Kingdom IM1 1EF	12,500,000	8.3%

BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	8,326,166	5.5%

Directors, Nominees and Executive Officers
Richard H. Douglas, Ph.D.	220,000	*
Gary C. Evans	781,558	*
John O. Marsh, Jr., J.D.	201,000	*
Michael A. McManus, Jr., J.D.	251,385	*
Rajiv I. Modi, Ph.D.	12,500,000	8.3%
James F. Young, Ph.D.	615,000	*
Frederick W. Driscoll	422,500	*
Stanley C. Erck	670,500	*
Gregory Glenn, M.D.	331,833	*
Timothy J. Hahn, Ph.D.	137,500	*
Russell P. Wilson	118,750	*
All current directors and executive officers as a group (11 persons)	16,250,026	10.6%
* less than 1%

Offer to Shareholders and Warrant holders in Isconova AB (publ)     3

Summary

B.7	Selected historical financial information	The following table sets forth the selected historical financial data of Novavax for the three months ended March 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2012.

	For the
	Three Months
	Ended and as of March		For the Years Ended
	31, (unaudited)		and as of December 31
	2013	2012	2012	2011	2010
(in thousands, except per share amounts)
Statements of Operations Data:
Revenue	$3,833	$4,642	$22,076	$14,688	$343
Loss from continuing operations	(9,996)	(7,336)	(28,507)	(19,364)	(35,708)
Income from discontinued operations	=	=	=	=	=
Net loss	$(9,996)	$(7,336)	$(28,507)	$(19,364)	$(35,708)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.07)	$(0.06)	$(0.22)	$(0.17)	$(0.34)
Income per share from discontinued operations	=	=	=	=	=
Basic and diluted net loss per share	$(0.07)	$(0.06)	$(0.22)	$(0.17)	$(0.34)
Weighted average shares used in computing basic and diluted net loss per share	148,448	120,558	131,726	113,610	104,768

Balance Sheet Data:
Cash and investments1)	$45,396	$20,720	$50,344	$18,309	$31,676
Total current assets	51,722	26,442	50,408	26,109	33,337
Working capital2)	42,469	18,601	38,733	18,530	23,071
Total assets	98,704	68,637	102,345	66,576	74,844
Long-term debt, less current portion	1,512	400	990	300	320
Accumulated deficit	(368,159)	(336,992)	(358,163)	(329,656)	(310,292)
Total stockholders’ equity	77,568	54,324	80,240	53,849	59,050

1)	Includes non-current investments of $1,117 and $6,233 at March 31, 2013 and December 31, 2012, respectively.
2)	Working capital is computed as the excess of current assets over current liabilities.

There have not been any significant changes in Novavax’ financial position or operating result during or after the period covered by the historical financial statements.

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Summary

B.8	Selected pro forma financial information

Summary Unaudited Pro Forma Condensed Combined Financial Data

The Unaudited Pro Forma Condensed Combined Statements of Operations (pro forma statements of operations) combine the historical statements of operations of Novavax and Isconova for the three months ended March 31, 2013 and the year ended December 31, 2012 and gives pro forma effect to the combination as if it had been completed as of the beginning of each period. The Unaudited Pro Forma Condensed Combined Balance Sheet (pro forma balance sheet) combines the historical balance sheets of Novavax and Isconova as of March 31, 2013 and gives pro forma effect to the combination as if it had been completed on March 31, 2013. This information has been prepared under accounting principles generally accepted in the United States of America (U.S. GAAP).

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of results of operations and financial position that would have been achieved had the entities been combined on the dates indicated during the periods presented, or the future consolidated results of operations or financial position of the combined company. Future results may vary significantly from the results reflected because of various factors, including those in the Section titled Risk Factors beginning on page 22.

	Three Months	Year Ended
	Ended March 31, 2013	December 31, 2012
(in thousands, except per share data)
Pro Forma Condensed Combined Statements of Operation Data:
Total revenue	$4,934	$24,808
Operating loss	(11,334)	(35,472)
Net loss	(11,342)	(34,595)
Basic and diluted net loss per share	(0.07)	(0.23)
Basic and diluted weighted average number of common shares	164,121	147,399

Pro Forma Condensed Combined Balance Sheet Data:
Cash and investments	$50,754
Total current assets	59,214
Working capital1)	44,743
Total assets	132,555
Long-term debt, less current portion	1,713
Accumulated deficit	(370,906)
Total stockholders’ equity	104,442
1) Working capital is computed as the excess of current assets over current liabilities.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     5

Summary

B.8	Selected pro forma financial information, continued

Comparative Per Share Data (unaudited)

The following table sets forth certain historical and unaudited pro forma combined and pro forma equivalent financial information. The unaudited pro forma combined and pro forma equivalent basic and diluted net loss per share data assumes that the Offer was completed at the beginning of the respective periods. The Isconova pro forma equivalent data was calculated by multiplying the corresponding combined company unaudited pro forma data by an exchange ratio of 1.2388.

The unaudited pro forma combined and pro forma equivalent basic and diluted net loss per share data for the year ended December 31, 2012 was prepared based on the audited financial statements for Novavax and Isconova for the year ended December 31, 2012.

The unaudited pro forma combined and pro forma equivalent basic and diluted net loss per share data for the three months ended March 31, 2013 was prepared based on the unaudited condensed financial statements for Novavax and Isconova for the three months ended March 31, 2013. The pro forma combined and pro forma equivalent net book value per share data as of March 31, 2013 was prepared based on the unaudited balance sheet of Novavax and Isconova as of March 31, 2013.

				Unaudited
			Unaudited	Pro Forma
	Novavax	Isconova	Pro Forma	Isconova
	Historical	Historical	Combined1)	Equivalent2)
Per share information for the three months ended March 31, 2013:
Basic and diluted net loss per share	$(0.07)	$(0.10)	$(0.07)	$(0.09)
Book value per share3)	$0.51	$0.35	$0.63	$0.78
Cash dividends4)	$–	$–	$–	$–

Per share information for the year ended December 31, 2012:
Basic and diluted net loss per share	$(0.22)	$(1.15)	$(0.23)	$(0.29)
Book value per share3)	$0.54	$0.45	N/A	N/A
Cash dividends4)	$–	$–	$–	$–

1)	Pro forma combined basic and diluted net loss per share is computed by dividing pro forma combined net loss by the weighted average pro forma number of shares outstanding during the periods presented. Pro forma combined book value per share is computed by dividing pro forma book value by the pro forma number of shares outstanding during the periods presented.
2)	Isconova pro forma equivalent amounts are calculated by multiplying pro forma combined per share amounts by the exchange ratio of 1.2388.
3)	Book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding.
4)	Novavax and Isconova have not paid dividends in the historical periods presented.

B.9	Profit forecasts	Not applicable. Novavax has not made any profit forecasts.

B.10	Audit report qualifications	Not applicable. The audit reports have not been qualified.

B.11	Working capital	Novavax believes it has adequate capital resources available to operate at planned levels for at least the next 12 months.

6     Offer to Shareholders and Warrant holders in Isconova AB (publ)

Summary

SECTION C – SECURITIES

C.1	Securities being offered	Novavax is offering shares of its common stock, $0.01 par value.

C.2	Currency	The Novavax shares are denominated in U.S. dollars (USD).

C.3	Number of issued shares and par value	The authorized capital stock of Novavax consists of 300,000,000 shares of common stock, $0.01 par value and 2,000,000 shares of preferred stock, $0.01 par value.

As of April 30, 2013, there were 152,464,007 shares of common stock outstanding and no shares of preferred stock outstanding.

C.4	Rights attached to the securities	Holders of Novavax common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Novavax common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Novavax has not paid any dividends to date.

Upon the liquidation, dissolution, or winding up of Novavax, the holders of Novavax common stock are entitled to receive ratably the net assets of Novavax available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock.

C.5	Transferability restrictions	Not applicable. The Novavax shares are freely transferable.

C.6	Admission to trading on a regulated market	The shares in Novavax are listed on NASDAQ Global Select Market (ticker: NVAX).

C.7	Dividend policy	Novavax has never paid cash dividends on its common stock. Novavax currently anticipates that it will retain all of its earnings for use in the development of its business and does not anticipate paying any cash dividends in the foreseeable future.

SECTION D – RISKS

D.1	Key risks specific to the issuer and its industry	An acceptance of the Offer and an investment in the shares of the combined business of Novavax and Isconova (the “Combined Group”) is associated with risks relating to the Combined Group’s operations.
These risks include but are not limited to:

•	Novavax having a history of losses; Novavax has a history of losses and expects its costs to increase going forward. It is not certain that future increased sales, licensing fees et cetera will generate sufficient revenue to finance Novavax’ operations. Novavax cannot predict, when, if ever, it will be profitable;
•	Novavax has limited financial resources; therefore, it is not certain that Novavax will be able to maintain its current level of operations or be able to fund the development of its vaccine candidates;
•	Capital and credit market conditions; current and future uncertainty in the capital and credit markets may adversely affect Novavax’ ability to obtain funding on reasonable terms, if at all, and absence of such funding may have a material adverse effect on Novavax’ business;
•	Novavax may not be able to fund, develop, commercialize, manufacture and market its research programs and products; such failure(s) could lead to loss of revenue;
•	Novavax may not be able to procure or maintain the governmental approvals required in order to manufacture and sell its products; failure to procure such approvals in relevant markets could lead to loss of revenue;
•	Even if Novavax is able to develop and obtain required approvals in respect of its products, there is no guarantee that such products will be accepted by the market; such lack of acceptance could lead to loss of revenue;

Offer to Shareholders and Warrant holders in Isconova AB (publ)     7

Summary

D.1	Key risks specific to the issuer and its industry, continued	•	Even if regulatory approval is received for Novavax’ vaccine candidates, the later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market, which could lead inter alia to loss of reputation and loss of revenue;
		•	Because Novavax is subject to environmental, health and safety laws, it may be unable to conduct its business in the most advantageous manner, and such laws can entail that Novavax is required to incur expenses to ensure compliance, or to restrict its operations, which could lead to loss of revenue or entail that Novavax incurs liability against employees or third parties;
		•	Novavax’ collaborations with regional partners and international providers exposes it to risks related to non-U.S. markets and laws, including without limitation regulatory risks, exchange rate exposure, political or economic instability and reduced protection of intellectual property rights;
		•	Novavax’ success depends on its ability to maintain the proprietary nature of its technology; costs to maintain and defend such rights, can be costly and situations may arise where Novavax needs to license products from third parties at terms which are commercially or legally unfavorable. Changes in patent laws or interpretation of patent laws may lead to that Novavax’ competitors are able to develop and commercialize Novavax’ discoveries, which could lead to loss of revenue. Further, Novavax’ potential infringement or alleged infringement of the rights of other parties, can adversely affect Novavax’ business, financial condition and results of operations;
		•	Competition; Many of Novavax’ competitors have significantly greater resources and experience, which may negatively impact Novavax’ commercial opportunities, increase its costs or reduce its earnings;
		•	Novavax may be unable to attract or retain key management or other personnel; such failure may result in delay in product development, which in turn may lead to lost business opportunities or reduced earnings;
		•	This Offer involves the integration of two companies based in different countries that currently operate independently. As such, Novavax may not be able to successfully integrate its business with the business of Isconova. The failure to successfully integrate the two businesses’ operations could adversely affect Novavax’ business, financial condition and results of operations;
		•	Isconova adjuvants, including Matrix-M, may prove to have limited or no benefit to Novavax’ vaccine development programs. Novavax cannot guarantee that Matrix-M, or any other of Isconova’s saponin-based adjuvants, will offer immunogenic benefits to any of its vaccine programs until such adjuvants are tested in clinical trials;
		•	Novavax is not able to guarantee that cost savings from operational efficiencies will be realized within the time periods contemplated or that they will be realized at all. Novavax is not able to guarantee that the combination of Novavax and Isconova will result in the realization of the full benefits;
		•	Novavax may have product liability exposure; Novavax maintains product liability insurance coverage but such coverage is costly and Novavax may not at all times be able to maintain coverage at a reasonable cost. Product liability claims may inter alia result in decreased demand for Novavax’ products and impaired reputation, costs of litigation and awards to claimants, loss of revenue and potentially an inability to commercialize Novavax’ products.

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Summary

D.3	Key risks specific to the securities	An acceptance of the Offer and an investment in the Combined Group’s shares is associated with risks relating to the Novavax securities. These risks include but are not limited to:

•	The risk that the Offer is not completed or turns out unsuccessful, which may have a negative impact on the value of the shares in Novavax and/or Isconova;
•	The risk that the integration of the two companies is unsuccessful;
•	The risk that the costs relating to the Offer limit Novavax’ financial resources;
•	Market volatility; there is a risk that the Combined Group’s shares will fluctuate in the future, even as a result of events that do not specifically relate to the Combined Group. These fluctuations may cause the market price of shares in Novavax to be lower or more volatile than expected;
•	Market liquidity; there is a risk that limited liquidity will require us to seek additional funds through public or private equty or debt financings, which could have a material adverse effect on the price of the Combind Group’s common stock;
•	Dilution; there is a risk that the Combined Group will raise additional funds through future offerings of shares of its common stock or other securities. Such offerings would cause dilution of shareholders’ percentage ownership in the Combined Group;
•	Novavax plans to retain all of its earnings for use in development of its business. The Combined Group, therefore, does not anticipate paying any cash dividends in the foreseeable future.

SECTION E – OFFER

E.1	Net proceeds and expenses

Assuming that all holders of shares and warrants tender such instruments in the Offer and that all holders of stock options accept the private offer to waive their rights under their stock options, 15,672,591 shares in Novavax will be issued in consideration for the shares and the stock options and SEK 140,277 will be paid in the aggregate as consideration for the 2005-I warrants and 2005-II warrants, corresponding to a total offer value of approx. USD 29.6 million (corresponding to approx. SEK 195.7 million).

Novavax estimates that its costs for this transaction will be approximately $1.8 million. Isconova estimates that it will incur transaction expenses of approximately $1.0 million. Transaction expenses include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction.

E.2a	Reasons for the Offer and use of proceeds

In reaching its decision to pursue a combination with Isconova, Novavax’ board of directors consulted with senior management and its financial and legal advisors and considered a number of material factors, set forth below. Novavax’ management believes that a combination with Isconova represents an opportunity to increase value for the stockholders of Novavax.

In reaching its conclusion to approve the Offer, Novavax’ board of directors considered the following factors, which were all material factors generally supporting its decision to approve the terms of the Offer: (i) the complementary adjuvant technology to Novavax’ existing business plans; (ii) a wide-variety of Novavax vaccine candidates anticipate adjuvant use; (iii) the full economics of an adjuvanted vaccine would be retained by Novavax; (iv) Novavax would control full development and production of its vaccine candidates; (v) Novavax would avoid the need to license worldwide rights to multiple indications; (vi) the structure of the Offer, the terms of the transaction including the exchange ratio, the dilution effects on common stockholders of Novavax, the irrevocable undertakings and expected capital structure of the combined business caused the board to conclude that the transaction was likely to be consummated, and that Novavax stockholders would benefit from the combination; and (vii) the historical and current market prices of Novavax common stock and Isconova shares, which provided a baseline for the board to evaluate whether the value to be paid for Isconova was reasonable in light of the board’s judgment of the potential benefits from the combination.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     9

Summary

E.2a	Reasons for the Offer and use of proceeds, continued	The board of directors of Isconova (the “Isconova Board”) issued a public statement on June 4, 2013 that was based on an assessment of a number of factors that the Isconova Board has considered relevant to the evaluation of Novavax’ offer, including, but not limited to, Isconova’s present position, the expected future development of Isconova, the future financing requirements for maintaining Isconova’s activities, and possibilities and risks in relation thereto.

The Isconova Board sees a strong strategic rationale for the combination of Isconova and Novavax. The transaction brings together Isconova’s strong platform of commercially validated vaccine adjuvants with Novavax’ proven vaccine technology and candidate portfolio, including several vaccines in human clinical trials. The companies also have highly complementary expertise in all aspects of vaccine discovery, development and manufacturing and will benefit from a presence in both human and animal health segments. The Isconova Board believes that the transaction represents a logical step in Isconova’s stated strategy to seek to maximize the value of its vaccine adjuvant Matrix platform in high value human indications.

The combined company is expected to have a strong financial position to support the future development of its project portfolio. Furthermore, the Isconova Board notes the higher trading liquidity of the Novavax share compared to the Isconova share, which the Isconova Board believes will benefit Isconova shareholders who will receive Novavax stock.

E.3	Terms and conditions of the Offer

Under the terms of the Offer,

•     Novavax offers 1.2388 shares of its common stock for each share in Isconova; and

•     Novavax offers SEK 0.74 for each 2005-I warrant and SEK 3.78 for each 2005-II warrant in Isconova.1)

No commission or brokerage fees will be levied on holders of shares and warrants that tender such instruments in the Offer. To the extent holders of shares in Isconova are entitled to receive fractions of shares in Novavax, such fractions of shares will be sold commission free by Pareto Öhman AB (“Pareto Öhman”) on a best efforts basis on behalf of such holders, and the proceeds will be paid in SEK to the eligible parties in lieu thereof.

The shares issued by Novavax as consideration in the Offer cannot be received by holders of shares in Isconova who have their shares registered on a Securities Account (Sw. VP-konto) with Euroclear Sweden AB. Such holders who tender their shares in the Offer may elect to open a custody account (Sw. värdepappersdepå) for purposes of receiving the Offer consideration, which is notified to Novavax, when the shares are tendered in the Offer. Alternatively, such holders may elect that the Novavax shares received as consideration shall be sold commission free by Pareto Öhman on a best efforts basis on behalf of such holders, and the proceeds will be paid in SEK to the eligible parties. Also holders of shares in Isconova with custody accounts with a bank or stock broker will be able to sell such number shares of Novavax that equals no more than 10,000 shares in Isconova by using such commission free selling facility.

Holders of shares in Isconova who hold such instruments in a custody account do not need to take any specific measures, other than follow instructions from their nominee with respect to acceptance of the Offer, as they should be able to receive the Novavax shares directly on their custody accounts.

E.4	Interests material to the Offer	Not applicable. There are no material conflicts of interests that are associated with the Offer.

E.5	Seller of the security and lock-up agreements	Not applicable. The Offer relates to shares issued by Novavax.

1)	The consideration offered for the warrants was calculated based on a Black-Scholes valuation that assumes a current spot price derived using the exchange ratio of 1.2388 multiplied by the 15-trading day VWAP of Novavax up to and including 3 June 2013 and based on an SEK/USD exchange rate of 6.6023. There are in total 11,122 outstanding 2005-I warrants and 34,935 outstanding 2005-II warrants.

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Summary

E.6	Dilution	The Offer is expected to result in Novavax’ present shareholders holding 91.1 percent of the combined entity, and Isconova’s present shareholders holding 8.9 percent of the combined entity, based on the number of issued shares in each company at full dilution (including outstanding and vested stock options and warrants as of March 31, 2013).

E.7	Expenses charged to the investor	No commission or brokerage fees will be levied on shareholders or warrant holders that tender such instruments in the Offer.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     11

Summary

AVSNITT A – INTRODUKTION OCH VARNINGAR

A.1	Introduktion och varningar

Denna sammanfattning bör betraktas som en introduktion till Erbjudandehandlingen. Varje beslut om att investera i värdepappren ska baseras på en bedömning av Erbjudandehandlingen i dess helhet från investerarens sida. Om yrkande avseende uppgifterna i Erbjudandehandlingen anförs vid domstol, kan den investerare som är kärande i enlighet med medlemsstaternas nationella lagstiftning bli tvungen att svara för kostnaderna för översättning av Erbjudandehandlingen innan de rättsliga förfarandena inleds. Civilrättsligt ansvar kan endast åläggas de personer som lagt fram sammanfattningen, inklusive översättningar därav, men endast om sammanfattningen är vilseledande, felaktig eller oförenlig med de andra delarna av Erbjudandehandlingen eller om den inte, tillsammans med andra delar av Erbjudandehandlingen, ger nyckelinformation för att hjälpa investerare när de överväger att investera i sådana värdepapper.

Prospektet utgör dels ett prospekt som har godkänts av Finansinspektionen i enlighet med 2 kap. lagen (1991:980) om handel med finansiella instrument, dels en erbjudandehandling upprättad enligt reglerna rörande offentliga uppköpserbjudanden avseende aktier i svenska aktiebolag vilkas aktier handlas på vissa handelsplattformar, utfärdade av Kollegiet för svensk bolagsstyrning den 27 mars 2012 (”Takeoverreglerna”). Finansinspektionen är inte behörig att bedöma detta dokuments förenlighet med Takeoverreglerna. Informationen hänförlig till Takeoverreglerna relaterar till Isconova, och återfinns på sidorna 105–115. Finansinspektionen har därför inte bedömt och godkänt informationen på sidan sidorna 105–115, och denna information ska anses vara tilläggsinformation i förhållande till det innehåll som krävs i ett prospekt. Med ”Erbjudandehandlingen” avses detta kombinerade prospekt och erbjudandehandling.

A.2	Samtycke	Ej tillämplig. Erbjudandet marknadsförs inte av några finansiella mellanmän.

AVSNITT B – EMITTENT

B.1	Firma och handelsbeteckning	Novavax, Inc.

B.2	Säte, bolagsform, lagstiftning och land där bildandet ägde rum	Novavax, Inc. är ett aktiebolag med säte i Delaware, USA. Novavax, Inc. bedriver verksamhet under de lagar som gäller i USA.

B.3	Beskrivning av emittentens huvudsakliga verksamhet

Novavax är ett kliniskt biofarmaceutiskt bolag som är inriktat på att utveckla rekombinanta nanopartikelvaccin för att bekämpa ett brett spektrum av infektionssjukdomar. Novavax teknologiska plattform är baserad på en patenterad rekombinant vaccinteknologi som inkluderar virusliknande partiklar (VLP:er) och micellvacciner baserade på rekombinanta protein. Novavax vaccinkandidater är tredimensionella nanostrukturer framställda genom genteknik, vilka införlivar immunologiskt viktiga rekombinanta protein. Novavax projektportfölj riktar in sig mot infektionssjukdomar och bolagets vaccinkandidater är för närvarande i kliniska prövningar mot säsongsinfluensa, pandemisk (H5N1) influensa, och respiratoriskt syncytialvirus (RS-virus).

Novavax är huvudsakligen verksamt på USA-marknaden.

B.4a	Trender	Den biofarmaceutiska branschen och vaccinmarknaden är starkt konkurrensutsatt och karaktäriseras av en snabb teknologisk utvecklig. Novavax teknologi baseras på användandet av ett system med baculovirusuttryck i insektsceller för att skapa VLP:er och micellvacciner baserade på rekombinanta proteiner. Novavax tror att detta system erbjuder många fördelar jämfört med andra teknologier och att det är unikt anpassat för utveckling av vaccin mot säsongsinfluensa och pandemisk influensa, liksom andra infektionssjukdomar, såsom RSV. Det finns ett antal företag som utvecklar och säljer vaccin mot säsongsinfluensa och pandemisk influensa genom att använda etablerade såväl som nya teknologier.

B.5	Koncernstruktur	Ej tillämplig. Novavax är inte del av någon koncern.

12     Offer to Shareholders and Warrant holders in Isconova AB (publ)

Summary

B.6	Anmälningspliktiga innehav, olika röststyrka och kontroll av bolaget	Tabellen nedan visar innehav per den 16 april 2013

		Procentandel
		av utestående
Namn och adress till ägare	Antal aktier	aktier
FMR LLC
82 Devonshire St
Boston, MA 02109	18 872 588	12,5%

RA Capital Management, LLC
20 Park Plaza, Suite 1200
Boston, MA 02116	14 411 748	9,5%

Satellite Overseas (Holdings) Limited
c/o Barleigh Wells Limited
7 Hill Street,
Douglas, Isle of Man
United Kingdom IM1 1EF	12 500 000	8,3%

BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	8 326 166	5,5%

Styrelseledamöter och ledande befattningshavare
Richard H. Douglas, Ph.D.	220 000	*
Gary C. Evans	781 558	*
John O. Marsh, Jr., J.D.	201 000	*
Michael A. McManus, Jr., J.D.	251 385	*
Rajiv I. Modi, Ph.D.	12 500 000	8,3%
James F. Young, Ph.D.	615 000	*
Frederick W. Driscoll	422 500	*
Stanley C. Erck	670 500	*
Gregory Glenn, M.D.	331 833	*
Timothy J. Hahn, Ph.D.	137 500	*
Russell P. Wilson	118 750	*
Alla styrelseledamöter och ledande befattningshavare	16 250 026	10,6%
* Innehav under 1%

Offer to Shareholders and Warrant holders in Isconova AB (publ)     13

Summary

B.7	Utvald historisk finansiell information	Nedanstående tabell visar utvald historisk finansiell data för Novavax för de tre månaderna fram till och med den 31 mars 2013 respektive 2012 och för varje år i den treårsperiod som tog slut den 31 december 2012.

1 jan – 31 mars,
	(oreviderat)		1 jan – 31 december,
	2013	2012	2012	2011	2010
(belopp i tusental, förutom data per aktie)
Resultaträkning:
Intäkter	$3 833	$4 642	$22 076	$14 688	$343
Förluster i löpande verksamhet	(9 996)	(7 336)	(28 507)	(19 364)	(35 708)
Resultat från avvecklade verksamheter	=	=	=	=	=
Nettoförlust	$(9 996)	$(7 336)	$(28 507)	$(19 364)	$(35 708)

Resultat per aktie före och efter utspädning
Förluster per aktie i löpande verksamhet	$(0,07)	$(0,06)	$(0,22)	$(0,17)	$(0,34)
Resultat per aktie från avvecklad verksamhet	=	=	=	=	=
Resultat per aktie före och efter utspädning	$(0,07)	$(0,06)	$(0,22)	$(0,17)	$(0,34)
Viktat antal aktier som används vid beräkningen av resultat per aktie före och efter utspädning	148 448	120 558	131 726	113 610	104 768

Balansräkning:
Kassa och investeringar1)	$45 396	$20 720	$50 344	$18 309	$31 676
Summa omsättningstillgångar	51 722	26 442	50 408	26 109	33 337
Rörelsekapital2)	42 469	18 601	38 733	18 530	23 071
Summa tillgångar	98 704	68 637	102 345	66 576	74 844
Långfristiga skulder, exklusive kortfristig skuld	1 512	400	990	300	320
Ackumulerat underskott	(368 159)	(336 992)	(358 163)	(329 656)	(310 292)
Summa eget kapital	77 568	54 324	80 240	53 849	59 050

1) Inkluderar långfristiga investeringar om 1,117 USD respektive 6,233 USD per den 31 mars 2013 och 31 december 2012.
2) Rörelsekapitalet beräknas som summan av omsättningstillgångar dividerat med kortfristiga skulder.

Det har inte skett några väsentliga förändringar i Novavax finansiella situation och rörelseresultat under eller efter den period som den historiska finansiella informationen omfattar.

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Summary

B.8	Utvald proformaredovisning	Översiktlig konsoliderad proformaredovisning (oreviderad)

Den oreviderade översiktliga konsoliderade proformaredovisningen (proformaverksamhetsredovisningen) beaktar de historiska redovisningarna för Novavax och Isconova för de tre månader som avslutades den 31 mars 2013 och året som slutade den 31 december 2012 och visar proformaeffekterna av sammanslagningen som om den varit genomförd i början av respektive period. Den oreviderade översiktliga konsoliderade pro formabalansräkningen (proformabalansräkningen) beaktar de historiska balansräkningarna för Novavax och Isconova per den 31 mars 2013 och visar proformaeffekterna av sammanslagningen som om den varit genomförd per den 31 mars 2013. Denna information har upprättats i enlighet med redovisningsprinciper accepterade i USA (U.S. GAAP).

Proformaredovisningen har endast presenterats i ett illustrativt syfte och är inte nödvändigtvis indikativ för verksamhetens resultat och finansiella ställning om bolagen hade slagits samman per angivet datum under de angivna perioderna eller för framtida resultatet av koncernens verksamhet och finansiella ställning i det sammanslagna bolaget.

	1 jan – 31 mars, 2013	1 jan – 31 dec 2012

(i tusental, förutom data per aktie)

Konsoliderad proformaresultaträkning i sammandrag:
Total omsättning	$4 934	$24 808
Rörelseförlust	(11 334)	(35 472)
Nettoförlust	(11 342)	(34 595)
Resultat per aktie före och efter utspädning	(0,07)	(0,23)
Vägt medelantal utestående aktier under perioden före och efter utspädning	164 121	147 399

Konsoliderad proformabalansräkning i sammandrag:
Kassa och investeringar	$50 754
Summa omsättningstillgångar	59 214
Rörelsekapital1)	44 743
Summa tillgångar	132 555
Långfristiga skulder exklusive avsättningar	1 713
Ackumulerat underskott	(370 906)
Summa eget kapital	104 442

1) Rörelsekapital beräknas som överskottet av omsättningstillgångar efter avdrag för kortfristiga skulder.

Offer to Shareholders and Warrant holders in Isconova AB (publ) 15

Summary

B.8	Utvald proformaredovisning, forts.

Jämförande information per aktie (oreviderad)

Följande tabell beskriver viss historisk oreviderad proformakonsoliderad och proformaliknande finansiell information. Det oreviderade proformakonsoliderade och proformaliknande resultatet per aktie före och efter utspädning baseras på antagandet att Erbjudandet fullföljts i början av respektive period. Isconovas proformaliknande information är beräknad genom att multiplicera motsvarande oreviderade proforma information för det samanslagna bolaget med ett utbytesförhållande om 1.2388.

Det oreviderade proformakonsoliderade och proformaliknande resultatet per aktie före och efter utspädning för året som avslutades den 31 december 2012 har tagits fram baserat på de reviderade årsboksluten för Novavax och Isconova för året som slutade den 31 december 2012.

Det oreviderade proformakonsoliderade och proformaliknande resultatet per aktie före och efter utspädning för de tre månader som avslutades den 31 mars 2013 har tagits fram baserat på de oreviderade delårsrapporterna för Novavax och Isconova för de tre månader som avslutades den 31 mars 2013. Det proformakonsoliderade och proformaliknande eget kapital per aktie per den 31 mars 2013 har tagits fram baserat på de oreviderade balansräkningarna för Novavax och Isconova per den 31 mars 2013.

				Oreviderad
			Oreviderad	Proforma
	Novavax	Isconova	Proforma	Isconova
	Historiskt	Historiskt	Kombinerat1)	Jämförande2)

Information per aktie för tremånads-perioden som avslutades den 31 mars 2013

Resultat per aktie före och efter utspädning	$(0,07)	$(0,10)	$(0,07)	$(0,09)
Eget kapital per aktie3)	$0,51	$0,35	$0,63	$0,78
Utdelningar4)	$–	$–	$–	$–

Data per aktie för året som avslutades den 31 december 2012

Resultat per aktie före och efter utspädning	$(0,22)	$(1,15)	$(0,23)	$(0,29)
Eget kapital per aktie3)	$0,54	$0,45	N/A	N/A
Utdelningar4)	$–	$–	$–	$–

1)	Proformakonsoliderat resultat per aktie före och efter utspädning är beräknat genom att dividera den proformakonsoliderade nettoförlusten med det volymvägda genomsnittliga utestående antalet aktier proforma under de angivna perioderna.

2)	Isconovas proformaliknande värde är beräknat genom att multiplicera proformakonsoliderat värde med ett utbytesförhållande om 1.2388.

3)	Eget kapital per aktie är beräknat genom att dividera eget kapital med antalet utestående aktier.

4)	Novavax och Isconova har inte lämnat någon utdelning under de angivna perioderna.

B.9	Resultatprognos	Ej tillämplig. Novavax har inte gjort några resultatprognoser.

B.10	Revisionsanmärkning	Ej tillämplig. Revisionsutlåtandena har inte innehållit anmärkningar.

B.11	Rörelsekapital	Det är Novavax uppfattning att Novavax har tillräckligt rörelsekapital för att bedriva verksamhet på planerade nivåer under de kommande 12 månaderna.

16 Offer to Shareholders and Warrant holders in Isconova AB (publ)

Summary

AVSNITT C – VÄRDEPAPPER

C.1	Värdepapper som erbjuds	Novavax erbjuder stamaktier i Novavax med 0.01 USD i nominellt värde.

C.2	Valuta	Novavax-aktierna är denominerade i USA-dollar (USD).

C.3	Antal emitterade aktier och nominellt värde per aktie	Novavax fastställda aktiekapital består av 300 000 000 stamaktier med 0.01 USD i nominellt värde per aktie och 2 000 000 preferensaktier med 0.01 USD i nominellt värde per aktie.

Per den 30 april 2013 fanns 152 464 007 utestående stamaktier och inga utestående preferensaktier.

C.4	Rättigheter som sammanhänger med värdepappren	Stamaktieägare i Novavax är berättigade till en röst per aktie i alla frågor där aktieägarna har rätt att rösta och har inte kumulativ rösträtt.

     Innehavare av Novavax stamaktier är proportionellt berättigade till sådan utdelning, om någon, som enligt lag kan beslutas av bolagets styrelse, med förbehåll för preferensaktieägares eventuella företrädesrätt till utdelning. Novavax har till dags dato inte betalat någon utdelning.

Vid likvidation, upplösning eller avveckling av Novavax, är stamaktieägarna berättigade, i proportion till sitt innehav, till de kvarvarande nettotillgångarna efter betalning av alla skulder och med förbehåll preferensaktieägarnas rättigheter.

C.5	Inskränkningar i överlåtbarheten	Ej tillämpligt. Novavax-aktierna är fritt överlåtbara.

C.6	Upptagande till handel på en reglerad marknad	Novavax stamaktier är upptagna till handel på NASDAQ Global Select Market (ticker: NVAX).

C.7	Utdelningspolicy	Novavax har aldrig betalat kontant utdelning på sina stamaktier. Novavax räknar för närvarande med att behålla alla vinster för återinvestering i verksamheten och planerar inte att lämna några utdelningar inom en överskådlig framtid.

AVSNITT D – RISKER

D.1	Huvudsakliga risker som är specifika för emittenten och branschen	En accept av Erbjudandet och en investering i stamaktierna i Novavax och Isconovas sammanslagna verksamhet (”Den Nya Koncernen”) är förknippat med risker hänförliga till Den Nya Koncernens verksamhet. Dessa risker inkluderar, men är inte begränsade till;

•	Novavax har historikt sett gått med förlust; Novavax har historiskt gått med förlust och förväntar att dess kostnader kommer att öka framöver. Det är inte säkert att ökad försäljning, licensavgifter etc i framtiden kommer att generera tillräckliga inkomster för att finansiera Novavax verksamhet. Novavax kan inte förutsäga när, om någonsin, bolaget kommer att vara lönsamt;

•	Novavax har begränsade finansiella resurser; det är därför inte säkert att Novavax kommer att kunna behålla sin nuvarande verksamhetsnivå eller kunna finansiera utvecklingen av vaccinkandidater;

•	Villkor på kapital- och kreditmarknaden; nuvarande och framtida osäkerhet på kredit- och kapitalmarknaderna kan negativt påverka Novavax förmåga att skaffa finansiering till rimliga villkor, om alls, och avsaknad av sådan finansiering kan ha en väsentlig negativ effekt på Novavax verksamhet;

•	Novavax kanske inte kommer att kunna finansiera, utveckla, kommersialisera, tillverka och marknadsföra sina forskningsprojekt och produkter, ett eller flera sådana misslyckanden kan leda till förlust av intäkter;

•	Novavax kanske inte kommer att kunna få eller behålla de tillstånd och godkännanden som krävs för att tillverka och sälja sina produkter; om bolaget inte får sådana tillstånd på relevanta marknader kan det leda till förlust av intäkter;

•	Även om Novavax lyckas utveckla och erhålla nödvändiga tillstånd för dess produkter finns det ingen garanti för att produkterna kommer att accepteras av marknaden; en sådan brist på acceptans kan leda till förlust av intäkter;

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Summary

D.1	Huvudsakliga risker som är specifika för emittenten och branschen, forts.	•	Även om Novavax vaccinkandidater godkänns av relevanta myndigheter, kan upptäkten av tidigare okända problem med en produkt, tillverkare eller anläggning medföra restriktioner, bland annat att produkten dras tillbaka från marknaden, vilket skulle kunna leda till bland annat förlust av anseende och förlust av intäkter;

•	Eftersom Novavax omfattas av lagstiftning om miljö, hälsa och säkerhet, kan bolaget bli oförmöget att bedriva sin verksamhet på det mest fördelaktiga sättet. Sådan lagstiftning kan medföra att Novavax ådrar sig kostnader för att säkerställa regelefterlevnad eller tvingas begränsa sin verksamhet, vilket kan leda till förlust av intäkter eller medföra att Novavax åläggs ansvar gentemot anställda eller tredje part;

•	Novavax samarbeten med regionala partners och internationella leverantörer exponerar bolaget för risker relaterade till andra marknader och lagar än de amerikanska. Det inkluderar legala risker, växelkursexponering, politisk och ekonomisk instabilitet och reducerat skydd av immateriella rättigheter;

•	Novavax framgång är beroende av bolagets möjligheter att behålla äganderätten till sin teknik. Kostnaderna för att behålla sådana rättigheter kan bli höga och situationer kan uppstå där Novavax måste licensiera produkter från tredje part på ekonomiskt och juridiskt oförmånliga villkor. Förändringar i patentlagar eller tolkningen av patentlagar kan leda till att Novavax konkurrenter kan utveckla och kommersialisera Novavax upptäckter, vilket kan leda till förlust av intäkter. Vidare kan Novavax potentiella eller påstådda intrång i andras patent negativt påverka Novavax affärsmässiga och finansiella situation och resultat;

•	Konkurrens; många av Novavax konkurrenter har betydligt större resurser och mer erfarenhet vilket kan påverka Novavax kommersiella möjligheter negativt samt öka bolagets kostnader och reducera dess intäkter;

•	Novavax kan få svårt att attrahera och behålla nyckelpersoner och annan personal; det kan leda till förseningar i produktutvecklingen vilket i sin tur kan leda till förlorade affärsmöjligheter och minskade intäkter;

•	Erbjudandet innebär att två fristående bolag med säte i olika länder går samman. Novavax kommer kanske inte att framgångsrikt kunna integrera sin affärsverksamhet med Isconovas. Om sammanslagningen av de två verksamheterna inte blir framgångsrik kan det påverka Novavax verksamhet, finansiella ställning och resultat negativt;

•	Isconovas adjuvanser, däribland Matrix-M, kan visa sig ha begränsad eller ingen effekt i Novavax vaccinutvecklingsprogram. Novavax kan inte garantera att Matrix-M, eller några av Isconovas andra saponinbaserade adjuvanser kommer att kunna ge några immunogeniska fördelar till något av Novavax vaccinprogram innan sådana adjuvanser har genomgått kliniska tester;

•	Novavax kan inte garantera att kostnadsbesparingar från effektivitetsvinster kommer att kunna realiseras inom de beräknade tidsperioderna eller att de kommer att ske alls. Novavax kan inte garantera att sammanslagningen av Novavax och Isconova kommer att innebära att alla fördelar med sammanslagningen realiseras;

•	Novavax kan bli föremål för produktansvar; Novavax har tecknat produktansvarsförsäkring men ett sådant försäkringsskydd är förenat med höga kostnader och Novavax kommer kanske inte att vid varje tidpunkt kunna upprätthålla försäkringsskydd till en rimlig kostnad. Rättsliga anspråk avseende produktansvar kan bland annat leda till minskad efterfrågan på Novavax produkter, skadat anseende, sina egna och kärandens rättegångskostnader och kostnader för ersättningar till motparter, intäktsbortfall och potentiella svårigheter att kommersialisera Novavax produkter.

18 Offer to Shareholders and Warrant holders in Isconova AB (publ)

Summary

D.3	Huvudsakliga risker som är specifika för värdepappren	Att acceptera Erbjudandet och investera i Den Nya Koncernens aktier är förknippat med risker relaterade till Novavax värdepapper. Dessa risker inkluderar men är inte begränsade till:

•	Risken att Erbjudandet inte fullföljs eller misslyckas, vilket kan ha negativ påverkan på aktierna i Novavax och/eller Isconova;

•	Risken att integrationen av de båda bolagen misslyckas;

•	Risken att kostnaderna till följd av Erbjudandet kan begränsa Novavax ekonomiska resurser.

•	Marknadsvolatilitet: Det finns en risk att Den Nya Koncernens aktier kommer att fluktuera i framtiden, också på grund av händselser som inte är specifikt hänförliga till Den Nya Koncernen. Dessa fluktuationer kan resultera i att marknadspriset på aktier i Novavax blir lägre eller mer volatilt än förväntat.

•	Likviditet i marknaden: Det finns en risk att begränsad likviditet kommer att kräva att Novavax tar in ytterligare medel antingen publikt eller icke-publikt kapital eller genom lånefinansiering vilket skulle kunna ha väsentligt negativ påverkan på priset på Den Nya Koncernens stamaktier.

•	Utspädning; det finns en risk att Den Nya Koncernen kommer att resa ytterligare kapital genom framtida offentliga erbjudanden av sina stamaktier eller andra värdepapper. Sådana erbjudanden kan leda till utspädning av aktieägarnas andelar i Den Nya Koncernen.

•	Novavax planerar att återinvestera alla vinster i verksamheten. Den Nya Koncernen planerar således inte att betala några utdelningar inom överskådlig framtid.

AVSNITT E – ERBJUDANDE

E.1	Emissionsbelopp och emissionskostnader	Förutsatt att samtliga innehavare av aktier och teckningsoptioner accepterar Erbjudandet och att samtliga innehavare av personaloptioner accepterar det privata erbjudandet att avstå från sina rättigheter enligt villkoren för personaloptionerna, kommer 15 672 591 aktier i Novavax att emitteras som ersättning för aktierna och personaloptionerna och 140 277 kronor kommer att betalas som ersättning för teckningsoptionerna av serie 2005-I och teckningsoptioner serie 2005-II, motsvarande ett totalt budvärde om cirka 29,6 miljoner USD (motsvarande cirka 195,7 miljoner kronor).

Novavax bedömer att dess kostnader för denna transaktion kommer att bli omkring 1,8 miljoner USD. Isconova bedömer att Erbjudandet kommer att medföra transaktionskostnader på cirka 1,0 miljoner USD för Isconova. Transaktionskostnader omfattar arvoden för tillhandahållna tjänster inom investment banking, juridik, redovisning, due diligence, skatt, värdering, tryckning och andra tjänster som är nödvändiga för att slutföra transaktionen.

E.2a	Motiv och användning av emissionslikviden	Inför sitt beslut att föreslå en sammanslagning med Isconova, har Novavax styrelse samrått med företagsledningen i Novavax och dess finansiella och legala rådgivare och övervägt ett antal betydelsefulla faktorer, som redovisas nedan. Novavax ledning bedömer att ett sammangående med Isconova innebär en möjlighet att öka värdet för aktieägarna i Novavax.

     Styrelsen har inför sitt beslut om villkoren för Erbjudandet övervägt följande faktorer vilka alla har bedömts varit väsentliga:

(i) Isconovas adjuvansteknik kompletterar Novavax befintliga affärsplaner; (ii) ett flertal av Novavax vaccinkandidater förutsätter användning av adjuvanser, (iii) Novavax skulle kunna erhålla samtliga intäkter från ett adjuvansbaserat vaccin; (iv) Novavax skulle kontrollera hela utvecklingen och produktionen av sina vaccinkandidater; (v) Novavax skulle inte behöva licensiera globala rättigheter till flera indikationer, (vi) Erbjudandets struktur, villkoren för transaktionen, inklusive utbytesförhållandet, utspädningseffekterna för stamaktieägare i Novavax, lämnade oåterkalleliga åtaganden och den förväntade kapitalstrukturen i den sammanslagna verksamheten fick styrelsen att dra slutsatsen att det var troligt att transaktionen skulle komma att fullbordas, och att Novavax aktieägare skulle gynnas av sammanslagningen; och (vii) det historiska och nuvarande marknadspriset på Novavax stamaktier och Isconovas aktier fungerade som utgångspunkt för styrelsen att utvärdera om det värde som skulle betalas för Isconova var rimligt mot bakgrund av styrelsens bedömning av de potentiella fördelarna med sammanslagningen.

Offer to Shareholders and Warrant holders in Isconova AB (publ) 19

Summary

E.2a	Motiv och användning av emissionslikviden, forts.	Styrelsen i Isconova publicerade den 4 juni 2013 ett offentligt uttalande vilket baserades på en rad faktorer som Isconovas styrelse ansett vara relevanta vid utvärderingen av Novavax erbjudande. Dessa inkluderar, men är inte begränsade till, Isconovas nuvarande ställning, Isconovas förväntade framtida utveckling, Isconovas framtida finansieringsbehov för upprätthållande av bolagets verksamhet, och därtill relaterade möjligheter och risker.

     Styrelsen ser en stark strategisk logik för kombinationen av Isconova och Novavax. Transaktionen sammanför Isconovas starka plattform för kommersiellt validerade vaccinadjuvanser med Novavax beprövade vaccinteknologi och kandidatportfölj, som omfattar flera vaccin i humana kliniska studier. Bolagen har också kompletterande expertis inom alla aspekter av forskning, utveckling samt produktion av vacciner och kommer att gynnas av en närvaro inom både human- och veterinärmedicin. Styrelsen bedömer att transaktionen utgör ett logiskt steg i Isconovas uttalade strategi att försöka maximera värdet av sin vaccinadjuvansplattform, Matrix, i humanindikationer med stora kommersiella värden.

Det sammanslagna bolaget förväntas ha en stark finansiell ställning för att stödja den framtida utvecklingen av projektportföljen. Vidare noterar styrelsen i Isconova den högre likviditeten i Novavax aktie jämfört med Isconovas aktie, vilken enligt styrelsen i Isconovas bedömning kommer att bli till fördel för de aktieägare i Isconova som erhåller aktier i Novavax.

E.3	Erbjudandets former	I enlighet med villkoren för Erbjudandet erbjuder Novavax
och villkor

•	1,2388 stamaktier i Novavax för varje aktie i Isconova; och

•	0,74 kronor för varje teckningsoption av serie 2005-I och 3,78 kronor för varje teckningsoption av serie 2005-II i Isconova.1)

Inget courtage kommer att utgå för de aktieägare och innehavare av teckningsoptioner som överlåter innehavda aktier och teckningsoptioner inom ramen för Erbjudandet. För det fall aktieägare i Isconova är berättigade att erhålla fraktioner av aktier i Novavax, kommer sådana fraktioner att säljas courtagefritt av Pareto Öhman AB (”Pareto Öhman”) efter bästa förmåga på uppdrag av innehavarna och försäljningslikviden utbetalas kontant i kronor till berättigade parter.

     Aktierna som emitteras av Novavax som vederlag i Erbjudandet kommer inte att kunna tas emot av aktieägare i Isconova som har sina aktier registrerade på VP-konto hos Euroclear Sweden AB. Sådana aktieägare som överlåter sina aktier inom ramen för Erbjudandet kan välja att öppna en värdepappersdepå i syfte att kunna motta vederlaget i Erbjudandet och i sådana fall ska uppgift om värdepappersdepå meddelas Novavax i samband med att Erbjudandet accepteras. Alternativt kan sådan aktieägare välja att de aktier i Novavax som erhålls ska säljas courtagefritt av Pareto Öhman efter bästa förmåga på uppdrag av aktieägaren, och att vederlaget som erhålls överförs i kronor till berättigade parter. Vidare har aktieägare i Isconova som har värdepappersdepå hos en bank eller fondkommissionär möjlighet att sälja högst 10 000 aktier i Novavax genom nämnda courtagefria försäljningsfacilitet.

Aktieägare i Isconova som har sina aktier på värdepappersdepå behöver inte vidta någon särskild åtgärd, annat än att följa instruktioner från sin förvaltare, eftersom de bör ha möjlighet att ta emot Novavax-aktier direkt på sina värdepappersdepåer.

E.4	Intressen av betydelse för Erbjudandet	Ej tillämplig. Det finns inga materiella intressekonflikter som är relaterade till Erbjudandet.

E.5	Säljare av värdepappren och avtal om lock-up	Ej tillämplig. Erbjudandet avser aktier som emitteras av Novavax.

1)	Vederlaget som erbjuds för teckningsoptionerna baseras på en värdering utförd enligt Black & Scholes optionsvärderingsmodell med antagandet om en gällande aktiekurs för Isconova-aktien beräknad utifrån en utbytesrelation om 1,2388 multiplicerad med Novavax-aktiens volymviktade genomsnittskurs under de senaste 15 handelsdagarna fram till och med den 3 juni 2013 och baserad på en SEK/USD växelkurs om 6,6023. Totalt finns 11 122 utestående teckningsoptioner av serie 2005-I och 34 935 utestående teckningsoptioner av serie 2005-II.

20 Offer to Shareholders and Warrant holders in Isconova AB (publ)

Summary

E.6	Utspädningseffekt	Erbjudandet förväntas resultera i att Novavax nuvarande aktieägare kommer att äga 91,1 procent av det sammanslagna bolaget, och Isconovas nuvarande aktieägare 8,9 procent av det sammanslagna bolaget, baserat på antalet emitterade aktier i respektive bolag vid full utspädning (inklusive utestående personaloptioner (oavsett om dessa enligt villkoren ännu inte berättigar till teckning av aktier) och teckningsoptioner per den 31 mars 2013).

E.7	Kostnader som åläggs investerare	Inga kostnader kommer att åläggas de aktieägare och innehavare av teckningsoptioner som överlåter innehavda aktier och teckningsoptioner inom ramen för Erbjudandet.

Offer to Shareholders and Warrant holders in Isconova AB (publ) 21

Risk factors

An acceptance of the Offer and an investment in the Combined Group’s shares involve risk-taking. Shareholders in Isconova should carefully consider the risks described below, as well as all other information in the Offer Document, before a decision is made to accept the Offer and thereby obtain Novavax shares. The order in which the risks are presented is not aimed at giving any indication of the likelihood that they will materialize, their scope or their significance. If any of the following risks should materialize in whole or in part, the Combined Group’s operations, financial situation, result, liquidity and/or future prospects may be negatively affected. In such event, the value of the shares may decline and shareholders may lose all or parts of their investment. Other risks, which Novavax at present has no knowledge of, may also have a negative effect on the share value. This Offer Document also contains forward-looking statements which are dependent on future events, risks and insecurities. As a result of multiple factors, among them the risks described below and in other places of the Offer Document, the actual results may deviate significantly from the expected result, based on the forward-looking statements, see section “Important information” – “Forward-looking statements”.

KEY RISKS SPECIFIC TO NOVAVAX, ISCONOVA AND THE INDUSTRY

Novavax may not be able to successfully integrate its business with the business of Isconova.

This transaction involves the integration of two companies based in different countries that currently operate independently. This integration will be a complex, costly and time-consuming process. Following the business combination with Isconova, Novavax may encounter difficulties in integrating the respective companies’ operations, technology and personnel with those of Isconova and this may continue for some time. Novavax’ management has limited experience integrating operations as substantial and geographically diverse as those of Isconova. The combined business may not successfully integrate the operations of Novavax and Isconova in a timely manner, or at all. The failure to successfully integrate the two businesses’ operations could adversely affect Novavax’ business, financial condition and results of operations. The anticipated benefits relate to utilizing Isconova’s proprietary adjuvants with one or more of Novavax’ product candidates and retaining the full economics and developmental control of these adjuvanted vaccines, as well as other opportunities resulting from Novavax’ and Isconova’s complementary product candidates, industry specialties and technology platforms. However, these anticipated benefits are based on projections and assumptions, not actual experience, and assume a successful integration. Only a small fraction of biopharmaceutical development programs ultimately result in commercial products or even product candidates and a number of events could delay Novavax’ development efforts and negatively impact its ability to obtain regulatory approval for, and to manufacture, market and sell, a vaccine.

As a result of the combination with Isconova, Novavax may face risks upon entering into areas of vaccine development for which it has limited or no experience.

Isconova specializes in developing and commercializing adjuvants and has focused substantial efforts and gained expertise in veterinary vaccines. The development and improvement of vaccines for the global veterinary market is a new area of vaccine development for which Novavax has limited or no experience. As such, Novavax does not have the experience and knowledge involved in successfully developing animal vaccines. Similarly, while Novavax has used adjuvants in both research and clinical development, Novavax has not developed or sought to commercialize adjuvants in its human vaccine program, and thus Novavax does not have this experience and knowledge. This lack of experience may have a detrimental impact to operations.

Isconova adjuvants, including Matrix-M, may prove to have limited or no benefit to Novavax’ vaccine development programs.

In connection with its approval of the Offer, Novavax’ board of directors considered the anticipated strategic benefit of owning an adjuvant that would complement and benefit certain of Novavax’ current and anticipated vaccine candidates. Novavax cannot guarantee that Matrix-M, or any other of Isconova’s saponin-based adjuvants, will offer immunogenic benefits to any of its vaccine programs until such adjuvants are tested in clinical trials.

Novavax may not be able to achieve the anticipated strategic benefits of its proposed combination with Isconova.

Among the factors considered by Novavax’ board of directors in connection with its approval of the Offer were the anticipated strategic benefits of the acquisition of Isconova, including the opportunities for cost savings from operational efficiencies. Novavax is not able to guarantee that these savings will be realized within the time periods contemplated or that they will be realized at all. Novavax is not able to guarantee that the combination of Novavax and Isconova will result in the realization of the full benefits.

22 Offer to Shareholders and Warrant holders in Isconova AB (publ)

Risk factors

Adjuvants, including saponin-based adjuvants such as Matrix-M, are likely to face increased regulatory scrutiny and may prove to be unpopular with vaccine-using consumers and advocacy groups.

Regulatory agencies, including the U.S. FDA, have been cautious in approving adjuvants for use in commercial vaccines. Recent reports on an adjuvant that contain squalene, a commercially extracted adjuvant derived from shark liver oil, as an active ingredient, and links to neurological disorders like narcolepsy may cause regulatory agencies to increase their scrutiny of all adjuvants, whether they contain squalene or not. Although none of the adjuvants made by Isconova contain squalene, the impact of such regulatory scrutiny may be detrimental to vaccine products containing non-squalene adjuvants. In addition, adjuvant usage has been unpopular with a small group of vaccine advocacy and consumer groups who oppose the addition of further active ingredients in vaccines; their opposition may gain support and have a detrimental impact on commercialization efforts and opportunities.

The uncertainties associated with Novavax’ combination with Isconova may cause key personnel to leave Isconova or Novavax.

Novavax’ employees and the employees of Isconova may perceive uncertainty about their future role with the combined business until strategies with regard to the combined business are announced or executed. Any uncertainty may affect either company’s ability to attract and retain key management, sales, marketing, technical and financial personnel. Isconova’s technology is based, in part, on trade secret and know-how, so if Novavax is not able to retain key technical employees, Novavax might have difficulties in continuing to develop and maintain Isconova’s proprietary adjuvants, which may impede the achievement of Novavax’ objectives with this acquisition.

Novavax’ stockholders will suffer immediate and substantial dilution to their equity and voting interests as a result of the Offer

In connection with the Offer, Novavax will issue approximately 15,672,591 shares to the Isconova shareholders and option holders if all Isconova shareholders and option holders elect to tender their shares or surrender their options, as the case may be, in exchange for shares of Novavax’ common stock. This means that the Isconova shareholders and option holders could own approximately 8.9%, and Novavax stockholders could own approximately 91.1%, in each case of the total number of shares of Novavax outstanding common stock on a fully diluted basis (including outstanding and vested stock options and warrants as of March 31, 2013) following the Offer. Accordingly, the Offer will have the effect of substantially reducing the percentage of equity and voting interest held by each of Novavax’ current stockholders.

Novavax will encounter material adverse consequences if it is unable to timely process and report the combined business’s financial results under U.S. GAAP and SEC requirements.

Because the Offer will significantly increase the complexity of Novavax’ global operations, Novavax will need to develop and implement worldwide procedures designed for accurate and timely financial reporting under U.S. GAAP and SEC requirements. In addition, Novavax will need to train the staff of the combined business to comply with these requirements on a global basis. If Novavax is unable to close its books and prepare financial reports on a timely basis, Novavax would be required to seek a reporting extension under applicable SEC rules. A reporting extension could adversely impact the trading of Novavax’ stock, erode investor confidence and result in other material adverse consequences.

The unaudited pro forma condensed combined financial information included in this Offer Document is presented for illustrative purposes only and may not represent the actual financial positions or results of operations of the combined company following the Offer.

The unaudited pro forma condensed combined financial information contained in this Offer Document is presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and may not represent the actual financial position or results of operations of the combined company following the Offer for several reasons. See the sections entitled “Unaudited Financial Overwiew, Pro Forma, for the Combined Group” beginning on page 58. The actual financial positions and results of operations of Novavax and Isconova prior to the Offer and that of the combined company following the Offer may not be consistent with, or evident from, the unaudited pro forma combined financial information included in this Offer Document. In addition, the assumptions used in preparing the unaudited pro forma combined financial information included in this Offer Document may not prove to be accurate and may be affected by other factors. Significant changes in the share price at closing of the Offer of Novavax may cause a significant change in the purchase price and the pro forma financial information.

Offer to Shareholders and Warrant holders in Isconova AB (publ) 23

Risk factors

Intangibles Novavax acquire under the Offer may subsequently be impaired and, if so, could increase Novavax’ net losses.

Novavax is accounting for the combination with Isconova under the purchase method of accounting in accordance with U.S. GAAP. The purchase price of Isconova will be allocated to the fair value of the identifiable tangible and intangible assets and liabilities that Novavax acquires from Isconova. The excess of the purchase price over Isconova’s tangible net assets will be allocated to goodwill and identifiable intangible assets. Novavax is required to perform periodic impairment tests on goodwill and certain intangibles to evaluate whether the intangible assets and goodwill as a result of the Offer continue to have fair values that meet or exceed the amounts recorded on Novavax’ balance sheet. If the fair values of such assets decline below their carrying value on Novavax’ balance sheet, it may be required to recognize an impairment charge related to such decline. Novavax cannot predict whether or when there will be an impairment charge, or the amount of such charge, if any. However, if the charge is significant, it could cause the market price of Novavax’ common stock to decline.

If as of the closing of the Offer, there are unknown liabilities in connection with Isconova’s business, and those liabilities are not reflected on the closing date balance sheet, Novavax may be required to record a charge during each period when those liabilities became known, probable and estimable. Those charges, if material, could have an unanticipated and significant adverse effect on Novavax’ financial results and stock price.

In addition, Novavax will incur transaction and integration costs in connection with its combination with Isconova that may delay and reduce Novavax’ profitability in the accounting period in which the Offer is consummated.

Novavax expects to expend cash in connection with the Offer, which will partially deplete its cash balance.

Novavax intends to cash out all outstanding warrants at fair market value in connection with the Offer. Additionally, if Novavax acquires more than 90% of the outstanding shares in Isconova, which is necessary to initiate compulsory acquisition proceedings under Swedish law, Novavax intends to purchase the remaining shares for cash, pursuant to such compulsory acquisition proceedings under Swedish law. The actual price per share purchased pursuant to Swedish compulsory acquisition proceedings, initiated after a share exchange offer, is typically based on the average closing price for the bidder’s stock during the acceptance period. In addition, interest will accrue on the purchase price from the day the compulsory acquisition proceedings are initiated. Assuming 90.01% of each of the outstanding shares and voting power in Isconova are tendered in the Offer and the price that is required to be paid pursuant to the Swedish compulsory acquisition proceedings for the remaining approximately 10% of the shares equals SEK 15.46 per share, Novavax could be obligated to pay approximately $2,921,239 (approximately SEK 19,286,900 assuming a currency exchange rate of SEK 6.6023 to $1.00 as of June 3, 2013) plus interest for Isconova shares purchased in the compulsory acquisition. This cash expenditure would normally occur between one and three years after the closing of the Offer. However, Novavax may be required to make a payment for part of the acquisition sum at an earlier stage. Following the entering into force of an award on advance acquisition of the minority shareholders’ shares, the arbitration tribunal may – at the request of a party to the proceedings or the legal representative for the minority shareholders – issue a separate award in respect of the acquisition sum accepted by Novavax. Thus, Novavax may be obligated to settle such part of the acquisition sum prior to the final arbitration award. Therefore, the total amount payable by Novavax under the compulsory acquisition proceedings could be greater than or less than $2,921,239.

Novavax estimates that the total cash expenses to be incurred by Novavax and Isconova for the Offer will be approximately $3 million, including investment banking fees, accounting, legal fees and other out-of-pocket transaction costs. Novavax will have approximately $50.8 million in available cash, cash equivalents and investments based on the amount of cash, cash equivalents and investments that Novavax and Isconova had as of March 31, 2013.

Full integration of Novavax’ business with Isconova’s business may not be achieved if Novavax cannot compulsorily acquire the remaining shares of Isconova shareholders.

Novavax’ obligation to consummate the Offer is subject to a condition that, before the end of the Offer period, there shall have been validly tendered and not properly withdrawn greater than 90% of the outstanding shares in Isconova on a fully diluted basis (including all issued and outstanding warrants and options). In addition, the compulsory acquisition proceedings may be time consuming. To effect the compulsory acquisition under Swedish law, Novavax is required to have a beneficial interest in greater than 90% of the outstanding shares in Isconova. It is possible that, at the end of the Offer period, Novavax will elect to waive the above condition and consummate the Offer, even though it does not hold more than 90%. As a result, Novavax would not be able to effect a compulsory acquisition of the remaining outstanding shares of Isconova. This could prevent or delay Novavax from realizing some or all of the anticipated strategic benefits of its acquisition of Isconova (e.g., by being somewhat limited in its freedom to manage Isconova by the shareholder minority protection rules in the Swedish Companies Act).

24 Offer to Shareholders and Warrant holders in Isconova AB (publ)

Risk factors

As a result of the Offer, Novavax is likely to conduct more of its business internationally, which will expose it to additional and increased risks.

Novavax will increase its international operations upon consummation of the Offer, particularly in Europe. There are many risks that may impact Novavax’ international business. These risks include the following:

•	differences in intellectual property protections in Europe;

•	difficulties in staffing and managing foreign operations in Europe;

•	compliance with multiple and potentially conflicting regulations in Europe and the U.S., including export requirements, tariffs, import duties and other trade barriers, as well as health and safety requirements;

•	currency fluctuations and resulting losses on currency translations;

•	competition for foreign-based suppliers in Europe;

•	overlapping or differing tax structures;

•	the impact imposed by the regulations of foreign governments and U.S. regulations governing foreign conduct (such as the Foreign Corrupt Practices Act);

•	differences in economic conditions between U.S. and Europe;

•	cultural and language differences among the U.S. and Europe;

•	restrictions on downsizing foreign operations in Europe and expenses and delays associated with any such activities;

•	potential labor strikes, lockouts, work slowdowns and work stoppages at U.S. and European ports;

•	longer accounts receivable collection cycles in Europe; and

•	political or civil turmoil.

Any failure on Novavax’ part to manage these risks effectively would seriously reduce its competitiveness in the vaccine industry.

As a result of the Offer, Novavax will have revenue and expenses outside of the U.S., hence Novavax will be subject to fluctuations in foreign currency rates, and if its management is unable to manage Novavax’ exposure to foreign currencies successfully, its operating results will suffer.

As a result of the consummation of the Offer, Novavax will be exposed to risks associated with the translation of Isconova’s SEK-denominated financial results and balance sheet into U.S. dollars. Novavax’ reporting currency will remain as the U.S. dollar; however, a portion of its consolidated financial obligations will arise in other currencies, including Euros, British Pounds and SEK. In addition, the carrying value of some of Novavax’ assets and liabilities will be affected by fluctuations in the value of the U.S. dollar as compared to the Euro, British Pound and SEK. Any inability to successfully manage these fluctuations in foreign currency rates could have a material adverse effect on Novavax’ results of operations after the Offer is consummated and, as a result, on the market price of its common stock.

The integration of Novavax’ and Isconova’s businesses will require significant focus on staffing, training and compliance procedures for Novavax’ internal control over financial reporting.

As a Swedish company, Isconova has not had to comply with SEC requirements concerning the effectiveness of internal controls over financial reporting. Consequently, Isconova may not currently have the staff, experience, training or procedures to comply with these requirements. The integration of Novavax and Isconova will require significant focus on staffing and training to address these requirements. If Novavax is unable to implement its compliance procedures and have a properly trained staff in place on a timely basis, Novavax could encounter a significant deficiency or material weakness in its internal controls. If in the future Novavax is unable to assert that its internal control over financial reporting is effective as of the end of the then current fiscal year or applicable quarter (or, if Novavax’ independent registered public accounting firm is unable to attest that its management’s report is fairly stated or they are unable to express an opinion on the effectiveness of Novavax’ internal controls), Novavax could lose investor confidence in the accuracy and completeness of its financial reports, which would have a negative market reaction.

RISKS RELATING TO ISCONOVA’S BUSINESS

Investors should carefully consider the above risk factors along with the following risks in their evaluation of the Offer.

Isconova carries out and may carry out studies both in clinical and pre-clinical phases for a number of vaccines, the result of which may be unpredicted and thus Isconova’s costs related thereto are associated with great risk.

Unpredicted study results may lead to a concept and study being reviewed. This may in turn entail new complementing studies at substantial cost or that the studies are entirely discontinued. This in turn, may entail delayed introductions or entirely failed registration of Isconova’s products, which may affect its intended expansion rate, results and financial position negatively.

Isconova is dependent on maintaining adequate protection of its intellectual property rights.

Isconova’s business is largely based on Isconova’s intellectual property rights (patents and know-how), which protect Isconova’s products and technology. Isconova, like other companies in the life science industry that are dependent on intellectual property rights, is exposed to potential demands from third parties who, for commercial or other reasons, may have reason to challenge Isconova’s intellectual rights. As a result, there is a risk that Isconova’s future revenue may decrease due to competition from other similar technologies or from so-called generics.

Offer to Shareholders and Warrant holders in Isconova AB (publ) 25

Risk factors

A number of Isconova’s license agreements state that any rights arising from the cooperation between Isconova and its partners, and which cannot be separated, shall vest in the parties jointly. Owning intellectual property rights together with another party may subject Isconova to risks in particular if the commercialization of such rights would take place.

Isconova’s remuneration from third parties is subject to change.

Some of Isconova’s products are expected to be bought by, or given the right to the end customer to receive compensation from, certain third parties such as the public sector or private insurance companies. Any changes to such third parties’ policies and ability to affect the pricing and the demand for vaccines may affect Isconova’s expected turnover, results and financial position negatively.

The continuance of Isconova’s business is subject to permissions from regulatory authorities.

Isconova’s business is dependent on permissions from different authorities both domestic and international (e.g. the European Medicines Agency, the FDA and the Swedish Medical Products Agency). Required permits may not be obtained without extensive investigations or costly adjustments to the business. Should any permission to the business be revoked, Isconova may be compelled to discontinue its business.

Isconova is exposed to product liability and product safety risks.

Since certain of Isconova’s products are meant for human use, Isconova is exposed to the risks any producer in the pharmaceutical industry has with regard to product liability and product safety. These risks also arise in the veterinary area to a more limited extent.

Isconova’s products are considered sold in the U.S. As a result, Isconova is exposed to the greater risks that normally exist in the U.S. for companies that sell products for human use, such as greater responsibility for the safety of the products and greater exposure to potential claims. The risks associated with product responsibility are mainly potential damages from patients with injuries or undesired side effects, claims from Isconova’s customers/partners for faulty deliveries of products, costs for legal counsel or experts in connection with any proceedings and investigative and other costs upon withdrawal of products. Although Isconova has customary product liability insurance for a company of its size, type of product portfolio and sales activities, it does not currently supply products for commercial use in the U.S. and thus its insurance coverage does not currently cover product liability in the U.S.

The growth of Isconova is dependent on its co-operations with pharmaceutical and biotechnology companies.

Isconova’s strategy to further develop and commercialize its products in the human and veterinary areas is based on co-operation agreements with international and regional pharmaceutical companies. Isconova’s growth is thereby to a great extent dependent on the entering into and continuation of such co-operations. If important co-operations may not be entered into, cancelled or deemed unsatisfactory, this may affect Isconova’s continued development, growth and financial position negatively.

Isconova’s business model is based, in part, on the sale of its products to international or regional pharmaceutical and biotechnology companies, with whom co-operation agreements have been entered into or are expected to be entered into. Generally, the partner will decide the price of the end product on the market. Furthermore, the sale of Isconova’s products and thus its revenue, are dependent on the extent to which the partners themselves manage to work on and penetrate the markets concerned and sell their end products (of which Isconova’s products are a part).

Isconova’s business model is also based on the mass production of its products being carried out by established contractors with an efficient production. Outsourcing production may increase Isconova’s profitability but also entails increased risk as the production is managed externally.

Isconova’s licensing strategy is based on the licensee carrying out its own research in order to use the licensed technology (patent and know-how) and the related products, and such agreements can be cancelled at short notice by the licensee, causing Isconova to lose important sources of revenue upon short notice.

The license agreement is often entered into together with a supply agreement for the products included in the license. The licensor must generally guarantee long licenses, and it is difficult to predict the development of the products and the potential revenue. The time required for a licensee to develop a product may require most of the licensed patent’s protection period. As a result, the licensor may only have one chance to find a licensee within a certain area of use. If the licensee does not fulfill the licensor’s demands, the likelihood of finding a new licensee willing to risk the resources necessary for the development are relatively limited. The supply agreements Isconova has entered into with licensees do not generally include any minimum levels obliging the licensee to purchase a certain amount of products from the licensor.

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Risk factors

License and distribution agreements generally contain both non-recurring payments upon entering into the agreement, milestone payments upon fulfillment of intermediate goals and royalty revenue based on the sale of products. Certain agreements also include compensation for research cooperation. However, this compensation may be set off against revenue expected in the future, such as milestone payments and royalties. If applicable, such compensation will be recorded as current liabilities as Isconova may become liable to repay such compensation if the expected milestone payments and royalty revenue fail.

Isconova is dependent on successful commercialization of its products, and if commercialization is not successful, revenue may decrease.

Isconova’s business and revenue model is based partly on license and distribution agreements with milestone payments (in addition to non-recurring payments paid in connection with entering into the agreements). Such milestone payments are expected to constitute a substantial source of revenue until additional vaccines using Isconova’s adjuvants have been approved by any regulating authorities and successfully commercialized, when royalties will be paid to Isconova based on the sale of vaccines and/or products. Even though milestone payments may be expected to become a substantial and important source of revenue in the short and intermediate term, they do not constitute the only source of Isconova’s potential earnings. In the long run, Isconova is dependent on successful commercialization and the introduction of its products in the market.

Introduction of products may be delayed if Isconova does not find supply partners.

Since an important component of Isconova’s products is extracted from trees (Quillaja saponins) grown in Chile, Isconova needs to establish a long term access to Quillaja extract with a sufficiently high and consistent quality. Isconova will need to find partners and make investments to secure the supply of raw material or the introduction of products may be delayed.

Implementation of full-scale production may be delayed and negatively affect Isconova’s financial position.

Isconova’s technology is of an industrial standard both for substances and for the finalized product, even though it is associated with special knowledge, developed internally by Isconova (and which constitutes an important part of the technology Isconova out-licenses). If it should prove harder than expected to use the technology on a larger scale, the implementation of a full-scale production may be delayed.

Such a delay may in turn affect the time for the introduction for Isconova’s products with a negative effect on Isconova’s result and financial position as a result.

The failure of delivering products to a partner may result in the partner having the legal right to access Isconova’s knowledge and know-how.

The difficulty to produce and deliver products may also make it difficult for Isconova to meet agreed delivery obligations to a partner. Such delays may subject Isconova to penalties for delays/damages or, the other party may cancel the agreement, and Isconova could lose important sources of revenue.

In a number of cases, such delivery problems may also allow Isconova’s partner, in accordance with the agreement, to have the right to access Isconova’s production knowledge and know-how so that the partner may continue production of the product itself. As a result, in the event of production problems, Isconova may also lose dependable sources of revenue or control over its production know-how.

Maintaining consistent product quality while implementing recent technology improvements has proved challenging and could impact the commercialization of Isconova’s adjuvants.

In recent years, Isconova has invested in production improvements aimed at decreasing production costs and increasing capacity. These investments involve the implementation of new technology and automation of previously manual operations which achieve lower costs and higher production capacity but have the potential to diminish the company’s ability to maintain consistent product quality. If diminished quality becomes a consistent problem, delayed production and delivery may result, which would have a negative impact on the company’s ability to commercialize its adjuvants.

Outsourcing production may cause risk for circulation of Isconova’s concepts and imposes higher demands on coordination.

The production of Isconova’s products is mainly carried out by Isconova and at Isconova’s premises (even though certain parts of the production are being handled by contractors). Isconova’s assessment is that production of larger volumes of adjuvants should be carried out by established contractors whereby certain technology must be transferred between Isconova and such a producer.

Production on contract involves risks because the production is being handled by an external party instead of by employed personnel. Outsourcing imposes higher demands on coordination and follow-up.

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Risk factors

The transfer of technology and knowledge, which inevitably must be undertaken to outsourcers before and in connection with the production, involves a risk for uncontrolled copying and circulation of the concept, the methods and the processes attributable to Isconova’s products, despite the patent protections. Even though Isconova enters into non-disclosure agreements and endeavors to keep knowledge about and the control of the most sensitive components of the production of Isconova’s products, there are no guarantees that uncontrolled circulation and copying will not take place. Such uncontrolled circulation and copying would be detrimental to Isconova if it were used for production of competing pharmaceuticals or if it were otherwise used commercially without any financial compensation for Isconova. Another consequence of such uncontrolled circulation is that the know-how and other trade secrets licensed by Isconova, will no longer be considered as confidential, which may involve loss of revenue due to the licensee’s obligation to pay royalties may cease.

Product introduction may be delayed if Isconova does not receive the required permits.

Permits are required for the production of pharmaceuticals, and upon registration of products, the applicable authorities must approve of the production in cooperation with customers and partners. These authorities must approve the products at the producer chosen by Isconova, and if the documentation is not complete, the introduction of the product may be delayed.

The loss of key personnel may cause disruption to Isconova’s business.

Isconova is dependent on its executive management and other key persons. Should Isconova lose any of its key persons, it may cause delays or disruption to Isconova’s production, development, commercialization or its business in general.

Risks related to Novavax’ business

Novavax has a history of losses and Novavax’ future profitability is uncertain

Novavax’ expenses have exceeded its revenue since its formation in 1987, and its accumulated deficit at December 31, 2012 was $358.2 million. Novavax’ revenue for the last three fiscal years was $22.1 million in 2012, $14.7 million in 2011 and $0.3 million in 2010. Prior to 2011, Novavax recorded limited revenue from research contracts, licenses and agreements to provide vaccine candidates, services and technologies. Novavax cannot be certain that it will be successful in entering into strategic alliances or collaborative arrangements with other companies and government agencies that will result in significant revenue to offset its expenses. Novavax’ net losses for the last three fiscal years were $28.5 million in 2012, $19.4 million in 2011 and $35.7 million in 2010.

Novavax’ recent historical losses have predominantly resulted from research and development expenses for its vaccine candidates, manufacturing-related expenses, costs related to protection of its intellectual property and for other general operating expenses. Novavax’ expenses have exceeded its revenue since inception. Novavax believes its expenses will continue to increase, as a result of higher research and development efforts to support the development of its vaccine candidates.

Although certain specified costs associated with the development of Novavax’ influenza vaccines may be reimbursed under the contract with HHS BARDA, nevertheless Novavax expects to continue to incur significant operating expenses and anticipates that its losses will increase in the foreseeable future as it seeks to:

•	conduct clinical trials for RSV;

•	conduct pre-clinical studies for other early-stage vaccine candidates;

•	comply with the FDA’s manufacturing facility requirements;

•	scale-up Novavax’ manufacturing process for commercial-scale and cost-efficiency (not including technology transfer to its new manufacturing facility in Gaithersburg, Maryland that may be partially reimbursed by HHS BARDA); and

•	maintain, expand and protect Novavax’ intellectual property portfolio.

As a result, Novavax expects its cumulative operating losses to increase until such time, if ever, that product sales, licensing fees, royalties, milestones, contract research and other sources generate sufficient revenue to fund its operations. Novavax cannot predict when, if ever, it might achieve profitability and cannot be certain that it will be able to sustain profitability, if achieved.

Novavax has limited financial resources and it is not certain that it will be able to maintain its current level of operations or be able to fund the further development of its vaccine candidates.

Novavax does not expect to generate revenue from product sales, licensing fees, royalties, milestones, contract research or other sources in an amount sufficient to fully fund its operations for the foreseeable future, and Novavax will therefore use its cash resources and expect to require additional funds to maintain its operations, continue its research and development programs, commence future pre-clinical studies and clinical trials, seek regulatory approvals and manufacture and market its products. Novavax will seek such additional funds through public or private equity or debt financings, collaborative licensing and development arrangements, non-dilutive government contracts and grants and other sources. While Novavax continues to apply for contracts or grants from academic institutions, non-profits and governmental entities, there are no assurances that Novavax would be successful. Novavax cannot be certain that adequate additional funding will be available to it on acceptable terms, if at all. If Novavax cannot raise the additional funds required for its anticipated operations, it may be required to delay significantly, reduce the scope of or eliminate one or more of its research or development programs, downsize its general and administrative infrastructure, or seek alternative measures to avoid insolvency, including arrangements with collaborative partners or others that may require Novavax to relinquish rights to certain of its technologies or vaccine candidates. If Novavax raise additional funds through future offerings of shares of its common stock or other securities, such offerings would cause dilution of current stockholders’ percentage ownership in the Company, which could be substantial. Future offerings also could have a material and adverse effect on the price of Novavax’ common stock.

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Risk factors

Capital and credit market conditions may adversely affect Novavax’ access to capital, cost of capital and ability to execute its business plan as scheduled

Access to capital markets is critical to Novavax’ ability to operate. Traditionally, biopharmaceutical companies have funded their research and development expenditures through raising capital in the equity markets. Declines and uncertainties in these markets in the past have severely restricted raising new capital and have affected companies’ ability to continue to expand or fund existing research and development efforts. Novavax requires significant capital for research and development for its vaccine candidates and clinical trials. The general economic and capital market conditions, both in the U.S. and worldwide, have been volatile in the past and at times have adversely affected Novavax’ access to capital and increased the cost of capital. There is no certainty that the capital and credit markets will be available to raise additional capital on favorable terms. If economic conditions become worse, Novavax’ future cost of equity or debt capital and access to the capital markets could be adversely affected. In addition, Novavax’ inability to access the capital markets on favorable terms due to its low stock price, could affect its ability to execute its business plan as scheduled. Moreover, Novavax relies and intends to rely on third-parties, including its clinical research organizations and certain other important vendors and consultants. As a result of the global economic situation, there may be a disruption or delay in the performance of Novavax’ third-party contractors and suppliers. If such third-parties are unable to adequately satisfy their contractual commitments to Novavax in a timely manner, its business could be adversely affected.

Even with the HHS BARDA contract award, Novavax may not be able to fully fund its influenza programs

The HHS BARDA contract is a cost-plus-fixed-fee contract that only reimburses certain specified activities that have been previously authorized by HHS BARDA. There is no guarantee that additional activities will not be needed and, if so, that HHS BARDA will reimburse Novavax for these activities. Additionally, Novavax has no experience meeting the significant requirements of a federal government contractor, which includes having appropriate accounting, project tracking and earned-value management systems implemented and operational, and Novavax may not be able to meet these requirements in a timely way or at all. Performance under the HHS BARDA contract requires that Novavax complies with appropriate regulations and operational mandates, with which Novavax has minimal or no operational experience. Novavax ability to be regularly and fully reimbursed for its activities will depend on its ability to comply and demonstrate compliance with such requirements.

The HHS BARDA contract award does not guarantee that Novavax will be successful in future clinical trials, that the vaccine candidates will be licensed by the FDA, or that the contract award will continue to be available throughout the contract period

The HHS BARDA contract provides a cost-plus-fixed-fee reimbursement opportunity for certain specified clinical and development activities, but Novavax remains fully responsible for conducting these activities. The award of the HHS BARDA contract does not guarantee that any of these activities will be successful. Novavax inability to be successful with certain key clinical or development activities could jeopardize its ability to get FDA licensure to sell its vaccines.

HHS BARDA could decide to potentially delay certain of Novavax’ activities, and Novavax may elect to move forward with certain activities at its own risk and without HHS BARDA reimbursement

Under the HHS BARDA contract, HHS BARDA regularly reviews Novavax’ development efforts and clinical activities. Under certain circumstances, HHS BARDA may advise Novavax to delay certain activities and invest additional time and resources before proceeding. If Novavax follows such HHS BARDA advice, overall program delays and costs associated with additional resources for which Novavax had not planned may result. Also, the costs associated with following such advice may or may not be reimbursed by HHS BARDA under Novavax’ contract. Finally, Novavax may decide not to follow the advice provided by HHS BARDA and instead pursue activities that it believes are in the best interest of the program and of the Company, even if HHS BARDA would not reimburse Novavax under its contract.

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Risk factors

Novavax may not meet the milestones of its contract with HHS BARDA during the contract period and HHS BARDA may elect not to extend the contract period for Novavax to meet these milestones

The HHS BARDA contract anticipates that Novavax will file BLAs for licensure of both a seasonal influenza vaccine and a pandemic influenza vaccine; however, the contract is for a base-period of three years plus an option-period of two additional years, and there is no guarantee that Novavax will successfully complete all of the tasks required to file these BLAs during the anticipated contract period. For example, while Novavax has made significant progress during the last six months in addressing its goal of consistent and enhanced immune responses in all strains of its seasonal influenza vaccine candidate, including B/Brisbane/60/08, and expects to finalize its manufacturing process by mid-year 2013, there is no guarantee that Novavax will meet this timeframe, or that it will ever be successful in having all the strains meet the immunogenicity criteria for accelerated approval by the FDA. The inability to meet such timeframes and goals could cause delays in Novavax’ influenza vaccine candidate programs.

HHS BARDA may decide not to extend Novavax’ contract beyond the three-year base-period for a two-year option period

The HHS BARDA contract anticipates a three-year base-period followed by an optional two-year period. Depending on how Novavax performs during the base-period, HHS BARDA will decide whether or not to extend the contract to include the option period. Although Novavax believes that, based on its progress to date and the activities that Novavax has planned in the future, HHS BARDA will want to extend the contract, there can be no guarantee that HHS BARDA will decide to extend Novavax’ contract to an option period.

Novavax expectation that its seasonal influenza vaccine candidate will be granted accelerated approval by the FDA is not guaranteed and if it does not get accelerated approval, development of this vaccine will take longer and cost significantly more prior to BLA approval

FDA regulations allow for the accelerated approval of a seasonal influenza vaccine based on surrogate endpoint criteria for products that treat serious diseases and fill an unmet medical need, which can allow developers to obtain licensure well ahead of the timeline for demonstrating clinical results in a traditional efficacy trial. There is no guarantee the FDA will view the development of Novavax’ seasonal influenza vaccine as meeting an unmet medical need, nor is there any guarantee the FDA will agree to Novavax’ proposal for utilizing its surrogate endpoints as a basis for BLA approval. If its seasonal influenza vaccine does not receive accelerated approval from the FDA, it is likely that Novavax will need to conduct larger and more expensive efficacy clinical trials and that licensure of its seasonal vaccine will be materially delayed for a year or more, assuming such licensure occurs at all.

Novavax’ expectation that its pandemic influenza vaccine candidate will be granted accelerated approval by the FDA is not guaranteed and if Novavax does not get accelerated approval, development of this vaccine will take longer and cost significantly more prior to BLA approval

As is the case with seasonal influenza, FDA has articulated the immunogenicity criteria for accelerated approval of vaccines that address potential pandemic influenza strains. Because a controlled efficacy clinical trial of a pandemic vaccine candidate is not logistically or ethically possible, accelerated approval will require evidence that a seasonal vaccine made by the same manufacturing process as the pandemic vaccine is efficacious. There is no guarantee the FDA will view the development of Novavax’ seasonal influenza vaccine as meeting an unmet medical need, nor is there any guarantee the FDA will agree to Novavax’ proposal for utilizing its surrogate endpoints as a basis for BLA approval. If Novavax’ seasonal influenza vaccine does not get accelerated approval from the FDA, it is likely that it will need to conduct larger and more expensive efficacy clinical trials and that licensure of its seasonal vaccine will be materially delayed for a year or more, assuming such licensure occurs at all.

Novavax’ collaborations with regional partners, such as Cadila, LG Life Sciences Ltd (“LGLS”), and PATH, as well as contracts with international providers, exposes it to additional risks associated with doing business outside the U.S., and any adverse event could have a material negative impact on Novavax’ operations

Novavax has formed a joint venture with Cadila in India, entered into a license agreement with LGLS in South Korea, a clinical development agreement with PATH and have entered into other agreements and arrangements with companies in other countries. Novavax plans to continue to enter into collaborations or partnerships with companies, non-profit organizations and local governments in other parts of the world. Risks of conducting business outside the U.S. include:

•	multiple regulatory requirements could affect Novavax’ ability to develop, manufacture and sell products in such local markets;
•	compliance with anti-bribery laws such as the United States Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;

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Risk factors

•	trade protections measures and import and export licensing requirements;
•	different labor regulations;
•	changes in environmental, health and safety laws;
•	exchange rates;
•	potentially negative consequences from changes in or interpretations of tax laws;
•	political instability and actual or anticipated military or potential conflicts;
•	economic instability, inflation, recession and interest rate fluctuations;
•	minimal or diminished protection of intellectual property in some countries; and
•	possible nationalization and expropriation.

These risks, individually or in the aggregate, could have a material adverse effect on Novavax’ business, financial conditions, results of operations and cash flows.

Current or future regional relationships may hinder Novavax’ ability to engage in larger transactions

Novavax has entered into regional collaborations to develop its vaccine candidates in certain parts of the world, and it may enter into additional regional collaborations. Novavax’ relationships with Cadila, LGLS, and PATH are examples of these regional relationships. These relationships are likely to involve the licensing of Novavax’ technology to its partner or entering into a distribution agreement, frequently on an exclusive basis. Generally, these exclusive agreements are restricted to certain territories. Because Novavax has entered into exclusive license and distribution agreements, larger companies may not be interested, or able, to enter into collaborations with Novavax on a worldwide-scale. Also, these regional relationships may make Novavax an unattractive target for an acquisition.

Novavax is a biopharmaceutical company and face significant risk in developing, manufacturing and commercializing its products

Novavax focuses its research and development activities on vaccines, an area in which Novavax has particular strengths and a technology that appears promising. The outcome of any research and development program is highly uncertain. Only a small fraction of biopharmaceutical development programs ultimately result in commercial products or even product candidates and a number of events could delay Novavax’ development efforts and negatively impact its ability to obtain regulatory approval for, and to manufacture, market and sell, a vaccine. Vaccine candidates that initially appear promising often fail to yield successful products. In many cases, pre-clinical studies or clinical trials will show that a product candidate is not efficacious or that it raises safety concerns or has other side effects that outweigh its intended benefit. Success in pre-clinical or early clinical trials may not translate into success in large-scale clinical trials. Further, success in clinical trials will likely lead to increased investment, accelerating cumulative losses to bring such products to market. Even if clinical trial results appear positive, regulatory approval may not be obtained if the FDA does not agree with Novavax’ interpretation of the results and Novavax may face challenges when scaling-up the production process to commercial levels. Even after a product is approved and launched, general usage or post-marketing clinical trials may identify safety or other previously unknown problems with the product, which may result in regulatory approvals being suspended, limited to narrow indications or revoked, which may otherwise prevent successful commercialization. Intense competition in the vaccine industry could also limit the successful commercialization of Novavax’ products.

Many of Novavax’ competitors have significantly greater resources and experience, which may negatively impact Novavax’ commercial opportunities and those of its current and future licensees

The biotechnology and pharmaceutical industries are subject to intense competition and rapid and significant technological change. Novavax has many potential competitors, including major pharmaceutical companies, specialized biotechnology firms, academic institutions, government agencies and private and public research institutions. Many of Novavax’ competitors have significantly greater financial and technical resources, experience and expertise in:

•	research and development;
•	pre-clinical testing;
•	designing and implementing clinical trials;
•	regulatory processes and approvals;
•	production and manufacturing; and
•	sales and marketing of approved products.

Principal competitive factors in Novavax’ industry include:

•	the quality and breadth of an organization’s technology;
•	management of the organization and the execution of the organization’s strategy;
•	the skill and experience of an organization’s employees and its ability to recruit and retain skilled and experienced employees;
•	an organization’s intellectual property portfolio;
•	the range of capabilities, from target identification and validation to drug discovery and development to manufacturing and marketing; and

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Risk factors

•	the availability of substantial capital resources to fund discovery, development and commercialization activities.

Large and established companies such as Merck & Co., Inc., GlaxoSmithKline plc, Novartis, Inc., Sanofi Pasteur, SA, Pfizer Inc. and MedImmune, LLC (a subsidiary of AstraZeneca PLC), among others, compete in the vaccine market. In particular, these companies have greater experience and expertise in securing government contracts and grants to support their research and development efforts, conducting testing and clinical trials, obtaining regulatory approvals to market products, manufacturing such products on a broad scale and marketing approved products.

There are many seasonal influenza vaccines currently approved and marketed. Competition in the sale of these seasonal influenza vaccines is intense. Therefore, newly developed and approved products must be differentiated from existing vaccines in order to have commercial success. In order to show differentiation in the seasonal influenza market, a product must be more efficacious, particularly in older adults, and/or be less expensive and quicker to manufacture. Many of Novavax’ competitors are working on new products and new generations of current products, each of which is intended to be more efficacious than products currently being marketed. Novavax’ seasonal influenza vaccine candidate may not prove to be more efficacious than current products or products under development by its competitors. Further, Novavax’ manufacturing system may not provide enough savings of time or money to provide the required differentiation for commercial success.

Novavax is also aware that there are multiple companies with active RSV vaccine programs at various stages of development. Thus, while there is no RSV vaccine currently on the market, there is likely to be significant and consistent competition as these active programs mature. Different RSV vaccines may work better for different segments of the population, so it may be difficult for a single RSV vaccine manufacturer to provide a vaccine that is marketable to multiple segments of the population. Geographic markets are also likely to vary significantly which may make it difficult to market a single RSV vaccine worldwide. Even if a manufacturer brings an RSV vaccine to license, it is likely that competitors will continue to work on new products that could be more efficacious and/or less-expensive. Novavax’ RSV vaccine candidate may not be as far along in development as other active RSV vaccine programs, nor as efficacious as products under development by competing companies.

Smaller or early-stage companies and research institutions may also prove to be significant competitors, particularly through collaborative arrangements with large and established pharmaceutical companies. As these companies develop their technologies, they may develop proprietary positions, which may prevent or limit Novavax’ product development and commercialization efforts. Novavax will also face competition from these parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and subject registration for clinical trials and in acquiring and in-licensing technologies and products complementary to its programs or potentially advantageous to its business. If any of Novavax’ competitors succeed in obtaining approval from the FDA or other regulatory authorities for their products sooner than Novavax does or for products that are more effective or less costly than Novavax’, its commercial opportunity could be significantly reduced.

In order to effectively compete, Novavax will have to make substantial investments in development, testing, manufacturing and sales and marketing or partner with one or more established companies. There is no assurance that Novavax will be successful in gaining significant market share for any vaccine. Novavax’ technologies and vaccines also may be rendered obsolete or non-competitive as a result of products introduced by its competitors to the marketplace more rapidly and at a lower cost.

If Novavax is unable to attract or retain key management or other personnel, it may experience delays in product development

Novavax depends on its senior executive officers, as well as key scientific and other personnel. The loss of these individuals could harm Novavax’ business and significantly delay or prevent the achievement of research, development or business objectives. Novavax has had several turnover situations in key executive positions and the lack of management continuity and resulting lack of long-term history with Novavax along with the learning curve that executives experience when they join its management team could result in operational and administrative inefficiencies and added costs. If Novavax were to experience additional turnover at the executive level, these risks would be exacerbated.

Novavax may not be able to attract qualified individuals for other key management or other personnel positions on terms acceptable to it. Competition for qualified employees is intense among pharmaceutical and biotechnology companies, and the loss of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the expansion of its activities, could hinder Novavax’ ability to complete clinical trials successfully and develop marketable products.

Novavax also relies from time to time on outside advisors who assists Novavax in formulating its research and development and clinical strategy. Novavax may not be able to attract and retain these individuals on acceptable terms, which could have a material adverse effect on its business, financial condition and results of operations.

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Risk factors

Novavax may have product liability exposure

The administration of drugs or vaccines to humans, whether in clinical trials or after marketing clearances are obtained, can result in product liability claims. Novavax maintains product liability insurance coverage in the total amount of $20 million aggregate for all claims arising from the use of products in clinical trials prior to FDA approval. Coverage is relatively expensive, and the market pricing can significantly fluctuate. Therefore, Novavax may not be able to maintain insurance at a reasonable cost. There can be no assurance that Novavax will be able to maintain its existing insurance coverage or obtain coverage for the use of its other products in the future. This insurance coverage and Novavax’ resources may not be sufficient to satisfy all liabilities resulting from product liability claims. A successful claim may prevent Novavax from obtaining adequate product liability insurance in the future on commercially desirable items, if at all. Even if a claim is not successful, defending such a claim would be time consuming and expensive, may damage Novavax reputation in the marketplace and would likely divert management’s attention.

Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for Novavax’ products;
•	impairment of Novavax’ business reputation;
•	withdrawal of clinical trial participants;
•	costs of related litigation;
•	substantial monetary awards to subjects or other claimants;
•	loss of revenue; and
•	inability to commercialize Novavax’ vaccine candidates.

Novavax may not be able to win government, academic institution or non-profit contracts or grants

From time to time, Novavax may apply for contracts or grants from academic institutions, government agencies and non-profit entities. Such contracts or grants can be highly attractive because they provide capital to fund the ongoing development of Novavax’ technologies and vaccine candidates without diluting its stockholders. However, there is often significant competition for these contracts or grants. Entities offering contracts or grants may have requirements to apply for or to otherwise be eligible to receive certain contracts or grants that Novavax’ competitors may be able to satisfy that Novavax cannot. In addition, such entities may make arbitrary decisions as to whether to offer contracts or make grants, to whom the contracts or grants will be awarded and the size of the contracts or grants to each awardee. Even if Novavax is able to satisfy the award requirements, there is no guarantee that Novavax will be a successful awardee. Therefore, Novavax may not be able to win any contracts or grants in a timely manner, if at all.

Raising additional capital by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders or require Novavax to relinquish rights to its technologies or vaccine candidates

If Novavax is unable to partner with a third-party to advance the development of one or more of its vaccine candidates, it will need to raise money through additional debt or equity financings. To the extent that Novavax raises additional capital by issuing equity securities, its stockholders will experience immediate dilution, which may be significant. There is also a risk that such equity issuances may cause an ownership change under the Internal Revenue Code of 1986, as amended, and similar state provisions, thus limiting Novavax’ ability to use its net operating loss carry forwards and credits. To the extent that Novavax raises additional capital through licensing arrangements or arrangements with collaborative partners, it may be required to relinquish, on terms that may not be favorable to it, rights to some of its technologies or vaccine candidates that Novavax would otherwise seek to develop or commercialize by itself. In addition, current economic conditions may also negatively affect the desire or ability of potential collaborators to enter into transactions with Novavax. Such collaborators may also have to delay or cancel research and development projects or reduce their overall budgets.

Product development risks

Because Novavax’ vaccine product development efforts depend on new and rapidly evolving technologies, Novavax cannot be certain that its efforts will be successful

Novavax’ vaccine de velopment efforts depend on new, rapidly evolving technologies and on the marketability and profitability of its products. Commercialization of Novavax’ vaccines could fail for a variety of reasons, and include the possibility that:

•	Novavax’ recombinant nanoparticle vaccine technologies, any or all of the products based on such technologies or Novavax’ proprietary manufacturing process will be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances or commercial viability;
•	Novavax is unable to scale-up its manufacturing capabilities in a cost-effective manner;
•	the products, if safe and effective, will be difficult to manufacture on a large-scale or uneconomical to market;
•	Novavax’ manufacturing facility will fail to continue to pass regulatory inspections;
•	proprietary rights of third-parties will prevent Novavax or its collaborators from exploiting technologies, and manufacturing or marketing products; and
•	third-party competitors will gain greater market share due to superior products or marketing capabilities.

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Risk factors

Novavax has not completed the development of vaccine products and it may not succeed in obtaining the FDA approval necessary to sell such vaccine products

The development, manufacture and marketing of Novavax’ pharmaceutical and biological products are subject to government regulation in the U.S. and other countries. In the U.S. and most foreign countries, Novavax must complete rigorous pre-clinical testing and extensive clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product. None of Novavax’ vaccine candidates have yet gained regulatory approval in the U.S. or elsewhere. Novavax also has vaccine candidates in clinical trials and pre-clinical laboratory or animal studies.

The steps required by the FDA before Novavax’ proposed investigational products may be marketed in the U.S. include:

•	performance of pre-clinical (animal and laboratory) tests;
•	submissions to the FDA of an IND, which must become effective before clinical trials may commence;
•	performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the investigational product in the intended target population;
•	performance of a consistent and reproducible manufacturing process intended for commercial use, including appropriate manufacturing data and regulatory inspections;
•	submission to the FDA of a BLA or a NDA; and
•	FDA approval of the BLA or NDA before any commercial sale or shipment of the product.

The processes are expensive and can take many years to complete, and Novavax may not be able to demonstrate the safety and efficacy of its vaccine candidates to the satisfaction of regulatory authorities. The start of clinical trials can be delayed or take longer than anticipated for many and varied reasons, many of which are out of Novavax’ control. Safety concerns may emerge that could lengthen the ongoing clinical trials or require additional clinical trials to be conducted. Promising results in early clinical trials may not be replicated in subsequent clinical trials. Regulatory authorities may also require additional testing, and Novavax may be required to demonstrate that its proposed products represent an improved form of treatment over existing therapies, which Novavax may be unable to do without conducting further clinical trials. Moreover, if the FDA or a foreign regulatory body grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Expanded or additional indications for approved products may not be approved, which could limit Novavax’ revenue. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval. Consequently, even if Novavax believes that pre-clinical and clinical data are sufficient to support regulatory approval for its vaccine candidates, the FDA and foreign regulatory authorities may not ultimately grant approval for commercial sale in any jurisdiction. If Novavax’ vaccine candidates are not approved, its ability to generate revenue will be limited and its business will be adversely affected.

If Novavax is unable to manufacture its vaccines in sufficient quantities, at sufficient yields or are unable to obtain regulatory approvals for a manufacturing facility for its vaccines, it may experience delays in product development, clinical trials, regulatory approval and commercial distribution

Completion of Novavax’ clinical trials and commercialization of its vaccine candidates require access to, or development of, facilities to manufacture its vaccine candidates at sufficient yields and at commercial-scale. Novavax has limited experience manufacturing any of its vaccine candidates in the volumes that will be necessary to support large-scale clinical trials or commercial sales. Efforts to establish these capabilities may not meet initial expectations as to scheduling, scale-up, reproducibility, yield, purity, cost, potency or quality.

If Novavax is unable to manufacture its vaccine candidates in clinical quantities or, when necessary, in commercial quantities and at sufficient yields, then it must rely on third-parties. Other third-party manufacturers must also receive FDA approval before they can produce clinical material or commercial products. Novavax’ vaccines may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third-parties give other products greater priority. Novavax may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, or on a timely basis. In addition, Novavax has to enter into technical transfer agreements and share its know-how with the third-party manufacturers, which can be time-consuming and may result in delays.

Influenza vaccines are seasonal in nature. If a vaccine is not available early enough in the influenza season, Novavax would likely have difficulty selling the vaccine. Further, pandemic outbreaks present only short-term opportunities for Novavax. There is no way to predict when there will be a pandemic outbreak, the strain of the influenza or how long the pandemic will last. For these reasons, any delay in the delivery of an influenza vaccine could result in lower sales volumes, lower sale prices, or no sales. Because the strain of the seasonal influenza changes annually, inventory of seasonal vaccine cannot be sold during a subsequent influenza season. Any delay in the manufacture of Novavax’ influenza vaccines could adversely affect its ability to sell the vaccines.

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Risk factors

Novavax reliance on contract manufacturers may adversely affect its operations or result in unforeseen delays or other problems beyond its control. Because of contractual restraints and the limited number of third-party manufacturers with the expertise, required regulatory approvals and facilities to manufacture Novavax’ bulk vaccines on a commercial-scale, replacement of a manufacturer may be expensive and time-consuming and may cause interruptions in the production of Novavax’ vaccine. A third-party manufacturer may also encounter difficulties in production. These problems may include:

•	difficulties with production costs, scale-up and yields;
•	availability of raw materials and supplies;
•	quality control and assurance;
•	shortages of qualified personnel;
•	compliance with strictly enforced federal, state and foreign regulations that vary in each country where product might be sold; and
•	lack of capital funding.

As a result, any delay or interruption could have a material adverse effect on Novavax’ business, financial condition, results of operations and cash flows.

Novavax’ new manufacturing facility may not be available during 2013, which may impede or delay its ability to manufacture one or more vaccine candidates for subsequent clinical trials or obtain BLA for such vaccines

Although Novavax’ new manufacturing facility in Gaithersburg, Maryland, designed to manufacture Phase III vaccine candidates under Novavax’ influenza program, has completed refurbishment, the new facility requires relocation of equipment from Novavax’ Belward facility and new equipment and validation in order to begin manufacturing. This work is expected to be completed in 2013; however, there are risks associated with bringing such a facility online, that include but are not limited to contractor issues and delays, licensing and permitting delays or rejections, limitations and delays on the installation of new or custom-ordered equipment, issues associated with validating equipment, processes or other aspects of insuring cGMP manufacturing and delays associated with moving equipment from Novavax’ current facility to the new facility. Even if Novavax meets all the scheduled activities associated with bringing the new facility online, there are many aspects of the project that rely on third party contractors and subcontractors, and there can be no guarantee that they will meet expected timeframes.

Novavax may not utilize its current manufacturing facility, and if so, it may not be able to defray the lease payments and operating expenses of that facility

With its new manufacturing facility in Gaithersburg, Maryland, Novavax has the opportunity to relocate from its current facility in Rockville, Maryland. Novavax does not yet know whether and to what extent it may need to utilize some portion of the Rockville facility after it moves. The expenses of leasing two manufacturing facilities are significant and while Novavax has structured its new facility arrangement to limit its financial exposure over the next year, Novavax plans to sublease all or a portion of the Rockville facility prior to the end of its lease on January 31, 2017. However, there is no guarantee that Novavax will be able to defray the expense of leasing two manufacturing facilities long-term. Sub-leasing the Rockville facility may prove difficult and even if Novavax does so, the sublease payments may not fully cover its lease payments and operating expenses.

Novavax must identify vaccines for development with its technologies and establish successful third-party relationships

The near and long-term viability of Novavax’ vaccine candidates will depend in part on its ability to successfully establish new strategic collaborations with pharmaceutical and biotechnology companies, non-profit organizations and government agencies. Establishing strategic collaborations and obtaining government funding is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of Novavax’ financial, regulatory or intellectual property position or based on their internal pipeline; government agencies may reject contract or grant applications based on their assessment of public need, the public interest, Novavax’ products’ ability to address these areas, or other reasons beyond Novavax’ expectations or control. If Novavax fails to establish a sufficient number of collaborations or government relationships on acceptable terms, Novavax may not be able to commercialize its vaccine candidates or generate sufficient revenue to fund further research and development efforts.

Even if Novavax establishes new collaborations or obtain government funding, these relationships may never result in the successful development or commercialization of any vaccine candidates for several reasons, including the fact that:

•	Novavax may not have the ability to control the activities of its partner and cannot provide assurance that they will fulfill their obligations to Novavax, including with respect to the license, development and commercialization of vaccine candidates, in a timely manner or at all;
•	such partners may not devote sufficient resources to Novavax’ vaccine candidates or properly maintain or defend Novavax’ intellectual property rights;

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Risk factors

•	any failure on the part of Novavax’ partners to perform or satisfy their obligations to it could lead to delays in the development or commercialization of its vaccine candidates and affect its ability to realize product revenue; and
•	disagreements, including disputes over the ownership of technology developed with such collaborators, could result in litigation, which would be time-consuming and expensive, and may delay or terminate research and development efforts, regulatory approvals and commercialization activities.

Novavax’ collaborators will be subject to the same regulatory approval of their manufacturing facility and process as Novavax. Before Novavax could begin commercial manufacturing of any of its vaccine candidates, Novavax and its collaborators must pass a pre-approval inspection before FDA approval and comply with the FDA’s cGMP. If Novavax’ collaborators fail to comply with these requirements, Novavax’ vaccine candidates would not be approved. If Novavax’ collaborators fail to comply with these requirements after approval, Novavax would be subject to possible regulatory action and may be limited in the jurisdictions in which Novavax is permitted to sell its products.

If Novavax or its collaborators fail to maintain its existing agreements or in the event Novavax fails to establish agreements as necessary, Novavax could be required to undertake research, development, manufacturing and commercialization activities solely at its own expense. These activities would significantly increase Novavax’ capital requirements and, given Novavax’ lack of sales, marketing and distribution capabilities, significantly delay the commercialization of its vaccine candidates.

Because Novavax depends on third-parties to conduct some of its laboratory testing, clinical trials, and manufacturing, Novavax may encounter delays in or lose some control over its efforts to develop products

Novavax is dependent on third-party research organizations to conduct some of its laboratory testing, clinical trials and manufacturing activities. If Novavax is unable to obtain any necessary services on acceptable terms, it may not complete its product development efforts in a timely manner. Novavax may lose some control over these activities and become too dependent upon these parties. These third-parties may not complete testing or manufacturing activities on schedule, within budget, or when Novavax requests. Novavax may not be able to secure and maintain suitable research organizations to conduct its laboratory testing, clinical trials and manufacturing activities. Novavax has not manufactured any of its vaccine candidates at a commercial level and may need to identify additional third-party manufacturers to scale-up and manufacture its products.

Novavax is responsible for confirming that each of its clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA and foreign regulatory agencies requires Novavax to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the clinical trial participants are adequately protected. The FDA and foreign regulatory agencies also require Novavax to comply with good manufacturing practices. Novavax’ reliance on third-parties does not relieve it of these responsibilities and requirements. These third-parties may not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines. In addition, these third-parties may need to be replaced or the quality or accuracy of the data they obtain may be compromised or the product they manufacture may be contaminated due to the failure to adhere to Novavax’ clinical and manufacturing protocols, regulatory requirements or for other reasons. In any such event, Novavax’ pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and Novavax may not be able to obtain regulatory approval of, or commercially manufacture, its vaccine candidates.

Novavax’ collaborations may not be profitable

Novavax entered a co-marketing agreement with GEHC in December 2007 for a pandemic influenza vaccine solution for select international countries, and its collaboration continues to incorporate GEHC’s bioprocessing/manufacturing solutions and design expertise with Novavax’ VLP manufacturing platform.

Novavax has formed the JV with Cadila in India and, in connection with it, entered into a master services agreement pursuant to which Novavax may request certain services from Cadila in the areas of biologics research, pre-clinical development, clinical development, process development, manufacturing scale-up and general manufacturing related services in India. Novavax and Cadila amended the master services agreement first in July 2011, and subsequently in March 2013, in each case to extend the term by one year for which services can be provided by Cadila under this agreement. Under the revised terms, if, by March 2014, the amount of services provided by Cadila under the master services agreement is less than $7.5 million, Novavax will pay Cadila the portion of the shortfall amount that is less than or equal to $2.0 million and 50% of the portion of the shortfall amount that exceeds $2.0 million. Through December 31, 2012, Novavax has purchased $0.6 million in services from Cadila pursuant to this agreement.

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Risk factors

Novavax has entered into a license agreement with LGLS that allows it to use Novavax’ manufacturing and production technology to develop and sell Novavax’ influenza vaccines. Novavax has also entered into a clinical development agreement with PATH related to Novavax’ RSV vaccine for maternal immunization in low-resource countries. To the extent PATH continues to fund 50% of the Company’s external clinical development costs, but the Company does not continue development, the Company would grant PATH a fully-paid license to its RSV vaccine technology for use in pregnant women in such low-resource countries at terms that may not be favorable to Novavax.

Novavax cannot predict when, if at all, these relationships will lead to approved products, sales, or otherwise provide revenue to Novavax or become profitable.

Novavax has limited marketing capabilities, and if it is unable to enter into collaborations with marketing partners or develop its own sales and marketing capability, Novavax may not be successful in commercializing any approved products

Novavax currently has no sales, marketing or distribution capabilities. As a result, Novavax will depend on collaborations with third-parties that have established distribution systems and sales forces. To the extent that Novavax enters into co-promotion or other licensing arrangements, its revenue will depend upon the efforts of third-parties, over which Novavax may have little or no control. If Novavax is unable to reach and maintain agreements with one or more pharmaceutical companies or collaborators, Novavax may be required to market its products directly. Developing a marketing and sales force is expensive and time-consuming and could delay a product launch. Novavax cannot be certain that it will be able to attract and retain qualified sales personnel or otherwise develop this capability.

Novavax vaccine candidates may never achieve market acceptance even if Novavax obtains regulatory approvals

Even if Novavax receives regulatory approvals for the commercial sale of its vaccine candidates, the commercial success of these vaccine candidates will depend on, among other things, their acceptance by physicians, patients, third-party payers such as health insurance companies and other members of the medical community as a vaccine and cost-effective alternative to competing products. If Novavax’ vaccine candidates fail to gain market acceptance, Novavax may be unable to earn sufficient revenue to continue its business. Market acceptance of, and demand for, any product that Novavax may develop and commercialize will depend on many factors, including:

•	Novavax’ ability to provide acceptable evidence of safety and efficacy;
•	the prevalence and severity of adverse side effects;
•	whether Novavax’ vaccines are differentiated from other vaccines based on immunogenicity;
•	availability, relative cost and relative efficacy of alternative and competing treatments;
•	the effectiveness of Novavax’ marketing and distribution strategy;
•	publicity concerning Novavax’ products or competing products and treatments; and
•	Novavax’ ability to obtain sufficient third-party insurance coverage or reimbursement.

In particular, there are significant challenges to market acceptance for seasonal influenza vaccines. For Novavax’ seasonal vaccine to be accepted in the market, it must demonstrate differentiation from other seasonal vaccines that are currently approved and marketed. This can mean that the vaccine is more effective in certain populations, such as in older adults, or cheaper and quicker to produce. There are no assurances that Novavax’ vaccine will be more efficacious than other vaccines.

If Novavax’ vaccine candidates do not become widely accepted by physicians, patients, third-party payers and other members of the medical community, Novavax’ business, financial condition and results of operations would be materially and adversely affected.

If reforms in the health care industry make reimbursement for Novavax’ potential products less likely, the market for Novavax’ potential products will be reduced, and Novavax could lose potential sources of revenue

Novavax’ success may depend, in part, on the extent to which reimbursement for the costs of vaccines will be available from third-party payers such as government health administration authorities, private health insurers, managed care programs and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators and third-party health care payers to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products.

Similar federal or state health care legislation may be adopted in the future and any products that Novavax or its collaborators seek to commercialize may not be considered cost-effective. Adequate third-party insurance coverage may not be available for Novavax to establish and maintain price levels that are sufficient for realization of an appropriate return on Novavax’ investment in product development. Moreover, the existence or threat of cost control measures could cause Novavax’ corporate collaborators to be less willing or able to pursue research and development programs related to Novavax’ vaccine candidates.

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Risk factors

Novavax may fail to obtain regulatory approval for its products on a timely basis or comply with its continuing regulatory obligations after approval is obtained

Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunities, losing any potential marketing advantage of being early to market and increased clinical trial costs. The speed with which Novavax begins and completes its pre-clinical studies necessary to begin clinical trials, clinical trials and Novavax’ applications for marketing approval will depend on several factors, including the following:

•	Novavax’ ability to manufacture or obtain sufficient quantities of materials for use in necessary pre-clinical studies and clinical trials;
•	prior regulatory agency review and approval;
•	approval of the protocol and the informed consent form by the review board of the institution conducting the clinical trial;
•	the rate of subject or patient enrollment and retention, which is a function of many factors, including the size of the subject or patient population, the proximity of subjects and patients to clinical sites, the eligibility criteria for the clinical trial and the nature of the protocol;
•	negative test results or side effects experienced by clinical trial participants;
•	analysis of data obtained from pre-clinical and clinical activities, which are susceptible to varying interpretations and which interpretations could delay, limit or prevent further studies or regulatory approval;
•	the availability of skilled and experienced staff to conduct and monitor clinical trials and to prepare the appropriate regulatory applications; and
•	changes in the policies of regulatory authorities for drug or vaccine approval during the period of product development.

Novavax has limited experience in conducting and managing the pre-clinical studies and clinical trials necessary to obtain regulatory marketing approvals. Novavax may not be permitted to continue or commence additional clinical trials. Novavax also faces the risk that the results of its clinical trials may be inconsistent with the results obtained in pre-clinical studies or clinical trials of similar products or that the results obtained in later phases of clinical trials may be inconsistent with those obtained in earlier phases. A number of companies in the biopharmaceutical and product development industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing.

Regulatory agencies may require Novavax or its collaborators to delay, restrict or discontinue clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. In addition, Novavax or its collaborators may be unable to submit applications to regulatory agencies within the time frame Novavax currently expects. Once submitted, applications must be approved by various regulatory agencies before Novavax or its collaborators can commercialize the product described in the application. All statutes and regulations governing the conduct of clinical trials are subject to change in the future, which could affect the cost of such clinical trials. Any unanticipated costs or delays in its clinical trials could delay Novavax’ ability to generate revenue and harm its financial condition and results of operations.

Failure to obtain regulatory approval in foreign jurisdictions would prevent Novavax from marketing its products internationally

Novavax intends to have its vaccine candidates marketed outside the U.S. In furtherance of this objective, Novavax has entered into relationships with Cadila in India, LGLS in South Korea and PATH. In order to market its products in the European Union, India, Asia and many other non-U.S. jurisdictions, Novavax must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing and data review. The time required to obtain foreign regulatory approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. Novavax may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by a regulatory agency, such as the FDA, does not ensure approval by any other regulatory agencies, for example in other foreign countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in other jurisdictions, including approval by the FDA. The failure to obtain regulatory approval in foreign jurisdictions could harm Novavax’ business.

Even if regulatory approval is received for Novavax’ vaccine candidates, the later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market

Even if a product gains regulatory approval, such approval is likely to limit the indicated uses for which it may be marketed, and the product and the manufacturer of the product will be subject to continuing regulatory review, including adverse event reporting requirements and the FDA’s general prohibition against promoting products for unapproved uses. Failure to comply with any post-approval requirements can, among other things, result in warning letters, product seizures, recalls, substantial fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any of these enforcement actions, any unanticipated changes in existing regulatory requirements or the adoption of new requirements, or any safety issues that arise with any approved products, could adversely affect Novavax’ ability to market products and generate revenue and thus adversely affect its ability to continue its business.

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Risk factors

Novavax also may be restricted or prohibited from marketing or manufacturing a product, even after obtaining product approval, if previously unknown problems with the product or its manufacture are subsequently discovered and Novavax cannot provide assurance that newly discovered or developed safety issues will not arise following any regulatory approval. With the use of any vaccine by a wide patient population, serious adverse events may occur from time to time that initially do not appear to relate to the vaccine itself, and only if the specific event occurs with some regularity over a period of time does the vaccine become suspect as having a causal relationship to the adverse event. Any safety issues could cause Novavax to suspend or cease marketing of its approved products, possibly subject Novavax to substantial liabilities, and adversely affect its ability to generate revenue and its financial condition.

Because Novavax is subject to environmental, health and safety laws, it may be unable to conduct its business in the most advantageous manner

Novavax is subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals, emissions and wastewater discharges, and the use and disposal of hazardous or potentially hazardous substances used in connection with its research, including infectious disease agents. Novavax also cannot accurately predict the extent of regulations that might result from any future legislative or administrative action. Any of these laws or regulations could cause Novavax to incur additional expense or restrict its operations.

Novavax’ facilities in Maryland are subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including chemicals, micro-organisms and various hazardous compounds used in connection with Novavax’ research and development activities. In the U.S., these laws include the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. Novavax cannot eliminate the risk of accidental contamination or discharge or injury from these materials. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. Novavax could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials. In addition, claimants may sue Novavax for injury or contamination that results from Novavax’ use or the use by third-parties of these materials, and Novavax’ liability may exceed its total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair Novavax’ research, development or production efforts.

Although Novavax has general liability insurance, these policies contain exclusions from insurance against claims arising from pollution from chemicals or pollution from conditions arising from Novavax’ operations. Novavax’ collaborators are working with these types of hazardous materials in connection with Novavax’ collaborations. In the event of a lawsuit or investigation, Novavax could be held responsible for any injury it or its collaborators cause to persons or property by exposure to, or release of, any hazardous materials. However, Novavax believes that it is currently in compliance with all applicable environmental and occupational health and safety regulations.

Even if Novavax successfully commercializes any of its vaccine candidates, either alone or in collaboration, Novavax faces uncertainty with respect to pricing, third-party reimbursement and healthcare reform, all of which could adversely affect any commercial success of its vaccine candidates

Novavax’ ability to collect revenue from the commercial sale of its vaccines may depend on its ability, and that of any current or potential future collaboration partners or customers, to obtain adequate levels of coverage and reimbursement for such products from third-party payers such as:

•	government health administration authorities;
•	private health insurers;
•	health maintenance organizations;
•	pharmacy benefit management companies; and
•	other healthcare-related organizations.

Third-party payers are increasingly challenging the prices charged for medical products and may deny coverage or offer inadequate levels of reimbursement if they determine that a prescribed product has not received appropriate clearances from the FDA, or foreign equivalent, or other government regulators, is not used in accordance with cost-effective treatment methods as determined by the third-party payer, or is experimental, unnecessary or inappropriate. Prices could also be driven down by health maintenance organizations that control or significantly influence purchases of healthcare products.

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Risk factors

In both the U.S. and some foreign jurisdictions, there have been a number of legislative and regulatory proposals and initiatives to change the health care system in ways that could affect Novavax’ ability to sell vaccines. Some of these proposed and implemented reforms could result in reduced reimbursement rates for medical products, and while Novavax has no current vaccines available for commercial sale, the impact of such reform could nevertheless adversely affect its business strategy, operations and financial results. In March 2010, President Obama signed into law a legislative overhaul of the U.S. healthcare system, known as the Patient Protection and Affordable Care Act of 2010, as amended by the Healthcare and Education Affordability Reconciliation Act of 2010 (PPACA). As a result of this new legislation, substantial changes could be made to the current system for paying for health-care in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. The long-term ramifications of PPACA remain unclear and many details regarding implementation of PPACA are yet to be determined, however the cost-containment measures that healthcare providers are instituting and the results of healthcare reforms may negatively impact the commercial prospects of one or more of Novavax’ vaccine candidates currently in development.

Novavax’ success depends on its ability to maintain the proprietary nature of its technology

Novavax’ success in large part depends on its ability to maintain the proprietary nature of its technology and other trade secrets. To do so, Novavax must prosecute and maintain existing patents, obtain new patents and pursue trade secret and other intellectual property protection. Novavax also must operate without infringing the proprietary rights of third-parties or allowing third-parties to infringe its rights. Novavax currently has or has rights to over 100 U.S. patents and corresponding foreign patents and patent applications covering its technologies. However, patent issues relating to pharmaceuticals and biologics involve complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the U.S. Patent and Trademark Office or enforced by the federal courts. Therefore, Novavax does not know whether its patent applications will result in the issuance of patents, or that any patents issued to it will provide it with any competitive advantage. Novavax also cannot be sure that it will develop additional proprietary products that are patentable. Furthermore, there is a risk that others will independently develop or duplicate similar technology or products or circumvent the patents issued to Novavax.

There is a risk that third-parties may challenge Novavax’ existing patents or claim that Novavax is infringing their patents or proprietary rights. Novavax could incur substantial costs in defending patent infringement suits or in filing suits against others to have their patents declared invalid or claim infringement. It is also possible that Novavax may be required to obtain licenses from third-parties to avoid infringing third-party patents or other proprietary rights. Novavax cannot be sure that such third-party licenses would be available to it on acceptable terms, if at all. If Novavax is unable to obtain required third-party licenses, it may be delayed in or prohibited from developing, manufacturing or selling products requiring such licenses.

Although Novavax’ patent filings include claims covering various features of its vaccine candidates, including composition, methods of manufacture and use, Novavax’ patents do not provide it with complete protection against the development of competing products. Some of Novavax’ knowhow and technology is not patentable. To protect its proprietary rights in unpatentable intellectual property and trade secrets, Novavax requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for Novavax’ trade secrets, know-how or other proprietary information.

If Novavax infringes or are alleged to infringe the intellectual property rights of third-parties, it will adversely affect Novavax’ business, financial condition and results of operations

Novavax’ research, development and commercialization activities, including any vaccine candidates resulting from these activities, may infringe or be claimed to infringe patents owned by third- parties and to which Novavax does not hold licenses or other rights. There may be rights Novavax is not aware of, including applications that have been filed but not published that, when issued, could be asserted against Novavax. These third-parties could bring claims against Novavax, and that would cause Novavax to incur substantial expenses and, if successful against Novavax, could cause it to pay substantial damages. Further, if a patent infringement suit were brought against Novavax, it could be forced to stop or delay research, development, manufacturing or sales of the product or biologic drug candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, Novavax may choose or be required to seek a license from the third-party. These licenses may not be available on acceptable terms, or at all. Even if Novavax is able to obtain a license, the license would likely obligate it to pay license fees or royalties or both, and the rights granted to Novavax might be non-exclusive, which could result in its competitors gaining access to the same intellectual property. Ultimately, Novavax could be prevented from commercializing a product, or be forced to cease some aspect of its business operations, if, as a result of actual or threatened patent infringement claims, Novavax is unable to enter into licenses on acceptable terms. All of the issues described above could also impact Novavax’ collaborators, which would also impact the success of the collaboration and therefore Novavax.

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Risk factors

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against Novavax, it may become a party to other patent litigation and other proceedings, including interference proceedings declared by the U.S. Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to Novavax’ products and technology.

Novavax may become involved in lawsuits to protect or enforce its patents or the patents of its collaborators or licensors, which could be expensive and time-consuming

Competitors may infringe Novavax’ patents or the patents of its collaborators or licensors. As a result, Novavax may be required to file infringement claims to counter infringement for unauthorized use. This can be expensive, particularly for a company of Novavax’ size, and time consuming. In addition, in an infringement proceeding, a court may decide that a patent of Novavax’ is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that Novavax’ patents do not cover its technology. An adverse determination of any litigation or defense proceeding could put one or more of Novavax’ patents at risk of being invalidated or interpreted narrowly and could put its patent applications at the risk of not issuing.

Interference proceedings brought by the U.S. Patent and Trademark Office may be necessary to determine the priority of inventions with respect to Novavax’ patent applications or those of its collaborators or licensors. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction to Novavax’ management. Novavax may not be able, alone or with its collaborators and licensors, to prevent misappropriation of its proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the U.S.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Novavax’ confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the market price for Novavax’ common stock could be significantly harmed.

Novavax may need to license intellectual property from third-parties and, if Novavax’ right to use the intellectual property it licenses is affected, its ability to develop and commercialize its vaccine candidates may be harmed

Novavax expects that it will need to license intellectual property from third-parties in the future and that these licenses will be material to its business. Novavax will not own the patents or patent applications that underlie these licenses, and Novavax will not control the enforcement of the patents. Novavax will rely upon its licensors to properly prosecute and file those patent applications and prevent infringement of those patents.

Novavax’ license agreement with Wyeth, which gives Novavax rights to a family of patents and patent applications that are expected to expire in early 2022, covering VLP technology for use in human vaccines in certain fields of use, is non-exclusive. These applications are very significant to Novavax’ business. If each milestone is achieved for any particular vaccine candidate, Novavax would likely be obligated to pay an aggregate of $14 million to Wyeth for each vaccine candidate developed and commercialized under the agreement. Achievement of each milestone is subject to many risks, including those described in these Risk Factors. Annual license fees under the Wyeth agreement aggregate to $0.2 million per year.

While many of the licenses under which Novavax has rights provide it with rights in specified fields, the scope of Novavax’ rights under these and other licenses may be subject to dispute by its licensors or third-parties. In addition, Novavax’ rights to use these technologies and practice the inventions claimed in the licensed patents and patent applications are subject to Novavax’ licensors abiding by the terms of those licenses and not terminating them. Any of Novavax’ licenses may be terminated by the licensor if Novavax is in breach of a term or condition of the license agreement, or in certain other circumstances.

Novavax’ vaccine candidates and potential vaccine candidates will require several components that may each be the subject of a license agreement. The cumulative license fees and royalties for these components may make the commercialization of these vaccine candidates uneconomical.

If patent laws or the interpretation of patent laws change, Novavax’ competitors may be able to develop and commercialize Novavax’ discoveries

Important legal issues remain to be resolved as to the extent and scope of available patent protection for biopharmaceutical products and processes in the U.S. and other important markets outside the U.S., such as Europe and Japan. Foreign markets may not provide the same level of patent protection as provided under the U.S. patent system. Litigation or administrative proceedings may be necessary to determine the validity and scope of certain of Novavax’ and others’ proprietary rights. Any such litigation or proceeding may result in a significant commitment of resources in the future and could force Novavax to do one or more of the following: cease selling or using any of its products that incorporate the challenged intellectual property, which would adversely affect Novavax’ revenue; obtain a license from the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all; and redesign Novavax’ products to avoid infringing the intellectual property rights of third-parties, which may be time-consuming or impossible to do. In addition, changes in, or different interpretations of, patent laws in the U.S. and other countries may result in patent laws that allow others to use Novavax’ discoveries or develop and commercialize its products. Novavax cannot provide assurance that the patents it obtains or the unpatented technology it holds will afford Novavax significant commercial protection.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     41

Risk factors

RISKS RELATED TO THE OFFER AND THE SECURITIES

Because Novavax’ stock price has been and will likely continue to be highly volatile, the market price of its common stock may be lower or more volatile than expected

Novavax’ stock price has been highly volatile. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From January 1, 2012 through December 31, 2012, the closing sale price of Novavax’ common stock has been as low as $1.16 per share and as high as $2.39 per share. The market price of Novavax’ common stock may be influenced by many factors, including:

•	future announcements about Novavax or its collaborators or competitors, including the results of testing, technological innovations or new commercial products;
•	clinical trial results;
•	depletion of Novavax’ cash reserves;
•	sale of equity securities or issuance of additional debt;
•	announcement by Novavax of significant strategic partnerships, collaborations, joint ventures, capital commitments or acquisitions;
•	changes in government regulations;
•	impact of competitor successes and in particular development success of vaccine candidates that compete with Novavax’ own vaccine candidates;
•	developments in Novavax’ relationships with its collaboration partners;
•	announcements relating to health care reform and reimbursement levels for new vaccines;
•	sales of substantial amounts of Novavax’ stock by existing stockholders (including stock by insiders or 5% stockholders);
•	development, spread or new announcements related to pandemic influenza;
•	litigation;
•	public concern as to the safety of Novavax’ products;
•	significant set-backs or concerns with the industry or the market as a whole;
•	regulatory inquiries, reviews and potential action, including from the FDA or the SEC; and
•	the other factors described in this Risk Factors section.

The stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many emerging and biopharmaceutical companies. These fluctuations have often been unrelated to the operating performance of these companies. These broad market fluctuations may cause the market price of Novavax’ common stock to be lower or more volatile than expected.

Provisions of Novavax’ Certificate of Incorporation and Bylaws and Delaware law could delay or prevent the acquisition of the Combined Group, even if such acquisition would be beneficial to stockholders, and could impede changes in the Combined Group’s Board

Novavax’ organizational documents could hamper a third-party’s attempt to acquire, or discourage a third-party from attempting to acquire control of, it. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These organizational documents also could limit the price investors are willing to pay in the future for Novavax’ securities and make it more difficult to change the composition of its Board in any one year. Certain provisions include the right of the existence of a staggered Board with three classes of directors serving staggered three-year terms and advance notice requirements for stockholders to nominate directors and make proposals.

Novavax also is afforded the protections of Section 203 of the Delaware General Corporation Law, which will prevent Novavax from engaging in a business combination with a person who acquires at least 15% of Novavax’ common stock for a period of three years from the date such person acquired such common stock, unless advance board or stockholder approval was obtained.

Any delay or prevention of a change of control transaction or changes in Novavax’ Board of Directors or management could deter potential acquirers or prevent the completion of a transaction in which Novavax’ stockholders could receive a substantial premium over the then current market price for their shares.

42     Offer to Shareholders and Warrant holders in Isconova AB (publ)

Risk factors

Novavax has never paid dividends on its capital stock, and Novavax does not anticipate paying any such dividends in the foreseeable future

Novavax has never paid cash dividends on its common stock. Novavax currently anticipates that it will retain all of its earnings for use in the development of its business and do not anticipate paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, of Novavax’ common stock would be the only source of gain for stockholders until dividends are paid, if at all.

Upon the receipt of Novavax shares in the Offer, Isconova’s shareholders and option holders will become stockholders in a Delaware corporation, which will change certain rights and privileges that they hold as shareholders of a Swedish company.

Novavax is governed by the laws of the United States, the State of Delaware and by Novavax’ certificate of incorporation and bylaws. The Delaware General Corporation Law, referred to as the DGCL, extends to stockholders certain rights and privileges that may not exist under Swedish law and, conversely, does not extend certain rights and privileges that Isconova shareholders may have as shareholders of a company governed by Swedish law. Novavax’ organizational documents could hamper a third-party’s attempt to acquire, or discourage a third-party from attempting to acquire control of, Novavax. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These organizational documents also could limit the price investors are willing to pay in the future for Novavax’ securities and make it more difficult to change the composition of Novavax’ board in any one year. Certain provisions include Novavax’ staggered board with three classes of directors serving staggered three-year terms and advance notice requirements for stockholders to nominate directors and make proposals. Novavax also is afforded the protections of Section 203 of the Delaware General Corporation Law, which will prevent Novavax from engaging in a business combination with a person who acquires at least 15% of Novavax’ common stock for a period of three years from the date such person acquired such common stock, unless it receives prior approval from the board of directors or subsequent approval from the board of directors and 66 2/3% of the stockholders. Any delay or prevention of a change of control transaction or changes in Novavax’ board or management could deter potential acquirers or prevent the completion of a transaction in which Novavax’ stockholders could receive a substantial premium over the then-current market price for their shares.

For a detailed discussion of the rights of Novavax’ stockholders versus the rights of Isconova shareholders, see the section entitled “Comparison of Rights of Holders of Novavax Common Stock and Isconova Shares” beginning on page 96.

Uncertainty regarding the completion of the Offer may have a negative impact on the price of Novavax common stock

In accordance with what is stated below in section “Terms and instructions”, Novavax has set up certain conditions for the completion of the Offer. Since the factors that these conditions are based upon are beyond Novavax’ control, there are no guarantees for when the Offer will be completed, or that it will be completed at all. The uncertainty that may occur on the market in connection with this may result in a negative impact on the value of the shares in Novavax and/or Isconova.

The exchange ratios are fixed and will not be adjusted on fluctuations in Novavax’ stock price. The market price of Novavax’ common stock may decline as a result of the Offer, and in particular may decline if Isconova shareholders or option holders choose not to hold Novavax common stock received in the Offer.

In connection with the Offer, Novavax could issue as many as 15,672,591 shares to Isconova shareholders and option holders if all Isconova shareholders and option holders elect to tender their shares or surrender their stock options in exchange for shares of Novavax common stock. Novavax’ common stock issued in the Offer, subject to the contractual limitations on InnKap pursuant to its irrevocable undertaking, will be freely-tradable upon consummation of the Offer. Further, holders who tender their Isconova shares or surrender their stock options may elect for their shares of Novavax common stock that they receive as consideration to be sold by a financial institution on behalf of such holders. The acquisition of Novavax’ common stock by Isconova shareholders and option holders who may not wish to hold shares in a U.S. company, as well as the increase in the outstanding number of shares of Novavax’ common stock, may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Novavax’ common stock. In addition, the market price of Novavax common stock may decline following the closing of the Offer for a number of reasons, including if the integration of Isconova’s business is unsuccessful or that Novavax does not achieve the anticipated financial and strategic benefits of its acquisition of Isconova as rapidly or to the extent anticipated by stock market analysts or investors. The closing price of Novavax common stock was $1.89 per share on June 3, 2013, the last day of trading prior to the announcement of the proposed Offer. Since that date, Novavax’ stock has fluctuated from a low of $1.68 per share to a high of $2.14 per share.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     43

The responsible persons

The below board of directors of Novavax is responsible for the content of the Offer Document. The board of directors hereby declares that, having taken all reasonable care to ensure that such is the case, the information in the Offer Document is, to the best of the board’s knowledge, in accordance with the facts and contains no omission likely to affect its import.

The Isconova Board has participated in the establishment of the section “Description of Isconova” in the Offer Document.

No information from the third parties which has been incorporated in this Offer Document has been amended by Novavax so that the information became misleading or incorrect. The civil liability may be claimed from the board of directors of Novavax only if the summary is misleading or incorrect in relation to the other parts of the Offer Document.

City of Rockville, State of Maryland, July 8, 2013

Stanley C. Erck	Gary C. Evans
(sign.)	(sign.)

James F. Young, Ph.D.	John O. Marsh, Jr.
(sign.)	(sign.)

Richard H. Douglas, Ph.D.	Rajiv I. Modi, Ph.D.
(sign.)	(sign.)

Michael A. McManus, Jr.
(sign.)

44     Offer to Shareholders and Warrant holders in Isconova AB (publ)

The Offer

On June 4, 2013, Novavax announced a public offer to acquire all shares and warrants (series 2005-I and 2005-II) in Isconova. According to the terms of the Offer, Novavax will issue approx. 15,454,471 shares of its common stock, with an aggregate transaction value of SEK 192.8 million (USD 29.2 million), based on the closing price of the Novavax share on June 3, 2013, the last trading day prior to the announcement of the Offer.

The Offer is expected to result in Novavax’ present shareholders holding 91.1 percent of the combined entity, and Isconova’s present shareholders holding 8.9 percent of the combined entity, based on the number of issued shares in each company at full dilution (including outstanding and vested stock options and warrants as of March 31, 2013).

Under the terms of the Offer,

•	Novavax offers 1.2388 shares of its common stock for each share in Isconova, corresponding to an offer value of SEK 15.46 for each Isconova share, based on the closing price of Novavax shares on 3 June 2013 (or SEK 16.50 based on the 15-trading day volume-weighted average share price (“VWAP”) of Novavax up to and including 3 June 2013).

•	Novavax offers SEK 0.74 for each warrant series 2005-I and SEK 3.78 for each warrant series 2005-II in Isconova.1)

No commission or brokerage fees will be levied on shareholders or warrant holders that tender such instruments in the Offer. To the extent shareholders in Isconova are entitled to receive fractions of shares in Novavax, such fractions of shares will be paid in cash in lieu thereof (for additional information, please refer to section “Fractions of shares etc.”).

The shares issued by Novavax as consideration in the Offer cannot be received by holders of shares and/or employee stock options in Isconova who have such instruments registered on a Securities Account (Sw. VP-konto) with Euroclear Sweden AB. Such holders who tender their shares and/or employee stock options in the Offer may elect to open a custody account (Sw. värdepappersdepå) for purposes of receiving the Offer consideration, which is notified to Novavax, when the shares and/or employee stock options are tendered in the Offer. Alternatively, such holders may elect that the Novavax shares received as compensation shall be sold commission free by Pareto Öhman on a best efforts basis on behalf of such holders, and the proceeds will be paid in SEK to the eligible parties. Also holders of shares and/or employee stock options in Isconova with custody accounts with a bank or stock broker will be able to sell such number shares of Novavax that equals no more than 10,000 shares in Isconova by using such commission free selling facility, see section “Selling Facility” below.

As at the date of the Offer Document, Novavax does not hold any shares or corresponding equity instruments issued by Isconova.

No commission will be charged in connection with the Offer.

STOCK OPTIONS ISSUED TO EMPLOYEES AND BOARD MEMBERS

The Offer does not include stock options2) granted by Isconova to its employees and board members. Novavax intends to procure fair treatment in the transaction for holders of stock options and intends to make a private offer, whereby holders of vested and unvested stock options who agree to waive their rights under the stock option agreement will receive 0.6232 shares of Novavax common stock for each stock option in Isconova (the “Private Offer”). The consideration offered for the stock options represents the difference between the offer price for each Isconova share, based on the 15-trading day VWAP of Novavax up to and including 3 June 2013, and the SEK 8.20 strike price of the stock options. Holders of stock options accepting this private offer will also be eligible to sell shares of Novavax by using the commission free selling facility described below.

OFFER VALUE AND PREMIUM3)

In each case compared to the closing price of Novavax on 3 June 2013, the Offer represents

•	a premium of 26.7 percent (or 35.2 percent based on the 15-trading day VWAP of Novavax up to and including 3 June 2013) compared to Isconova’s closing price on 3 June 2013, the last trading day prior to the announcement of the Offer;

•	a premium of 27.3 percent (or 35.9 percent based on the 15-trading day VWAP of Novavax up to and including 3 June 2013) compared to the 15-trading day VWAP of Isconova up to and including 3 June 2013; and

•	a premium of 49.0 percent (or 59.0 percent based on the 15-trading day VWAP of Novavax up to and including 3 June 2013) compared to Isconova’s VWAP during the last three calendar months up to and including 3 June 2013.

1)	The consideration offered for the warrants was calculated based on a Black-Scholes valuation that assumes a current spot price derived using the exchange ratio of 1.2388 multiplied by the 15-trading day VWAP of Novavax up to and including 3 June 2013 and based on an SEK/USD exchange rate of 6.6023. There are in total 11,122 outstanding 2005-I warrants and 34,935 outstanding 2005-II warrants.
2)	Stock options (Sw. personaloptioner) series 2012/2016.
3)	Offer value and premium calculations are based on a SEK/USD exchange rate of 6.6023.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     45

The Offer

Assuming that all holders of shares and warrants tender such instruments in the Offer and that all holders of stock options accept the Private Offer to waive their rights under their stock options, 15,672,591 shares in Novavax will be issued in consideration for the shares and the stock options and SEK 140,277 will be paid in the aggregate as consideration for the 2005-I warrants and 2005-II warrants, corresponding to a total offer value of approx. USD 29.6 million (corresponding to approx. SEK 195.7 million).

ACCEPTANCE PERIOD

The acceptance period for the Offer runs from July 9, 2013 to July 30, 2013. Settlement will begin as soon as possible after Novavax has announced that the terms of the Offer have been fu filled, or otherwise has decided to complete the Offer. Provided that such announcement is made at the latest on August 6, 2013, settlement is expected to commence around August 9, 2013. Novavax reserves the right to extend the acceptance period for the Offer, as well as to defer the payment of consideration. For more information, see section “Terms and instructions”.

LISTING OF NOVAVAX

The shares in Novavax are listed on the NASDAQ Global Select Market (ticker: NVAX).

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ISCONOVA

The Isconova Board1) unanimously recommends Isconova’s shareholders and warrant holders to accept the Offer.

COMMITMENTS FROM SHAREHOLDERS IN ISCONOVA

InnKap 4 Partners L.P., Farstorps Gård AB, LMK Ventures AB, LMK Forward AB and Peter Ragnarsson who own in the aggregate 6,902,912 shares in Isconova, representing 55.3 percent of the outstanding shares and votes in Isconova before dilution, have each undertaken, pursuant to an agreement providing that such undertakings shall be irrevocable until the closing of the Offer(i) not to sell, transfer, encumber or grant any option or other right over or otherwise deal with or dispose of any Isconova shares, other than pursuant to the Offer, (ii) not to accept any other offer in respect of shares in Isconova, by whatever means it is to be implemented, (iii) not to solicit or encourage any third party to initiate or proceed with a public offer for or other purchase of any securities in Isconova, (iv) not to make any public offer for or purchase any securities in Isconova, (v) not to take any action or make any statement which may be prejudicial to the success of the Offer, (vi) not to make any public announcement or communication in connection with the Offer, or concerning Isconova which may be material to the Offer, without Novavax’ prior consent and (vii) to exercise all voting rights in Isconova shares to enable the Offer.. These undertakings are conditional upon that no other party announces a competing offer at a price which is at least 5 percent higher than the Offer, which Novavax decides not to match (i.e. offer a price that at least corresponds to the price in the competing offer at the date of announcement of such competing offer) within five business days.

FINANCING OF THE OFFER; COSTS ASSOCIATED WITH THE OFFER

The completion of the Offer is not subject to any financing condition. The cash payments for warrants (series 2005-I and 2005-II) in Isconova will be financed by Novavax through available funds.

Novavax estimates that its costs for this transaction will be approximately $1.8 million. Isconova estimates that it will incur transaction expenses of approximately $1.0 million. Transaction expenses include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction.

DUE DILIGENCE

Novavax has conducted a limited due diligence before announcement of the Offer. As part of this due diligence, Novavax has received certain information regarding management’s budget expectations for 2013. Novavax has not received any non-public price-sensitive information in connection with the due diligence investigation in addition to the above.

COMPULSORY ACQUISITION PROCEEDINGS AND DELISTING

In the event that Novavax, in connection with the Offer or otherwise, becomes the owner of more than 90 percent of the outstanding shares in Isconova on a fully diluted basis (including all issued and outstanding employee stock options and warrants), Novavax intends to call for compulsory acquisition in accordance with the Swedish Companies Act to acquire all outstanding shares and warrants in Isconova. In connection therewith, Novavax intends to promote a delisting of the shares in Isconova from NASDAQ OMX First North Premier.

ISCONOVA OPERATIONS AND EMPLOYEES

Novavax currently has no intention to make any significant changes regarding Isconova’s employees, their terms of employment or the location where Isconova conducts its business.

1)	As Isconova board members Gunnar Fernström and Bo Håkansson cannot be considered independent of shareholder InnKap 4 Partners L.P. and Farstorps Gård AB who have entered into irrevocable undertakings with Novavax, they have not participated in the board’s handling of or resolutions regarding the Offer.

46     Offer to Shareholders and Warrant holders in Isconova AB (publ)

The Offer

APPROVAL OF ISSUANCE OF NOVAVAX CONSIDERATION SHARES

The Board of Directors of Novavax approved and authorized the issuance of shares of Novavax’ common stock as consideration for Isconova shares in the Offer and stock options in the Private Offer. As a general matter, Delaware law permits the board of directors of a corporation to issue additional shares of common stock without shareholder approval. Under certain circumstances, NASDAQ listing rules require stockholder approval of transactions that may result in the issuance of 20% or more of a company’s outstanding common stock or voting power prior to the issuance. In connection with the Offer and Private Offer, Novavax will issue less than 20% of its outstanding shares of common stock and, therefore, was not required to obtain stockholder approval.

APPLICABLE LAW AND DISPUTES

The Offer shall be governed by and in accordance with the laws of Sweden. The Rules concerning takeover bids for shares in Swedish companies whose shares are traded on certain trading platforms, issued by the Swedish Corporate Governance Board on 27 March 2012 (the “Swedish Takeover Rules”) and the Swedish Securities Council’s rulings regarding interpretation and application of the Swedish Takeover Rules are applicable to the Offer.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     47

Background and reasons

Both Novavax and Isconova continually evaluate strategic opportunities as part of their evaluation of changes in the biotechnology industry and evaluate opportunities to strengthen their respective businesses. Novavax has, from time to time, explored possible acquisitions of or combinations with complementary businesses and technologies to expand product offerings and market presence. Isconova has, also from time to time, explored business development initiatives to further develop its adjuvant technology.

Novavax, which is developing recombinant vaccine candidates across a wide-variety of disease indications, is testing adjuvants, which are substances that act to enhance immune responses to specific vaccine targets, in three of its four current clinical-stage programs, as well as in a number of its pre-clinical programs. Over the past several years, Novavax has been in discussions with various companies about accessing their adjuvants for one or more of Novavax’ vaccine programs.

In reaching its decision to pursue a combination with Isconova, Novavax’ board of directors consulted with senior management and its financial and legal advisors and considered a number of material factors, set forth below. Novavax’ management believes that a combination with Isconova represents an opportunity to increase value for the stockholders of Novavax.

In reaching its conclusion to approve the Offer, Novavax’ board of directors considered the following factors, which were all material factors generally supporting its decision to approve the terms of the Offer:

•	the complementary adjuvant technology to Novavax’ existing business plans;

•	a wide-variety of Novavax vaccine candidates anticipate adjuvant use;

•	the full economics of an adjuvanted vaccine that would be retained by Novavax;

•	Novavax would control full development and production of its vaccine candidates;

•	Novavax would avoid the need to license worldwide rights to multiple indications;

•	the structure of the Offer, the terms of the transaction including the exchange ratio, the dilution effects on common stockholders of Novavax, the irrevocable undertakings and expected capital structure of the combined business caused the board to conclude that the transaction was likely to be consummated, and that Novavax stockholders would benefit from the combination; and

•	the historical and current market prices of Novavax common stock and Isconova shares, which provided a baseline for the board to evaluate whether the value to be paid for Isconova was reasonable in light of the board’s judgment of the potential benefits from the combination.

The board of directors of Novavax also considered potential risks associated with the transaction in connection with its deliberations of the proposed transaction, including:

•	the possibility that the combination may not achieve anticipated strategic benefits;

•	the challenges of integrating Novavax’ and Isconova’s respective businesses, operations and workforces;

•	the risk that the implementation of disclosure controls, internal controls and financial reporting systems at Isconova to comply with the requirements of U.S. GAAP and U.S. securities laws and regulations may be costly and time consuming and that the failure to implement these controls and systems could have an adverse effect on Novavax;

•	that the combination would increase Novavax’ exposure to the risks associated with operations in international markets;

•	the risks of additional dilution to the existing stockholders of Novavax; and

•	the need and ability to retain key technical and management of Novavax and Isconova.

48     Offer to Shareholders and Warrant holders in Isconova AB (publ)

Terms and instructions

THE OFFER

Under the terms of the Offer,

•	Novavax offers 1.2388 shares of its common stock for each share in Isconova.

•	Novavax offers SEK 0.74 for each warrant series 2005-I and SEK 3.78 for each warrant series 2005-II in Isconova.

No commission or brokerage fees will be levied on shareholders and warrant holders that tender such instruments in the Offer.

Only whole shares in Novavax will be delivered to Isconova shareholders who accept the Offer. Fractions of shares will be combined and sold on NASDAQ Global Select Market on behalf of the Isconova shareholders concerned, and the average net proceeds will thereafter be distributed among such shareholders in relation to the size of each shareholder’s fraction of a Novavax share.

The shares issued by Novavax as consideration in the Offer are non-Swedish securities and will not be registered with Euroclear Sweden AB (“Euroclear”). Shareholders in Isconova who have their shares registered on a securities account (Sw. VP-konto) with Euroclear and accept the Offer may elect to open a custody account (Sw. värdepappersdepå) with a bank or securities broker in Sweden for purposes of receiving the Offer consideration. The details of such custody account must be stated on the acceptance form when the shares are tendered in the Offer. Alternatively, such holders may elect that the Novavax shares received as consideration shall be sold commission free by Pareto Öhman on a best efforts basis on behalf of such holders, and the proceeds will be paid in SEK to the eligible parties, see section “Selling Facility” below.

Also holders of shares in Isconova with custody accounts with a bank or stock broker will be able to sell such number shares of Novavax that equals no more than 10,000 shares in Isconova by using such commission free selling facility, see section “Selling Facility” below.

No commission will be charged in connection with the Offer.

CONDITIONS FOR COMPLETION OF THE OFFER

The completion of the Offer is conditional upon,

1.	the Offer being accepted to such extent that Novavax becomes owner of shares representing more than 90 percent of the total number of shares in Isconova on a fully diluted basis (including all issued warrants and stock options);

2.	that all necessary regulatory, governmental or other similar clearances, approvals and decisions, including approvals from competition authorities, being obtained on terms which in the opinion of Novavax are acceptable;

3.	that Novavax’ Registration Statement on Form S-4 in the United States, which will register the shares of Novavax common stock to be issued pursuant to the Offer, has become effective under the Securities Act of 1933, as amended, and is not the subject of any stop order or proceeding seeking a stop order;

4.	that Isconova does not take any measures which are reasonably likely to have a material adverse effect (as defined below) on the satisfaction of the conditions to the Offer or its implementation, including any of the following that are reasonably likely to have such an effect: (i) disposing of a material part of Isconova’s assets, (ii) declaring or paying any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of Isconova’s capital stock, (iii) increasing or agreeing to increase the compensation payable or to become payable to Isconova’s officers or, except in accordance with past practice, employees, (iv) granting or agreeing to grant any severance or termination pay except in accordance with past practice or with the consent of Novavax, or (v) operating Isconova in a manner other than in the ordinary course of its business;

5.	that, prior to the expiration of the acceptance period, the combination of Novavax and Isconova is not prohibited or significantly impaired, or the ownership or operation of Isconova by Novavax is not prohibited or significantly impaired, or, in either case, reasonably likely to be prohibited or significantly impaired, as the result of legislation, actions of a court or public authority, or similar events in Sweden, in the United States, or in another country, which have occurred or is expected to occur;

6.	that no material adverse effect on Isconova’s financial condition or operations has occurred or exists, where, for the purposes of this clause, “material adverse effect” shall mean any change, effect, event, state of facts or inaccuracy (including, without limitation, any inaccurate or misstated information made public by Isconova or any information which should have been made public by Isconova and has not been made public), that has not been made public or disclosed to Novavax prior to the announcement of the Offer and that has had a material adverse effect on Isconova’s business, results of operations, or financial condition; provided, however, no changes, effects, events or state of facts related to any of the following shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a material adverse effect: (a) conditions affecting the life science industry generally or the economy of any country where Isconova has conducted operations generally other than those that would have a disproportionate effect on Isconova; (b) the announcement or pendency of the Offer; (c) changes in applicable laws or accounting principles after the date of the announcement of the Offer; or (d) an outbreak or escalation of hostilities involving the United States or Sweden, the declaration of the United States or Sweden of a national emergency or war, or the occurrence of any acts of terrorism;

Offer to Shareholders and Warrant holders in Isconova AB (publ)     49

Terms and instructions

7.	that Isconova, after the date of the announcement of the Offer, has not issued any shares of its capital stock or granted any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except upon the exercise of warrants, options or convertible securities outstanding on the date of the announcement or with Novavax’ prior written approval;

8.	that no information made public by Isconova being materially inaccurate, incomplete or misleading, and Isconova having made public all such information that should have been made public by it under applicable rules; and

9.	that no other party announcing an offer to acquire the shares in Isconova on terms that are more favorable to the shareholders of Isconova than the Offer.

Novavax reserves the right to withdraw the Offer in the event that it is clear that any of the above conditions are not or cannot be satisfied. However, with regard to conditions 2 - 9, the Offer may only be withdrawn provided that the non-satisfaction of such condition is of material importance to Novavax’ combination with Isconova.

Novavax reserves the right to waive, in whole or in part, one or more of the conditions set out above, other than condition 3, including, specifically, with respect to condition 1, the right to complete the Offer at a lower level of acceptance.

OFFER DOCUMENT AND ACCEPTANCE FORMS

The Offer Document, pre-printed acceptance form and return envelope are distributed to all directly registered Isconova shareholders as of July 4, 2013.

A printed version of the Offer Document will be distributed by Novavax and Pareto Öhman, see below for contact details. The Offer Document and blank acceptance forms can also be downloaded in electronic form from Novavax’ website www.novavax. com and from Pareto Öhman’s website www.paretosec.com.

INSTRUCTIONS FOR ACCEPTANCE OF THE OFFER

Directly registered holdings

Shareholders in Isconova whose shares are directly registered with Euroclear and who wish to accept the Offer should, during the period from July 9, 2013 to July 30 2013, sign and deliver a correctly completed acceptance form to:

Pareto Öhman AB

P.O. Box 7415

SE-103 91 Stockholm, SWEDEN

The acceptance form must be delivered or mailed in the attached return envelope well in advance of the last day of acceptance in order to be received by Pareto Öhman at the latest July 30, 2013. The acceptance form can also be submitted to bank offices or other securities institutions in Sweden, for forwarding to Pareto Öhman. Securities accounts and current holdings are stated on the pre-printed acceptance form which has been sent out together with the Offer Document. The holders should verify that the pre-printed information on the acceptance form is correct. Note that incorrect or non-complete acceptance forms may be disregarded. No changes may be made to the text on the pre-printed acceptance forms.

Nominee registered holdings

Shareholders in Isconova, whose shares are registered with a nominee such as a bank or other entity, will not receive the Offer Document or the pre-printed acceptance form. Acceptance of the Offer shall instead be done in accordance with instructions from such nominee.

Pledged holdings

If shares in Isconova are pledged in the Euroclear system, both the holder and the pledgee must sign the acceptance form and confirm that the pledge is terminated if the Offer is completed. The pledge should thus have been de-registered in the Euroclear system when the shares in Isconova are delivered to Pareto Öhman.

Holders of warrants

Holders of warrants in Isconova who wish to accept the Offer should, during the period from July 9, 2013 to July 30, 2013, sign and deliver a correctly completed acceptance form to Pareto Öhman at the address set out above. Holders of warrants shall also deliver the tendered warrants, including issued warrant certificates in original, to Pareto Öhman well in advance of the last day of acceptance in order to be received by Pareto Öhman at the latest on July 30, 2013.

50     Offer to Shareholders and Warrant holders in Isconova AB (publ)

Terms and instructions

SETTLEMENT ETC.

Settlement of consideration will begin as soon as possible after Novavax has announced that the conditions of the Offer have been fulfilled, or otherwise has announced a decision to complete the Offer. Provided that such announcement is given on August 6, 2013 at the latest, settlement is expected to commence on or around August 9, 2013. Settlement of consideration is performed by sending a contract note to the persons who have accepted the Offer. If the holding is registered with a nominee, settlement is made through the nominee.

By accepting the Offer, the holder authorizes Pareto Öhman, on their behalf, to deliver shares and/or warrants in Isconova to Novavax and, in respect of tendered shares, to subscribe for Novavax shares in accordance with the Offer.

The shares in Novavax will be delivered to the deposit account indicated on the acceptance form. If the holding is registered with a nominee, the delivery will be made to the nominee. Settlement of potential proceeds of the sale of excess fractions of shares in Novavax will be performed in the manner described below.

By accepting the Offer, the holder of shares in Isconova authorizes Pareto Öhman to subscribe for Novavax shares on their behalf, and to deliver shares in Isconova to Novavax in accordance with the Offer.

TIMETABLE FOR THE OFFER

Date of announcement of offer document	July 8, 2013
Acceptance period	July 9 – July 30, 2013
Preliminary date of settlement
(delivery of Novavax shares to custody accounts)	August 9, 2013

SELLING FACILITY

Each shareholder in Isconova, having their shares registered on a securities account (Sw. VP-konto) with Euroclear Sweden AB, who tenders its shares in return for Novavax shares may sell its shares in Novavax issued as consideration for its shares in Isconova through a simplified commission free sales process.

In order to take advantage of the simplified sales process, the shareholder in Isconova shall fill out the part of the acceptance form headed “Selling Facility” and thereby authorize Pareto Öhman to act on behalf of the shareholder to sell, on behalf of the shareholder, the indicated number of Novavax shares received in exchange for the Isconova shares as part of the Offer. Please note that no one may sell more than the number of Novavax shares received by it as part of the Offer. Each shareholder agrees that Pareto Öhman shall have no liability to such holders in connection with the execution of such sales.

Also holders of shares in Isconova with custody accounts with a bank or stock broker will be able to sell such number shares of Novavax that equals no more than 10,000 shares in Isconova by using the commission free selling facility. Shareholders in Isconova, whose shares are registered with a nominee such as a bank or other entity who want to take advantage of the simplified sales process shall act in accordance with instructions from the nominee.

Following a completion of the Offer, Pareto Öhman will use reasonable efforts during a period of approximately 10 business days, subject to prevailing market conditions and other factors, from the first payment date in the Offer, to sell all of the Novavax shares that it has been instructed to sell in this manner, on the NASDAQ Global Select Market, through alternative trading systems and in other U.S. market centers. There is no guarantee as to the price at which the Novavax shares in question will be sold.

The proceeds of sale of the Novavax shares will at the end of the sales period be divided equally among the Novavax shares sold. The proceeds will be converted by Pareto Öhman into SEK at prevailing foreign exchange rates. The proceeds will be paid to the bank account designated by the shareholder and indicated on the acceptance form. Shareholders whose holdings are registered in the name of a nominee through a bank or brokerage firm will not be notified by Euroclear Sweden. Instead notification will be made in accordance with the policies and practices of each nominee.

FRACTIONS OF SHARES ETC.

The Offer may be accepted for each shareholder’s entire holding of shares in Isconova, even if the shares do not correspond to a whole number of shares in Novavax. Only whole shares in Novavax will be delivered to shareholders in Isconova who accept the Offer.

If a shareholder in Isconova obtains a fraction of a share in Novavax, the fraction which has been obtained, after aggregation with other such excess fractions, will be sold by Pareto Öhman on NASDAQ Global Select Market on behalf of the shareholder. The sales proceeds will be divided in proportion to the fractional share each holder of shares is entitled to. No commissions will be charged on the sale. Following the sale the shareholders in question will be sent a contract note indicating the fractional shares sold. The sales proceeds will be converted to SEK at prevailing foreign exchange rates and will be paid in SEK to the bank account designated by the shareholder and indicated on the acceptance form. Payment of the sales proceeds will be made promptly after the sales are completed. Shareholders whose holdings are registered in the name of a nominee through a bank or brokerage firm will not be notified by Euroclear Sweden AB. Instead, notification will be made in accordance with the policies and practices of each nominee.

By accepting the Offer, the shareholder in Isconova authorizes Pareto Öhman to make such sale.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     51

Terms and instructions

RIGHT TO EXTENSION OF THE OFFER

Novavax reserves the right to extend the acceptance period for the Offer, and in connection to this also stipulate that the above mentioned conditions of the Offer, wholly or in part, will be valid during such an extension of the acceptance period. Novavax also reserves the right to postpone the time of the settlement of consideration in relation to the Offer.

RIGHT TO WITHDRAW ACCEPTANCE

Shareholders in Isconova have the right to withdraw given acceptances of the Offer. The withdrawal of acceptance must have been received by Pareto Öhman on the address provided above before Novavax has announced that all terms in the Offer have been fulfilled, or, if such announcement is not given during the acceptance period, at latest at 24:00 (CET) on the last day of the acceptance period.

Owners whose holdings are registered with a nominee and who wishes to withdraw given acceptance should do this in accordance with instructions from the nominee. Owners who wish to do so must contact their nominee in due time so that withdrawal can be performed as described above.

If any of the conditions of the Offer that Novavax has reserved the right to dispose over at any extension of the acceptance period, the right to withdraw given acceptances will apply in the same manner during such extension.

TRADING OF SHARES IN NOVAVAX

Novavax’ shares are traded on NASDAQ Global Select Market. Trading of the shares delivered as consideration in the Offer is expected to commence on NASDAQ Global Select Market on or around August 9, 2013, in connection with settlement of the consideration. The ISIN code for Novavax’ shares is US6700021040 .

RIGHT TO DIVIDEND

The shares in Novavax delivered as consideration in the Offer will entitle the holder to any dividends resolved upon after delivery.

DILUTION

The Offer is expected to result in Novavax’ present shareholders holding 91.1 percent of the combined entity, and Isconova’s present shareholders holding 8.9 percent of the combined entity, based on the number of issued shares in each company at full dilution (including outstanding and vested stock options and warrants as of March 31, 2013).

COMPULSORY ACQUISITION AND DELISTING

In the event that Novavax, in connection with the Offer or in any other way, becomes the holder of more than 90 percent of the outstanding shares in Isconova, Novavax intends to call for compulsory acquisition in accordance with the Swedish Companies Act (Sw: aktiebolagslagen (2005:551)) in order to acquire all the outstanding shares and warrants in Isconova. In connection thereto, Novavax also intends to promote the delisting of the shares in Isconova from NASDAQ OMX First North Premier.

QUESTIONS REGARDING THE OFFER

For any questions regarding the Offer, please contact Pareto Öhman on telephone number +46 8 402 51 32. Information and acceptance forms are available on Novavax’ website at www.novavax.com and on Pareto Öhman’s website at www.paretosec.com.

52     Offer to Shareholders and Warrant holders in Isconova AB (publ)

Recommendation from the Board of Directors of Isconova

STATEMENT BY THE BOARD OF DIRECTORS OF ISCONOVA IN RELATION TO PUBLIC OFFER BY NOVAVAX

04/06/2013 07:45:00

The Board of Directors1) unanimously recommends holders of shares and warrants in Isconova to accept the public offer made by Novavax.

Background

This statement is made by the Board of Directors (the “Board”) of Isconova AB (publ) (”Isconova” or the ”Company”) pursuant to section II.19 of the Rules concerning takeover bids for shares in Swedish companies whose shares are traded on certain trading platforms adopted by NASDAQ OMX First North Premier (the “Takeover Rules”).

Novavax, Inc. (Nasdaq: NVAX) has today announced a public tender offer (the ”Offer”) to acquire all outstanding shares and warrants in Isconova. Under the terms of the Offer, Novavax is offering 1.2388 shares of its common stock for each share in Isconova. Novavax is also offering SEK 0.74 for each 2005-I warrant and SEK 3.78 for each 2005-II warrant in Isconova.

The Offer does not include stock options2) granted by Isconova to its employees and board members. Novavax intends to procure fair treatment in the transaction for the holders of stock options and to make a private offer, whereby holders of vested and unvested stock options who agree to waive their rights under the stock options will receive 0.6232 shares of Novavax common stock for each stock option in Isconova.3)

According to the Offer announcement, shareholders, representing 6,902,912 Isconova shares corresponding to approximately 55.3% of the share capital and votes of Isconova before dilution have entered into irrevocable undertakings with Novavax to accept the Offer and tender all of their shares. For further details on the irrevocable undertakings please refer to the Offer announcement made by Novavax.

The Board has, upon request by Novavax, allowed Novavax to conduct a limited due diligence before announcement of the Offer. As part of this due diligence, Novavax has received certain limited information regarding management’s budget expectations for 2013. Isconova hence is obliged to disclose the following budget expectations for the year 2013:

Isconova’s 2013 budget expectations show revenues and R&D expenditure on comparable level to 2012. Marketing & Sales and General & Administrative expenses are expected to be lower than in 2012, partly offset by higher Cost of Goods Sold, resulting in an expected operating loss slightly lower than in 2012.

Novavax has not received any non-public price-sensitive information in connection with the due diligence investigation in addition to the above.

For further information about the Offer, reference is made to Novavax’s Offer announcement which was made public earlier today.

Handelsbanken Capital Markets is financial advisor to Isconova in connection with the Offer and Advokatfirman Lindahl KB is legal advisor.

The Board’s recommendation

The Board’s statement is based on an assessment of a number of factors that the Board has considered relevant to the evaluation of the Offer, including, but not limited to, the Company’s present position, the expected future development of the Company, the future financing requirements for maintaining the Company’s activities, and possibilities and risks in relation thereto.

The Board sees a strong strategic rationale for the combination of Isconova and Novavax. The transaction brings together Isconova’s strong platform of commercially validated vaccine adjuvants with Novavax’s proven vaccine technology and candidate portfolio, including several vaccines in human clinical trials. The companies also have highly complementary expertise in all aspects of vaccine discovery, development and manufacturing and will benefit from a presence in both human and animal health segments. The Board believes that the transaction represents a logical step in Isconova’s stated strategy to seek to maximise the value of its vaccine adjuvant Matrix platform in high value human indications.

 Offer to Shareholders and Warrant holders in Isconova AB (publ)     53

Recommendation from the Board of Directors of Isconova

The combined company is expected to have a strong financial position to support the future development of its project portfolio. Furthermore, the Board notes the higher trading liquidity of the Novavax share compared to the Isconova share, which the Board believes will benefit Isconova sharesholders who will receive Novavax stock.

The Board notes that in each case based on the closing price of Novavax shares on 3 June 20134), the Offer represents

•	a premium of 26.7 percent (or 35.2 percent based on the 15-trading day volume-weighted average share price (“VWAP”) of Novavax up to and including 3 June 2013) compared to Isconova’s closing price on 3 June 2013, the last trading day prior to the announcement of the Offer;

•	a premium of 27.3 percent (or 35.9 percent based on the 15-trading day VWAP of Novavax up to and including 3 June 2013) compared to the 15-trading day VWAP of Isconova up to and including 3 June 2013; and

•	a premium of 49.0 percent (or 59.0 percent based on the 15-trading day VWAP of Novavax up to and including 3 June 2013) compared to Isconova’s VWAP during the last three calendar months up to and including 3 June 2013.

Assuming that all holders of shares and warrants tender such instruments in the Offer and that all holders of stock options accept the private offer to waive their rights under the stock options, Novavax will issue 15,672,591 shares for the Isconova shares and stock options and pay SEK 140,277 for the Isconova warrants.5) Based on the closing price for Novavax’s share on 3 June 2013, the total offer value amounts to approximately USD 29.6 million (corresponding to approximately SEK 195.7 million).

The Board further notes that Novavax has undertaken to provide holders of shares and stock options the possibility to, under certain circumstances, elect that the Novavax shares received as consideration shall be sold commission free by a financial institution on a best efforts basis on behalf of such holders, and the proceeds will be paid in SEK to the holders. For further details reference is made to Novavax’s Offer announcement issued earlier today and the offer document that will be made available.

Under the Takeover Rules, the Board must also set out its views on the impact that completion of the Offer may have on Isconova, especially employment, and its views on Novavax’s strategic plans for Isconova and the impact these could be expected to have on employment and Isconova’s business locations. The Board notes that Novavax has stated that the board of Novavax believes that the prospects for employees of Isconova will generally be enhanced through the strengthened market position and growth prospects of the combined company. Further, Novavax has stated that they currently have no intention to make any significant changes regarding Isconova’s employees, their terms of employment or the location where the Company conducts business. The Board assumes that the statements in the Offer announcement are correct and has in relevant respects no reason to have a different view.

On the basis of this, the Board of Isconova unanimously recommends holders of shares and warrants in Isconova to accept the Offer.6)

Uppsala 4 June, 2013

Isconova AB (publ)

The Board of Directors

54     Offer to Shareholders and Warrant holders in Isconova AB (publ)

Recommendation from the Board of Directors of Isconova

For further information, please contact:

Sven Andréasson, CEO Isconova

Tel: +46-701-60 60 60

E-mail: sven.andreasson@isconova.com

About Isconova

Isconova AB is a leading international vaccine adjuvant company. Isconova has deep knowledge of vaccine systems, and the company develops vaccines together with partners in the human and veterinary markets. The first vaccine using Isconova’s nanoparticle Matrix technology, Equilis®Prequenza, was launched on the veterinary market in 2006. In the human market a number of vaccines are under development with Isconova’s third generation nano-particle, Matrix-M™. Isconova’s partners include Crucell/J&J, Pfizer, Merck & Co., The Jenner Institute, Virbac and Genocea. The Company is headquartered in Uppsala, Sweden. Isconova AB is listed on NASDAQ OMX First North Premier (ticker: ISCO). Pareto Öhman AB is the Company’s Certified Adviser. Additional information about Isconova is available on the company’s website, www.isconova.com.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed combination of Novavax and Isconova, Novavax intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a preliminary prospectus of Novavax. These materials will not be final and may be amended. Novavax urges investors to read the S-4 prospectus and the Swedish offer document regarding the proposed combination when they become available, as well as other documents filed with the SEC and with the Swedish Financial Supervisory Authority, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain the documents filed with the SEC, free of charge, from Novavax’s website (www.novavax.com) under the tab “Investor Info” and then under the heading “SEC Filings.”

1)	Since Board members Gunnar Fernström and Bo Håkansson cannot be considered independent of shareholder InnKap 4 Partners L.P. and Farstorp Gård AB who have entered into irrevocable undertakings with Novavax, they have not participated in the Board’s handling of or resolutions regarding the Offer.
2)	Employee and board member stock options 2012/2016.
3)	The consideration offered for the stock options represents the difference between the offer price for each Isconova share using the exchange ratio of 1.2388 multiplied by Novavax’s volume-weighted average share price (“VWAP”) during the last 15 trading days up to and including 3 June 2013 and based on an an SEK/USD exchange rate of 6.6023, and the SEK 8.20 strike price of the stock options.
4)	Offer value and Offer premium calculations are based on an SEK/USD exchange rate of 6.6023.
5)	The consideration offered for the warrants is based on a Black-Scholes valuation that assumes a current spot price derived using the exchange ratio of 1.2388 multiplied by the 15-trading day VWAP of Novavax up to and including 3 June 2013 and based on an SEK/USD exchange rate of 6.6023. There are in total 11,122 outstanding 2005-I warrants and 34,935 outstanding 2005-II warrants.
6)	Since Board members Gunnar Fernström and Bo Håkansson cannot be considered independent of shareholder InnKap 4 Partners L.P. and Farstorps Gård AB who have entered into irrevocable undertakings with Novavax, they have not participated in the Board’s handling of or resolutions regarding the Offer.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     55

The Combined Group

The following is a brief description of the Combined Group. The name of the Combined Group will remain Novavax, Inc., based in Rockville, Maryland, U.S.

BUSINESS OVERVIEW

Novavax in brief

Novavax is a clinical-stage biopharmaceutical company creating vaccines to address a broad range of infectious diseases worldwide. Using innovative recombinant nanoparticle technology, as well as new and efficient manufacturing approaches, the Company produces vaccine candidates to combat diseases, with the goal of allowing countries to better prepare for and more effectively respond to rapidly spreading infections. Novavax is committed to using its technology platform to create geographic-specific vaccine solutions and is therefore involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India, LG Life Sciences of Korea and PATH. Together, these organizations support Novavax’ worldwide commercialization strategy and have the global reach to create real and lasting change in the biopharmaceutical field.

Novavax was incorporated in 1987 under the laws of the State of Delaware. Its principal executive offices are located at 9920 Belward Campus Drive, Rockville, Maryland, 20850. Novavax’ telephone number is (240) 268-2000 and its website address is www.novavax.com. The information contained in, and that can be accessed through, the website is not incorporated into and does not form a part of this Offer Document.

For more current information about Novavax, see the section “Description of Novavax”.

Isconova in brief

Isconova is an international vaccine adjuvant company with extensive knowledge of vaccine systems. The company, located in Uppsala, Sweden, has a patented technology platform, Matrix, which is used for the development of vaccines in the human and veterinary fields. The company has developed several adjuvants, all of which are based on the proprietary immune-stimulating technology platform, Matrix. Isconova has a patented technology, a robust product platform, production and sale of adjuvants and a number of collaboration projects with leading international vaccine and pharmaceutical companies.

The principal executive offices of Isconova are located at Kungsgatan, 109, SE-753 18, Uppsala, Sweden. Its telephone number is (+46) 18 16 17 00 and its website address is www.isconova.com. The information contained in, and that can be accessed through, its website is not incorporated into and does not form a part of this Offer Document.

For more information about Isconova, see the section “Description of Isconova”.

THE COMBINED GROUP

Business concept and vision

The Combined Group is committed to developing adjuvanted vaccines. Isconova’s adjuvant technology complements Novavax’ business plan of producing vaccines worldwide. The Combined Group’s vision is to control the spread of infectious diseases using adjuvated vaccines allowing for rapid mass production of recombinant protein nanoparticle vaccines.

Goals and strategy

The Combined Group is focused on expanding its vaccine development with the addition of a strong adjuvant platform. Its goal is to be able to use its newly strengthened vaccine portfolio to rapidly deliver a customized vaccine in the midst of a declared pandemic.

Organization

Novavax will acquire Isconova as a wholly owned subsidiary. The Combined Group will integrate the operations of Novavax and Isconova. Novavax and Isconova will continue to operate in the U.S. and Sweden, respectively.

Legal structure

Novavax is an American company organized in Delaware, U.S. Novavax is governed by the laws of the United States, the State of Delaware and by Novavax’ certificate of incorporation and bylaws.

Synergies

The Combined Group will have a recombinant vaccine portfolio benefiting from a strong platform of commercially validated vaccine adjuvants. The Combined Group will also benefit from the highly complementary expertise in all aspects of vaccine discovery, development and manufacturing in both human and animal health segments. The Combined Group is expected to have a strong financial position to support the future development of its project portfolio.

Integration and transaction costs

The total cash expenses to be incurred by Novavax and Isconova for the Offer will be approximately $3 million, including investment banking fees, accounting, legal fees and other out-of-pocket transaction costs.

56     Offer to Shareholders and Warrant holders in Isconova AB (publ)

The Combined Group

SHARE CAPITAL AND OWNERSHIP STRUCTURE ETC.

At April 30, 2013, there are 152,464,007 common stock of Novavax in issue and assuming full acceptance, 15,672,591 common stock of Novavax will be issued under the Offer.

The Offer is expected to result in Novavax’ present shareholders holding 91.1 percent of the combined entity, and Isconova’s present shareholders holding 8.9 percent of the combined entity, based on the number of issued shares in each company at full dilution (including outstanding and vested stock options and warrants as of March 31, 2013).

Pro forma ownership for the Combined Group as of April 16, 2013

	Shares of Common
	Stock Beneficially		Percent of Class
Name and Address of Beneficial Owner	Owned1)		Outstanding2)
FMR LLC
82 Devonshire St
Boston, MA 02109	18,872,588	3)	11.3%

RA Capital Management, LLC
20 Park Plaza, Suite 1200
Boston, MA 02116	14,411,748	4)	8.6%

Satellite Overseas (Holdings) Limited
c/o Barleigh Wells Limited
7 Hill Street,
Douglas, Isle of Man
United Kingdom IM1 1EF	12,500,000	5)	7.5%

BlackRock, Inc.	8,326,166	6)	5.0%
40 East 52nd Street
New York, NY 10022

Directors, Nominees and Executive Officers*
Rajiv I. Modi, Ph.D.	12,500,000	7)	7.5%
All current directors and executive officers as a group (11 persons)	16,250,026		9.6%

*	Please refer to section “Share capital and ownership structure” below for full list of Directors, Nominees and Executive Officers
1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of the Company’s Common Stock. Unless otherwise indicated, each party named in the table has sole voting and investment power over the shares beneficially owned. With respect to each person or group, percentages are calculated based on the number of shares beneficially owned, including shares that may be acquired by such person or group within 60 days of April 16, 2013 upon the exercise of stock options, warrants or other purchase rights, but not the exercise of options, warrants or other purchase rights held by any other person. The address of each director, nominee and Named Executive Officer of the Company is c/o Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850.
2)	Percentages have been calculated based on full acceptance of the Offer.
3)	As reported by FMR LLC on Schedule 13G/A as filed on February 14, 2013. FMR LLC stated that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (“Investment Advisers Act”), is the beneficial owner of 18,872,588 shares of common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 18,872,588 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.
4)	As reported by RA Capital Management, LLC (“Capital”) on Schedule 13G/A as filed on February 14, 2013. Capital, RA Capital Healthcare Fund, L.P. (“RA”) and Peter Kolchinsky, the manager of RA Capital Management, LLC, which is the investment adviser and sole general partner of RA and serves as the investment adviser to a separate discretionary account. RA beneficially owns 8,250,125 shares of Common Stock, Capital, as the investment adviser and sole general partner of RA and investment adviser to an account owned by a separate investment vehicle which holds shares of the Company’s Common Stock, and Mr. Kolchinsky as the manager of Capital, each beneficially own 14,411,748 shares of Common Stock of the Company.
5)	As reported by Satellite Overseas (Holdings) Limited (“SOHL”) on Schedule 13D/A filed on October 7, 2009. SOHL has pledged the shares to Allahabad Bank in connection with a financing and may not sell or otherwise encumber the shares without the bank’s consent until the financing has been repaid in full. SOHL is a wholly-owned subsidiary of Cadila Pharmaceuticals Ltd., of which Dr. Modi is a managing director.
6)	As reported by BlackRock, Inc. (“BlackRock”) on Schedule 13G as filed on January 30, 2013. BlackRock is a parent holding company or control person in accordance with Rule 13d–1(b (1)(ii)(G).
7)	Consists of 12,500,000 shares owned by Satellite Overseas (Holdings) Limited, a wholly-owned subsidiary of Cadila Pharmaceuticals Ltd. Dr. Modi is a managing director of Cadila Pharmaceuticals Ltd.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     57

The Combined Group

Listing

The common stock of the Combined Company will be traded on the NASDAQ Global Select Market under the symbol “NVAX.”

Right to receive dividends / Dividend policy

Holders of Novavax common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

Novavax has never paid cash dividends on its common stock. Novavax currently anticipates that it will retain all of its earnings for use in the development of its business and does not anticipate paying any cash dividends in the foreseeable future

BOARD OF DIRECTORS AND AUDITORS

Novavax does not envisage any changes to its board of directors or its auditors due to the implementation of the Offer.

MANAGEMENT

Novavax does not envisage any changes to its management due to the implementation of the Offer.

UNAUDITED FINANCIAL OVERVIEW, PRO FORMA, FOR THE COMBINED GROUP

The following Unaudited Pro Forma Condensed Combined Financial Statements (pro forma financial statements) give effect to the combination of Novavax and Isconova in a transaction to be accounted for under the purchase method of accounting with Novavax treated as the acquirer. These pro forma financial statements have been derived from the historical financial statements of Novavax and Isconova incorporated by reference and/or included in this Offer Document. Such financial information has been prepared based upon accounting principles generally accepted in the United States of America (U.S. GAAP) and conforms to the rules specified in Annex II item 7 of EU Regulation No 809/2004.

The Unaudited Pro Forma Condensed Combined Statements of Operations (pro forma statements of operations) combines the historical statements of operations of Novavax and Isconova for three months ended March 31, 2013 and the year ended December 31, 2012 and gives pro forma effect to the combination as if it had been completed as of the beginning of each period. The Unaudited Pro Forma Condensed Combined Balance Sheet (pro forma balance sheet) combines the historical balance sheets of Novavax and Isconova as of March 31, 2013 and gives pro forma effect to the combination as if it had been completed on March 31, 2013.

The historical financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the combination, (2) factually supportable; and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of Novavax and Isconova. As such, the impact from combination-related expenses is not included in the accompanying pro forma statements of operations. However, the impact of these expenses is reflected in the pro forma balance sheet as an increase to accrued expenses and an increase to accumulated deficit.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or synergies that could result from the combination.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of closing of the Offer may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and its allocation thereof.

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of results of operations and financial position that would have been achieved had the entities been combined on the dates indicated during the periods presented, or the future consolidated results of operations or financial position of the combined company.

The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	the unaudited financial statements of Novavax as of and for the three months ended March 31, 2013 included in Novavax’ Quarterly Report on Form 10-Q and incorporated by reference into this Offer Document;

•	the audited financial statements of Novavax as of and for the year ended December 31, 2012 included in Novavax’ Annual Report on Form 10-K and incorporated by reference into this Offer Document;

•	the unaudited consolidated financial statements of Isconova as of and for the three months ended March 31, 2013 included by reference in this Offer Document;

•	the audited consolidated financial statements of Isconova as of and for the year ended December 31, 2010-2012 included by reference in this Offer Document; and

•	the other information contained in or incorporated by reference into this Offer Document.

58     Offer to Shareholders and Warrant holders in Isconova AB (publ)

The Combined Group

NOVAVAX, INC. AND ISCONOVA AB

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2013

(IN THOUSANDS)

			Pro Forma		Pro Forma
	Novavax, Inc.	Isconova AB	Adjustment	Notes	Combined
Assets
Cash and cash equivalents	$9,023	$5,379	$(21)	A	$14,381
Short-term investments available-for-sale	35,256	–	–		35,256
Accounts and unbilled receivables	4,173	603	–		4,776
Prepaid expenses and other current assets	3,270	1,531	–		4,801
Total current assets	51,722	7,513	(21)		59,214

Investments available-for-sale	1,117	–	–		1,117
Property and equipment, net	11,617	189	–		11,806
Intangible assets, net	–	840	(840)	D	–
			12,050	D	12,050
Goodwill	33,141	–	14,108	E	47,249
Other non-current assets	1,107	12	–		1,119
Total assets	$98,704	$8,554	$25,297		$132,555

Liabilities and Stockholders’ Equity
Accounts payable	$2,173	$825	$–		$2,998
Accrued expenses and other current liabilities	6,631	1,468	2,747	B	10,846
Current portion of notes payable and capital leases	449	178	–		627
Total current liabilities	9,253	2,471	2,747		14,471

Non-current portion of notes payable and capital leases	1,512	201	–		1,713
Other non-current liabilities	10,371	1,558	–		11,929
Total liabilities	21,136	4,230	2,747		28,113

Commitments and contingencies	–	–	–		–
Stockholders’ equity:
Preferred stock	–	–	–		–
Common stock	1,517	1,914	157	A	1,674
			(1,914)	C
Additional paid-in capital	446,191	28,490	29,464	A	475,655
			(28,490)	C
Accumulated deficit	(368,159)	(26,080)	(2,747)	B	(370,906)
			26,080	C
Treasury stock, cost basis	(2,450)	–	–		(2,450)
Other comprehensive income	469	–	–		469
Total stockholders’ equity	77,568	4,324	22,550		104,442
Total liabilities and stockholders’ equity	$98,704	$8,554	$25,297		$132,555

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements that are an integral part of these statements.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     59

The Combined Group

NOVAVAX, INC. AND ISCONOVA AB

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2013

(IN THOUSANDS, EXCEPT PER SHARE DATA)

			Pro Forma		Pro Forma
	Novavax, Inc.	Isconova AB	Adjustment	Notes	Combined
Total revenue	$3,833	$1,101	$–		$4,934

Costs and expenses:
Cost of revenue	1,712	497	–		2,209
Research and development	9,432	1,050	137	D	10,619
Selling, general and administrative	2,694	824	(78)	B	3,440
Total costs and expenses	13,838	2,371	59		16,268

Loss from operations before other income (expense)	(10,005)	(1,270)	(59)		(11,334)
Other income (expense)	26	(15)	–		11
Loss from operations before income tax	(9,979)	(1,285)	(59)		(11,323)

Income tax expense (benefit)	17	2	–		19
Net loss	$(9,996)	$(1,287)	$(59)		$(11,342)

Basic and diluted net loss per share	$(0.07)	$(0.10)		F	$(0.07)
Basic and diluted weighted average number of common shares outstanding	148,448	12,475	3,198	G	164,121

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements that are an integral part of these statements.

60     Offer to Shareholders and Warrant holders in Isconova AB (publ)

The Combined Group

NOVAVAX, INC. AND ISCONOVA AB

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(IN THOUSANDS, EXCEPT PER SHARE DATA)

			Pro Forma		Pro Forma
	Novavax, Inc.	Isconova AB	Adjustment	Notes	Combined
Total revenue	$22,076	$2,732	$–		$24,808

Costs and expenses:
Cost of revenue	14,692	1,021	–		15,713
Research and development	26,061	4,575	497	D	31,133
Selling, general and administrative	10,988	2,716	–		13,704
Total costs and expenses	51,741	8,312	497		60,550

Loss from operations before other income (expense)	(29,665)	(5,580)	(497)		(35,742)
Other income (expense)	1,158	19	–		1,177
Loss from operations before income tax	(28,507)	(5,561)	(497)		(34,565)

Income tax expense (benefit)	–	30	–		30
Net loss	$(28,507)	$(5,591)	$(497)		$(34,595)

Basic and diluted net loss per share	$(0.22)	$(1.15)		F	$(0.23)
Basic and diluted weighted average number of common shares outstanding	131,726	4,851	10,822	G	147,399

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements that are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Description of Transaction and Basis of Presentation

On June 4, 2013, Novavax announced it is offering to exchange 15,454,471 shares of Novavax common stock for all of the outstanding shares of Isconova, a company organized under the laws of Sweden, and 218,120 shares of Novavax common stock for all of the outstanding employee stock options for Isconova shares (“Offer”). In connection with the Offer, Novavax intends to pay cash in the aggregate amount of approximately $21,000 in exchange for outstanding warrants to purchase Isconova shares. Novavax is conducting the Offer to acquire Isconova as a wholly owned subsidiary. The transaction will be accounted for under the purchase method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Novavax treated as the acquirer. Under the purchase method of accounting, all of Isconova’s assets acquired and liabilities assumed in the transaction will be recorded by Novavax at their acquisition-date fair values while transaction costs associated with the transaction will be expensed as incurred. Although not free from doubt, the transaction is expected to be a taxable transaction for U.S. federal income tax purposes. Under the terms of the Offer, each share of Isconova outstanding at the announcement of the Offer will be converted into the right to receive 1.2388 shares of Novavax common stock (the “Exchange Ratio”). In addition, all Isconova holders of vested and unvested stock options who agree to waive their rights under their stock option agreement will receive 0.6232 shares of Novavax common stock for each stock option for Isconova shares. To the extent holders of shares and stock options are entitled to receive fractions of shares in Novavax, such fractions of shares will be sold commission free by a financial institution on a best efforts basis on behalf of such holders, and the proceeds will be paid in SEK to the eligible parties in lieu thereof. The Offer is subject to certain closing conditions, including the Offer being accepted by Isconova shareholders to the extent that Novavax becomes owner of shares representing more than 90 percent of the total number of shares in Isconova on a fully diluted basis and that there has been no material adverse effect on Isconova’s financial condition or operations.

Isconova’s financial statements as of and for the three months ended March 31, 2013 and the year ended December 31, 2012 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB and use the local currency, Swedish krona (“SEK”), as the reporting currency.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     61

The Combined Group

As a result, Isconova’s financial statements have been translated from IFRS to accounting standards generally accepted in the United States of America (“U.S. GAAP”) and SEK to U.S. Dollar (“USD”) for the presentation of such pro forma financial statements herein. No material adjustments were required to translate Isconova’s financial statements from IFRS to U.S. GAAP. Isconova’s unaudited consolidated statement of operations for the three months ended March 31, 2013 has been translated using the average exchange rate for such period of SEK 6.43 per USD for the Unaudited Pro Forma Condensed Combined Statement of Operations. Isconova audited consolidated statement of operations for the year ended December 31, 2012 has been translated using the average exchange rate for such period of SEK 6.78 per USD for the Unaudited Pro Forma Condensed Combined Statement of Operations. Isconova unaudited consolidated balance sheet as of March 31, 2013 has been translated using the period end exchange rate of SEK 6.52 per USD for the Unaudited Pro Forma Condensed Combined Balance Sheet.

Preliminary Purchase Price

The preliminary purchase price for the combination is estimated as follows:

Isconova shares outstanding as of June 3, 2013	12,475,356
Exchange Ratio	1.2388
Novavax shares issued for Isconova shares outstanding	15,454,471

Closing price of Novavax common stock on June 3, 2013	$1.89
Fair value of Novavax shares issued for Isconova shares outstanding	$29,208,950

Fair value of Novavax shares issued for Isconova stock options outstanding	$412,247
Cash paid for Isconova warrants outstanding	$21,226
Total preliminary purchase price	$29,642,423

The preliminary purchase price was computed using Isconova’s shares outstanding as of June 3, 2013 adjusted for the Exchange Ratio. The preliminary purchase price reflects the market value of shares of Novavax’ common stock to be issued in connection with the Offer based on the closing price of Novavax’ common stock on June 3, 2013.

ASC 805 requires that the fair value of stock options attributable to pre-combination services be included in the consideration transferred. The $412,247 included in the estimated consideration transferred represents the fair value-based measure of Isconova’s 350,000 stock options outstanding as of June 3, 2013.

Purchase Price Allocation

Based on the amounts reported in the statements of operations and balance sheets of Novavax and Isconova as of and for the three months ended March 31, 2013 and statements of operations for the year ended December 31, 2012, certain financial line items included in Isconova’s historical presentation have been classified to conform to corresponding line items included in Novavax’ historical presentation. These classifications have no material impact on the historical operating loss, net loss, total assets, liabilities or stockholders’ equity reported by Novavax and Isconova. Additionally, based on a comparison of Isconova’s summary of significant accounting policies disclosed in Isconova’s financial statements with those of Novavax, the nature and amount of any adjustments to the historical financial statements of Isconova to conform its accounting policies to those of Novavax are not expected to be material, except that Isconova patent costs will be expensed rather than capitalized under Novavax. Upon completion of the Offer, further review of Isconova’s accounting policies and financial statements may result in revisions to Isconova’s policies and classifications to conform to Novavax’ accounting policies.

The preliminary purchase price allocation to the fair values of assets acquired and liabilities assumed includes preliminary adjustments to reflect the fair values of Isconova’s assets and liabilities. The allocation of the preliminary purchase price (for financial accounting purposes) is as follows (in thousands):

Cash and cash equivalents	$5,379
Accounts and unbilled receivables	603
Prepaid expenses other current assets	1,531
Property and equipment, net	189
Intangible assets	12,050
Other non-current assets	12
Goodwill	14,108
Accounts payable	(825)
Accrued expenses and other current liabilities	(1,468)
Notes payable and capital leases	(379)
Other non-current liabilities	(1,558)
Total preliminary purchase price	$29,642

62     Offer to Shareholders and Warrant holders in Isconova AB (publ)

The Combined Group

The allocation of consideration transferred is preliminary and the final determination will be based on (i) the fair values of assets acquired, including the fair values of the identifiable intangible assets, (ii) the fair values of liabilities assumed, and (iii) the fair value of common stock issued, as of the date that the Offer is consummated. The excess of consideration transferred over the fair value of assets and liabilities acquired is allocated to goodwill. It is expected that the transaction will be a taxable transaction for U.S. federal income tax purposes, meaning that goodwill and identified intangibles resulting from the transaction will be deductible for tax purposes. The purchase price allocation will remain preliminary until Novavax completes a final valuation of identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final determination of the allocation of consideration transferred is expected to be completed as soon as practicable after consummation of the Offer, but in no event to exceed one year from the acquisition date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the pro forma financial statements.

Identifiable Intangible Assets

The amount allocated to identifiable intangible assets has been attributed to the following categories (in thousands):

Proprietary technology	$9,680
Agreements	2,370
Total identifiable intangible assets	$12,050

The estimated fair values of the proprietary technology and agreements were determined based on estimates of expected future net cash flows. The present value of future net cash flows was then determined utilizing an estimate of the appropriate discount rate, which is consistent with the uncertainties of the cash flows utilized. For purposes of preparing the pro forma financial statements, Novavax used publicly available information, market participant assumptions, cost and development assumptions, expected synergies and other cost savings that a market participant would be expected to realize as a result of the combination and certain other high-level assumptions. The proprietary technology is amortized over the remaining life of the technology considering the remaining patent life and the eventual time when a replacement technology will be utilized by the company. The agreements are amortized over their remaining contractual terms. Amortization expense for intangible assets will be recorded on a straight-line basis over the expected lives of the assets, approximately ranging from seven to 20 years. The carrying value of the intangible assets will be periodically reviewed to determine if the facts and circumstances suggest that a potential impairment may have occurred. Impairment charges, if any, will be recorded in the period in which the impairment occurs.

Pro Forma Adjustments

The pro forma adjustments included in the pro forma financial statements are as follows:

(A)	To record the fair value of common stock issued and issuable and cash paid in connection with the Offer. This assumes that all outstanding shares and stock options in Isconova are exchanged during the acceptance period.
(B)	Novavax estimates that its costs for this transaction will be approximately $1.8 million. Isconova estimates that it will incur transaction expenses of approximately $1.0 million. Transaction expenses include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction. Transaction expenses of $0.1 million were incurred during the three months ended March 31, 2013. No transaction expenses were incurred as of December 31, 2012. The unpaid transaction expenses are reflected in the pro forma balance sheet as of March 31, 2013 as an increase in accrued expenses and other current liabilities of $2.7 million and a corresponding charge to accumulated deficit. Because they will not have a continuing impact, the transaction expenses have been eliminated and are not reflected in the unaudited pro forma condensed combined statement of operations.
(C)	To eliminate Isconova’s historical stockholders’ equity accounts.
(D)	To eliminate the historical intangible assets of Isconova and related amortization expense and to expense patents capitalized during the respective periods. In addition, to record the fair value of the identifiable intangible assets as described above (See Note 3) and to record the amortization expense of such assets over their estimated useful lives for the respective periods.
(E)	To record the excess of the consideration transferred over the fair value of the assets acquired and liabilities assumed as goodwill. The goodwill will not be amortized, but will be tested for impairment at least annually.
(F)	Pro forma combined basic and diluted net loss per share is computed by dividing pro forma combined net loss by the weighted average pro forma number of shares outstanding during the three months ended March 31, 2013 and the year ended December 31, 2012. All outstanding warrants, stock options and unvested restricted stock awards are excluded from the computation due to their anti-dilutive effect on pro forma combined net loss per share.
(G)	To reflect the issuance of 15,672,591 shares of Novavax common stock to Isconova’s stockholders and holders of stock options in connection with the Offer. For purposes of preparing the pro forma financial statements, Novavax estimated a purchase price of $29.6 million. The price of Novavax’ shares used in estimating the purchase price was the closing market price of Novavax’ common stock of $1.89 on June 3, 2013.

Offer to Shareholders and Warrant holders in Isconova AB (publ)     63

The Combined Group

AUDITORS REPORT REGARDING THE PRO FORMA FINANCIAL INFORMATION

Audit • Tax • Advisory Grant Thornton LLP 2010 Corporate Ridge, Suite 400 McLean, VA 22102-7838 T 703.847.7500 F 703.848.9580 www.GrantThornton.com

Independent Assurance Report on Pro Forma Condensed Combined Financial Statements

To the Board of Directors of Novavax, Inc.

In accordance with EU Regulation No 809/2004, we report on the compilation of the unaudited pro forma condensed combined financial statements (“Pro Forma Condensed Combined Financial Statements”) of Novavax, Inc. (“the Company”) consisting of the unaudited pro forma combined balance sheet of the Company as at March 31, 2013, the unaudited pro forma combined statement of operations of the Company for the period of three months ended March 31, 2013 and year ended December 31, 2012 and accompanying notes to the unaudited Pro Forma Condensed Combined Financial Statements, which is set out in section “Unaudited Pro Forma Condensed Combined Financial Statements” in the Exchange Offer Document.

The Pro Forma Condensed Combined Financial Statements has been compiled on the basis described in in section “Unaudited Pro Forma Condensed Combined Financial Statements” – “Description of Transaction and Basis of Presentation” for illustrative purposes only, to provide information about how the acquisition of Isconova AB might have affected the unaudited condensed combined balance sheet of the Company as at March 31, 2013 and the unaudited combined statement of operations of the Company for the period of three months ended March 31, 2013 and year ended December 31, 2012. Because of its nature, the Pro Forma Condensed Combined Financial Statements address a hypothetical situation and, therefore, do not represent the Company’s actual financial position or results.

Management’s responsibility

It is management’s responsibility to compile the Pro Forma Condensed Combined Financial Statements in accordance with the requirements of EU Regulation No 809/2004.

Reporting responsibility

It is our responsibility to form an opinion, as required by Annex II item 7of EU Regulation No 809/2004, as to the proper compilation of the Pro Forma Condensed Combined Financial Statements. The aforementioned opinion does not require an audit of historical unadjusted financial information, the adjustments to conform the accounting policies of Isconova AB to the accounting policies of the Company, or the assumptions summarized in the accompanying notes.

64     Offer to Shareholders and Warrant holders in Isconova AB (publ)

The Combined Group

The historical financial information of Isconova AB, which reflects total revenues of SEK 18,511,000 (converted to $2,732,000) for the year ended December 31, 2012, total assets of SEK 55,738,000 (converted to $8,554,000) as of March 31, 2013 and total revenues of SEK 7,085,000 (converted to $1,101,000) for the period of three months ended March 31, 2013 used in the compilation of the Pro Forma Condensed Combined Financial Statements, was audited by other auditors and accordingly we do not accept any responsibility for any historical financial information reported on by other auditors. The historical financial information of Isconova AB was prepared under International Financial Reporting Standards adopted by the International Accounting Standards Board and management has represented that no adjustments were necessary to conform to accounting principles generally accepted in the United States of America.

We are not responsible for updating any reports or opinions previously issued by us for any events that occurred subsequent to the date of our report on the historical financial information used in the compilation of the Pro Forma Condensed Combined Financial Statements.

Work performed

We conducted our work in accordance with International Standard on Assurance Engagements 3000, “Assurance Engagements Other than Audits or Reviews of Historical Financial Information.”

We planned and performed our work to obtain reasonable assurance that the Pro Forma Condensed Combined Financial Statements have been properly compiled on the basis stated and that such basis is consistent with the accounting policies of the Company. Our work primarily consisted of comparing the unadjusted financial information with the source documents as described in Note 4, considering the evidence supporting the adjustments and discussing the Pro Forma Condensed Combined Financial Statements with management of the Company. The historical Isconova financial information was prepared in accordance with International Financial Reporting Standards adopted by International Accounting Standards Board and management indicated no significant difference between accounting principles generally accepted in the United States.

Opinion

In our opinion, in all material respects:

(a)	The Pro Forma Condensed Combined Financial Statements have been properly compiled on the basis stated in section “Unaudited Pro Forma Condensed Combined Financial Statements” – “Description of Transaction and Basis of Presentation” in the Exchange Offer Document; and
(b)	That basis is consistent with the accounting policies of the Company.

This report is issued for the sole purpose of the prospectus covering the Novavax tender offer in Sweden for all shares in Isconova AB. Therefore, this report is not appropriate in other jurisdictions and should not be used or relied upon for any purpose other than the tender offer described above. We accept no duty or responsibility to and deny any liability to any party in respect of any use of, or reliance upon, this report in connection with any type of transaction.

McLean, Virginia

July 8, 2013

Offer to Shareholders and Warrant holders in Isconova AB (publ)     65

Description of Novavax

OVERVIEW

Novavax is a clinical-stage biopharmaceutical company focused on developing recombinant protein nanoparticle vaccines to address a broad range of infectious diseases. Novavax’ technology platform is based on proprietary recombinant vaccine technology that includes virus-like particles (VLPs) and recombinant protein micelle vaccines. Novavax’ vaccine candidates are genetically engineered three-dimensional nanostructures, which incorporate immunologically important recombinant proteins. Novavax’ product pipeline targets a variety of infectious diseases and its vaccine candidates are currently in or have completed clinical trials that target seasonal influenza, pandemic (H5N1) influenza, and respiratory syncytial virus (RSV). Further, CPL Biologics Private Limited (the JV), its joint venture company in India, is actively developing a number of vaccine candidates that were genetically engineered by Novavax; its seasonal and pandemic influenza candidates began Phase I clinical trials in 2012, and its rabies vaccine candidate is expected to begin a Phase I clinical trial in India in 2013.

Influenza Vaccines

Novavax has significant experience developing recombinant VLP influenza vaccine candidates, including:

•	eight clinical trials for its seasonal and pandemic influenza vaccine candidates;
•	administering its seasonal and pandemic influenza VLPs (multiple distinct strains, including both influenza A and B and strains of avian and swine origin) to approximately 5,000 subjects demonstrating vaccine tolerability and immunogenicity;
•	fifty (50) distinct batches of VLP vaccine produced under current good manufacturing practices (cGMP); and
•	scaled up vaccine production to 1,000 liter single-use bio-processing capacity.

Novavax believe that its influenza VLP vaccines have potential immunological advantages over currently available products because its influenza VLPs contain three of the major structural virus proteins that are important for fighting influenza: hemagglutinin (HA) and neuraminidase (NA), both of which stimulate the body to produce antibodies that neutralize the influenza virus and prevent its spread through the cells in the respiratory tract, and matrix 1 (M1), which stimulates cytotoxic T lymphocytes to kill cells that may already be infected. Novavax’ VLPs are not made from live viruses and have no genetic nucleic material in their inner core, which render them incapable of replicating and causing disease.

Novavax’ insect cell culture based platform production technology, combined with single-use bioprocessing technology employed strategically throughout the manufacturing process, is a key strength. This distinctive combination of technology has advantages over traditional vaccine production methods that use chicken eggs or mammalian cells, including: (1) smaller facility footprint to achieve comparable yields to traditional egg-based or mammalian cell-based systems, (2) faster facility commissioning, (3) significantly lower capital expenditures on facility infrastructure, (4) competitive cost of goods and (5) the potential for advance seed production, which could provide a shorter lead time to produce commercial quantities of vaccine than egg-based technology in the face of strain changes.

Novavax’ current influenza vaccine candidates, both seasonal and pandemic (H5N1), are being developed with a goal of seeking accelerated approval by the U.S. Food and Drug Administration, Center for Biologics Evaluation and Research (the “FDA”). The FDA has published criteria for granting accelerated approval of a Biologics License Application (BLA, the biologic equivalent to a New Drug Application or NDA) for a new seasonal influenza vaccine. FDA guidance allows developers to demonstrate results that meet or exceed certain specified endpoint criteria in their clinical trials; at the FDA’s discretion, such vaccines may be granted a license to market prior to conducting a traditional efficacy clinical trial. In adult populations under 65 years of age, these criteria are based on demonstration of seroconversion rates (the proportion of subjects with a four-fold rise in HAI titers or attaining titers of ≥1:40 from a negative baseline) and seroprotection rates (the proportion of subjects with HAI titers ≥1:40 post-vaccination) that are ≥40% and ≥70%, respectively, at the lower of the 95% confidence interval of the estimate. Accelerated approval may be available as long as there is a shortage of seasonal influenza vaccine relative to the total population recommended by the FDA’s Advisory Committee for Immunization Practices to receive the vaccine, a situation that persists. FDA expects that developers seeking accelerated approval of a BLA will diligently conduct post-marketing efficacy studies. Novavax continues to use and reference these accelerated approval seroconversion and seroprotection endpoints in developing its seasonal influenza vaccine candidates. FDA has articulated the same immunogenicity criteria for accelerated approval of vaccines that address potential pandemic influenza strains. Because controlled efficacy trials of pandemic vaccine candidates are not logistically or ethically possible, vaccine developers seeking accelerated approval of a pandemic vaccine candidate will be required to provide evidence that a seasonal vaccine made by the same manufacturing process is efficacious. Thus, the demonstration of efficacy with a seasonal vaccine product provides a key link between the seasonal and pandemic programs.

66     Offer to Shareholders and Warrant holders in Isconova AB (publ)

Description of Novavax

Seasonal Influenza Vaccine

The Advisory Committee for Immunization Practices of the Center for Disease Control and Prevention (the “CDC”) recommends that all persons aged six months and older should be vaccinated annually against seasonal influenza. In conjunction with this universal recommendation, attention from the 2009 influenza A/H1N1 pandemic has increased public health awareness of the importance of seasonal influenza vaccination, the market for which is expected to continue to grow worldwide in both developed and developing global markets.

In the coming years, many seasonal influenza vaccines are expected to be produced in a quadrivalent formulation (four influenza strains, two influenza A strains and two influenza B strains), as opposed to the current trivalent formulation (two influenza A strains and one influenza B strain). With two distinct lineages of influenza B viruses circulating, governmental health authorities have advocated for the addition of a second influenza B strain to provide added coverage. Current estimates for seasonal influenza vaccines growth in the top seven markets (U.S., Japan, France, Germany, Italy, Spain and UK), show potential growth from the current market of approximately $3.6 billion to $4.7 billion over the next ten years. Recombinant seasonal influenza vaccines, like the candidate Novavax is developing, have an important advantage: once licensed for commercial sale, large quantities of vaccine can be quickly and cost-effectively manufactured without use of either the live influenza virus or eggs.

Top-line data from Novavax’ most recent Phase II clinical trial for Novavax’ quadrivalent influenza vaccine candidate were announced in July 2012. In that clinical trial, Novavax’ quadrivalent VLP vaccine candidate demonstrated immunogenicity against all four viral strains based on HAI responses at day 21, and was also well-tolerated with no vaccine-related serious adverse events observed and had acceptable reactogenicity. Novavax’ vaccine candidate met the FDA accelerated approval seroprotection rates criterion for all four viral strains. The potential to fulfill the seroconversion rates criterion was demonstrated for three of the four viral strains. The fourth strain, B/Brisbane/60/08, despite fulfilling the seroprotection criterion, failed to demonstrate a satisfactory seroconversion rate. Novavax’ activities with respect to its seasonal influenza vaccine candidate have been, and are, focused on identifying the manufacturing process to ensure consistent and enhanced immune responses in all strains. Over the last six months Novavax has made significant progress and expect to finalize its manufacturing process by mid-year 2013. During the second half of 2013, Novavax expect to begin manufacturing product for its next Phase II clinical trial.

Pandemic Influenza Vaccine

Pandemic influenza refers to a situation where there is a significant disease outbreak in humans resulting from an influenza virus for which the majority of the population has little or no immunity. Pandemic influenza strains are a major concern to world health groups because such diseases can quickly and easily spread worldwide and can cause serious illness or death before vaccines are available to limit the spread of the disease. There have been notorious examples of pandemic influenza crises; in 2009, the World Health Organization (WHO) declared a pandemic of the H1N1 strain of influenza. In the aftermath of the 2009 H1N1 influenza pandemic, recognition of the potential devastation of a human influenza pandemic remains a key priority with both governmental health authorities and influenza vaccine manufacturers. In the U.S. alone, the 2009 H1N1 pandemic led to the production of approximately 126 million doses of monovalent (single strain) vaccine. Public health awareness and government preparedness for the “next” potential influenza pandemic is driving development of vaccines that can be quickly manufactured against a potentially threatening influenza strain.

Novavax’ own activities during the 2009 H1N1 pandemic have provided valuable experience in developing its current pandemic (H5N1) influenza vaccine program. During the H1N1 pandemic, Novavax successfully demonstrated its ability to develop a vaccine by producing a first batch of non-cGMP H1N1 vaccine that was made available to the CDC for analysis three (3) weeks after the genetic sequence was released, followed by manufacturing of its cGMP H1N1 vaccine eleven (11) weeks after the sequence release. Additionally, Novavax’ H1N1 vaccine exceeded immunogenicity criteria for licensure at all dose levels, including the lowest 5µg dose. Thus, while H1N1 influenza is no longer a pandemic strain, and industry and health experts have focused on developing monovalent H5N1 avian influenza vaccines as a potential key defense against the next pandemic threat, many of Novavax’ H1N1 vaccine activities and results are readily translatable to Novavax’ current pandemic (H5N1) influenza vaccine development.

During 2012, Novavax made significant progress in the development of its pandemic (H5N1) influenza vaccine. In May 2012, it launched two Phase I clinical trials of its H5N1 vaccine candidate in combination with two different adjuvants, both of which are designed to improve the immunogenicity of vaccines at lower doses and thus provide antigen dose-sparing. These clinical trials evaluated the safety and tolerability of the vaccines and the ability of VLP vaccine antigens with and without adjuvants to generate antibody levels that fulfill the FDA’s criteria for accelerated approval, and the ability of these vaccines to provide an expanded number of doses, with possible cross-protection against other virus strains to the U.S. population. In October 2012, Novavax reported positive results from these clinical trials with top-line data demonstrating safety and immunogenicity of varying dose-levels of the vaccine, with and without adjuvant, and further demonstrating statistically significant robust adjuvant effects on immune response. Notably, Novavax’ unadjuvanted vaccine candidate elicited HAI titers ≥ 40 in >82% of subjects at a dose of 45µg. This response would fulfill the FDA’s influenza criteria for accelerated approval of a BLA as further described under the heading “Influenza Vaccines” above.

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HHS BARDA Contract for Recombinant

Influenza Vaccines

The Department of Health and Human Services, Biomedical Advanced Research and Development Authority (the “HHS BARDA”) awarded Novavax a contract in February 2011 which funds the development of both its seasonal and pandemic influenza vaccine candidates. The contract, valued at $97 million for the first three-year base-period and $82 million for an HHS BARDA optional two-year period, is a cost-plus-fixed-fee contract in which HHS BARDA reimburses Novavax for allowable direct contract costs incurred plus allowable indirect costs and a fixed-fee earned in the ongoing clinical development and product scale-up of its multivalent seasonal and monovalent pandemic (H5N1) influenza vaccines. Novavax recognized revenue of approximately $20.1 million in 2012, and have recognized approximately $34.8 million in revenue since the inception of the contract in 2011.

In December 2012, HHS BARDA completed a contractually-defined In-Process Review (the “IPR”) of Novavax’ contract. This IPR was conducted by an inter-governmental-agency panel of experts from government agencies including HHS BARDA, FDA, CDC and the National Institutes of Health, who provided input on Novavax’ progress during the contract base-period and plans for further development, including both near-term process development and manufacturing activities and longer-term clinical efforts. HHS BARDA subsequently notified Novavax in January 2013 that the milestone decision had been made to continue to support Novavax’ vaccine advanced development contract.

Respiratory Syncytial Virus (“RSV”)

RSV is a widespread disease that causes infections of the lower respiratory tract. While RSV affects persons of all ages, it acutely impacts infants, young children, the elderly, and others with compromised immune systems. A current study indicated that RSV is responsible for over 30 million new acute lower respiratory infection episodes and between 150,000 and 200,000 deaths in children under five years old. In the U.S., nearly all children become infected with RSV before they are two years old; it has been associated with 20% of hospitalizations and 15% of office visits for acute respiratory infection in young children. WHO estimates that the global disease burden for RSV is 64 million cases. Because there is no approved prophylactic vaccine, the unmet need of an RSV vaccine has the potential to protect millions of patients from this far-reaching disease.

Novavax is developing a vaccine candidate to prevent RSV and are looking at susceptible target populations that include the elderly, young children, and newborns who may receive protection through antibodies transferred from their mothers, who may be immunized during the last trimester of pregnancy. In October 2011, Novavax announced the results of its first Phase I clinical trial to assess the safety and tolerability of its RSV vaccine candidate, and to evaluate total and neutralizing anti-RSV antibody responses and the impact of an aluminum phosphate adjuvant. Along with positive safety results, the antibody response to the RSV F protein was significantly increased compared to placebo (p<0.001) in all doses groups and increased by 19-fold in the highest-dose adjuvant group at day 60. A significant dose-response pattern was observed with high rates of seroconversion at all doses including a rate of 100% at the highest-dose-adjuvant group. In October 2012, Novavax initiated two separate dose-ranging clinical trials, one in women of child bearing age, which initiates Novavax’ goal of developing a vaccine for maternal immunization of pregnant women, and the other in elderly adults, which initiates its goal of developing a vaccine for the elderly. The first clinical trial is a randomized, blinded, placebo-controlled Phase II clinical trial that will evaluate the safety and immunogenicity of two dose levels of Novavax’ RSV vaccine candidate with and without an aluminum phosphate adjuvant, enrolling 330 women of childbearing age. The second clinical trial is a randomized, blinded, placebo-controlled Phase I clinical trial that will evaluate the safety and immunogenicity results of 220 enrolled adults, 60 years of age and older, who received a single intramuscular injection of Novavax’ RSV vaccine candidate (with and without an aluminum phosphate adjuvant) or placebo plus a single dose of licensed influenza vaccine or placebo at days 0 and 28. Top-line results from both clinical trials are expected to be reported in the first half of 2013. The design and timing of subsequent clinical trials will be determined after these data are analyzed. Novavax’ expected path forward in maternal immunization would include a dose-confirmation clinical trial in women of child-bearing age. In parallel, and in consultation with the FDA, Novavax would expect to initiate a reproductive toxicology study to confirm the safety of its proposed formulation in advance of vaccinating pregnant women. For the elderly, the path forward would likely be to design a Phase II clinical trial.

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Rabies

Rabies is a disease that causes acute encephalitis, or swelling of the brain, in warm-blooded animals, including humans. The disease can be transmitted from one species of animal to another, such as from dogs to humans, most commonly by a bite from an infected animal. For humans, rabies left untreated is almost invariably fatal. WHO has estimated that the highest public health financial expenditure in any country is the cost of rabies post-exposure prophylaxis. In Asia and Africa, estimates show a combined 55,000 annual human deaths from endemic canine rabies, with annual treatment costs approaching $600 million, although human deaths from rabies may be underreported in a number of countries, particularly in the youngest age groups. In India alone, 20,000 deaths are estimated to occur annually. Internal market data of vaccine manufacturers suggest that at the global level, ≥15 million people receive rabies prophylaxis annually, the majority of whom live in China and India. It is estimated that in the absence of post-exposure prophylaxis, about 327,000 persons would die from rabies in Asia and Africa each year. Marketed rabies vaccine is mostly used for post-exposure prophylaxis that requires generally between four and five administrations of vaccine. Pre-exposure prophylaxis is recommended for anyone who will be at increased risk to the rabies virus, including travelers with extensive outdoor exposure in rural high-risk areas.

The JV1) is currently developing a rabies vaccine candidate that Novavax genetically engineered. The JV expects to initiate a Phase I clinical trial in India in 2013. The JV’s objective is to develop a recombinant vaccine that can be administered as a pre-exposure prophylaxis for residents of certain higher-risk geographies, as well as travelers to such locations, and with the potential to provide post-exposure prophylaxis with fewer doses. Preliminary pre-clinical results indicate that this vaccine candidate may successfully prevent the rabies virus from entering the central nervous system and, thus, prevent death.

Foot-and-Mouth Disease (FMD)

In October 2011, Novavax was awarded a $1.3 million contract with the U.S. Department of Homeland Security to fund the development of a VLP vaccine countermeasure to protect the U.S. from foot-and-mouth disease (FMD), a highly contagious viral disease of livestock and a potential threat to U.S. agriculture. Novavax is using these funds to develop a recombinant VLP-based vaccine which, unlike current FMD vaccines, would not require the use of infectious FMD virus to be manufactured. If successful, this would address the potential risk of releasing infectious virus during vaccine production and stockpiling in the U.S. or other FMD-free countries.

Vaccine Platform Technologies

Novavax believes that its platform technology offers time-saving advantages both in terms of production time against traditional egg-base vaccine manufacturing, but also in terms of establishing a vaccine production facility (either as a new green-field project or through a retrofit of an existing facility). Currently approved influenza vaccines are typically produced by growing virus in chicken eggs, from which the virus is extracted and further processed. This 50-year-old egg-based production method requires four to six months of lead time for production of a new strain of virus and significant investment in fixed production facilities. Moreover, there can be additional delays because manufacturers must modify the selected influenza virus strain in order for it to be produced efficiently in the egg. The vaccine shortage during the 2004 influenza season (caused in part by a contamination issue at a facility in the United Kingdom) highlighted the limitations of current production methods and the need for increased vaccine manufacturing capacity. It also heightened concerns regarding manufacturers’ capacity to respond to a pandemic, when the number of vaccine doses required will be higher than the number required for seasonal influenza vaccines and manufacturing lead times will be even shorter. This concern was borne out again in the 2009 H1N1 influenza pandemic as, “despite an intensive effort to develop a pandemic vaccine, the 2009 H1N1 vaccine arrived too late to have a significant effect on the dynamics of the fall disease wave.” Compared with traditional vaccine production, Novavax believes its processes allow for faster production of vaccine. Because Novavax’ process uses genetic information and not the virus itself, Novavax can quickly construct clones of the virus as soon as the genetic information is available. This factor alone can shorten the time for creating new vaccine by several weeks compared to traditional egg-based manufacturing.

Importantly, Novavax also believes that a manufacturing facility that produces its vaccines can be implemented and validated in significantly less time than traditional cell-based vaccine manufacturing facilities and without the costly containment features associated with handling live viruses. Novavax produces its vaccine candidates using a baculovirus expression system in insect cells with low-cost equipment that can be readily deployed both nationally and internationally. By not requiring significant production batch sizes, production capacity can be employed quickly. Novavax estimates the time to qualify a facility that utilizes its processes can be six to nine months faster than a fixed-pipe bioreactor facility used in cell-based manufacturing.

1)	CPL Biologicals Private Limited (the “JV”), which is owned 20% by Novavax and 80% by Cadila Pharmaceuticals, Ltd. was established to develop and manufacture certain vaccine candidates, biogeneric products and diagnostic products for the territory of India.

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Virus-Like Particles

Novavax’ VLP vaccine technology platform is based on self-assembling protein structures that visually resemble viruses. However, these are non-infectious particles that, for many viral diseases, have been shown in animal studies and clinical trials to make effective vaccines. VLPs closely mimic natural virus particles with repeating protein structures that can elicit broad and strong antibody and cellular immune responses, but lack the genetic material required for replication. VLP technology is a proven technology that is employed in currently marketed products such as Merck’s Gardasil®. Novavax’ proprietary VLPs are more advanced than earlier approaches and they include multiple proteins and lipids and can be tailored to induce robust and broad immune responses similar to natural infections. Novavax’ advanced VLP technology has the potential to develop vaccines for a wide range of human infectious diseases where there are significant unmet medical needs, some of which have not been addressed by other technologies. Novavax has used formal criteria based upon medical need, technical feasibility and commercial value to select vaccine candidates for development.

Novavax believes that its influenza vaccines are designed to address many of the significant unmet needs related to seasonal and pandemic influenza. There are several points of differentiation of Novavax’ influenza vaccines when compared to traditional egg-based, or new mammalian-based approaches that form the basis to address unmet medical needs and capitalize on commercial opportunities. Novavax’ influenza VLPs contain components that provide a broad and robust immune response. Specifically, the VLPs contain the viral components HA, NA and M1. Traditional egg-based vaccines contain meaningful levels of HA, but not of NA or M1. The HA sequence in Novavax’ VLPs is the same as in the wild-type virus and could prove to be more effective/immunogenic than influenza vaccines produced using egg or mammalian cell-lines, which alter HA. In addition, the NA and M1 in Novavax’ VLPs may play a role in reducing the severity of the disease by inducing antibody responses and cell mediated immunity. NA and M1 are both highly conserved, and immunity to these viral components may help provide additional protection throughout an entire influenza season, even as strains mutate. Data from Novavax’ seasonal influenza Phase IIa clinical trial in healthy adults showed that 50 to 73% of the volunteers immunized with Novavax’ VLP vaccine had a four-fold increase in the antibody that blocks NA activity. Finally, because of the VLP structure and components, they may have greater immunogenicity in two vulnerable populations – the pediatric and elderly.

Recombinant Protein Micelle Vaccines

Novavax’ recombinant protein micelle vaccine technology is also based on self-assembling protein structures, which differ from traditional VLPs in that these particles do not generally occur in nature and can be made from proteins from any pathogenic organism including viruses, bacteria, parasites or even cancer cells. Protein micelle nanoparticles closely resemble the natural structure of surface antigens of disease organisms, but lack the genetic material required for replication and therefore are not infectious. An advantage of this technology is that the formation of nanoparticles is done in vitro thereby making it possible to assemble nanoparticles from one or more highly purified proteins. This results in high purity vaccines with certain manufacturing advantages over more traditional products. Potential immunological advantages of protein micelle vaccines are presentation of epitopes (antibody binding sites) in a more native configuration for improved efficacy, efficient recognition by the immune system’s antigen presenting cells (APCs) and triggering robust immune responses. Recognition of the nanoparticle vaccine’s repeating protein patterns by the APCs toll-like receptors to stimulate innate immunity and the high purity and lack of synthetic material adds to the potential safety of recombinant nanoparticle vaccines. Recombinant protein micelle vaccine technology has expanded Novavax’ early-stage vaccines in development to include both virus and non-virus disease targets. Novavax’most advanced recombinant protein micelle vaccine candidate is its RSV fusion (F) protein vaccine candidate, which is manufactured from highly purified F protein.

Competition in Influenza and RSV Vaccines

The biopharmaceutical industry and the vaccine market are intensely competitive and are characterized by rapid technological progress. Novavax’ technology is based upon utilizing the baculovirus expression system in insect cells to make VLPs and recombinant protein micelle vaccines. Novavax believes this system offers many advantages when compared to other technologies and is uniquely suited for developing seasonal and pandemic influenza vaccines, as well as other infectious diseases, including its vaccine candidate against RSV.

There are a number of companies developing and selling vaccines for seasonal and pandemic influenza employing historic vaccine technology, as well as new technologies. The table below provides a list of major vaccine competitors and corresponding licensed influenza vaccine technologies.

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Competing Technology
Company	Description

Sanofi Pasteur, SA	Inactivated sub-unit (egg-based)

MedImmune, LLC (a subsidiary of AstraZeneca PLC)	Nasal, live attenuated (egg-based)

GlaxoSmithKline plc	Inactivated split-vaccine (egg-based)

Novartis, Inc.	Inactivated sub-unit (cell and egg-based)

Merck & Co., Inc.	Inactivated sub-unit (egg-based)

Protein Sciences Corporation	Recombinant HA trivalent (insect cell-based)

There are many seasonal influenza vaccines currently approved and marketed, and most of these are marketed by major pharmaceutical companies that have significantly greater financial and technical resources, experience and expertise than Novavax has. Competition in the sale of these seasonal influenza vaccines is intense. Therefore, newly developed and approved products must be differentiated from existing vaccines in order to have commercial success. In order to show differentiation in the seasonal influenza market, a product should be more efficacious and/or be less expensive and quicker to manufacture. Many of Novavax’ competitors are working on new products and new generations of current products, some by adding an adjuvant that is used to increase the immunogenicity of that product, each of which is intended to be more efficacious than currently marketed products. Another differentiating factor is recombinant manufacturing, which Novavax believes can be quicker and less-expensive than traditional egg-based manufacturing. In January 2013, the FDA approved the first recombinant seasonal influenza vaccine called “Flublok” manufactured by Protein Sciences Corporation.

Despite the significant competition and advancing technologies, some of which are similar to Novavax’, Novavax believe that its seasonal influenza product will be as efficacious as, or more so than, current products or products being developed by its competitors, and that its manufacturing system provides savings in both time and money; however, there can be no guarantee that Novavax’ seasonal influenza vaccine will prove to be efficacious or that its manufacturing system will prove to be sufficiently differentiated to ensure commercial success.

Unlike influenza, there is no currently approved RSV vaccine for sale in the world; however, a number of vaccine manufacturers, academic institutions and other organizations currently have, or have had, programs to develop such a vaccine to prevent disease caused by RSV. In addition, many other companies are developing products to prevent disease caused by RSV using a variety of technology platforms, including various viral vector technologies and competitive virus-like particle technologies. Although early in clinical development, Novavax believes that its RSV vaccine candidate, which utilizes recombinant F-protein antigens, could be more effective than RSV vaccine candidates in development by its competitors; however, such efficaciousness cannot be guaranteed. Although Novavax is not aware of all its competitors efforts, it believes that MedImmune, a subsidiary of AstraZeneca PLC, has the most advanced RSV vaccine program, as it has reported testing in Phase I clinical trials, an intranasal, recombinant, live attenuated, RSV vaccine for the prevention of lower respiratory tract disease caused by RSV, as well as a combination intranasal vaccine for the prevention of several infant respiratory illnesses, including RSV.

In general, competition among pharmaceutical products is based in part on product efficacy, safety, reliability, availability, price and patent position. An important factor is the relative timing of the market introduction of Novavax’ products and its competitors’ products. Accordingly, the speed with which Novavax can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market is an important competitive factor. Novavax’ competitive position also depends upon its ability to show differentiation with a product that is more efficacious, particularly in the relevant target populations and/or be less expensive and quicker to manufacture. It also depends upon Novavax’ ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often substantial period between technological conception and commercial sale.

PATENTS AND PROPRIETARY RIGHTS

Overview

Novavax generally seek patent protection for its technology and product candidates in the U.S. and abroad. The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. Novavax’ success will depend, in part, on whether it can:

•	obtain patents to protect its own technologies and product candidates;
•	obtain licenses to use the technologies of third-parties, which may be protected by patents;
•	protect its trade secrets and know-how; and
•	operate without infringing the intellectual property and proprietary rights of others.

Patent rights; licenses

Novavax has intellectual property (patents, licenses, know-how) related to its vaccines, manufacturing process and other technologies. Currently, Novavax has or has rights to over 100 U.S. patents and corresponding foreign patents and patent applications relating to vaccines and biologics. Novavax’ core vaccine-related intellectual property extends beyond the year 2025.

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In July 2007, Novavax entered into a non-exclusive license agreement with Wyeth Holdings Corporation, a subsidiary of Pfizer Inc. (Wyeth), to obtain rights to a family of patents and patent applications covering VLP technology for use in human vaccines in certain fields, with expected patent expiration in early 2022.

In July 2010, U.S. Patent No. 7,763,450 for Functional Influenza Virus-Like Particles was issued by the U.S. Patent & Trademark Office. The patent covers, in part, the use of influenza gene sequences for high-yield production of consistent influenza VLP vaccines to protect against current and future seasonal and pandemic strains of influenza viruses. In December 2011, Europe-an Patent No. 1644037 was issued by the European Patent Office covering this technology.

In December 2011, U.S. Patent No. 8,080,255 for Functional Influenza Virus-Like Particles was issued by the U.S. Patent & Trademark Office. The patent covers, in part, a method of inducing substantial immunity to an influenza virus infection in a human and administering to the human a VLP comprising M1, HA and NA proteins. The M1 protein is derived from a particular avian influenza strain, A/Indonesia/5/05.

The Federal Technology Transfer Act of 1986 and related statutory guidance encourages the dissemination of science and technology innovation. While Novavax’ recent contract with HHS BARDA provides Novavax with the right to retain ownership in its inventions that may arise during performance of that contract, with respect to certain other collaborative research efforts with the U.S. government, certain developments and results that may have commercial potential are to be freely published, not treated as confidential and Novavax may be required to negotiate a license to developments and results in order to commercialize products. There can be no assurance that Novavax will be able to successfully obtain any such license at a reasonable cost, or that such development and results will not be made available to Novavax’ competitors on an exclusive or non-exclusive basis.

Trade secrets

To a more limited extent, Novavax relies on trade secret protection and confidentiality agreements to protect its interests. It is Novavax’ policy to require employees, consultants, contractors, manufacturers, collaborators and other advisors to execute confidentiality agreements upon the commencement of employment, consulting or collaborative relationships with us. Novavax also requires confidentiality agreements from any entity that is to receive confidential information from it. With respect to employees, consultants and contractors, the agreements generally provide that all inventions made by the individual while rendering services to Novavax shall be assigned to Novavax as its property.

GOVERNMENT REGULATIONS

The development, production and marketing of biological products, which included the vaccine candidates being developed by Novavax or its collaborators, are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the U.S. and other countries. As a U.S. based company, Novavax focuses on the U.S. regulatory process and the standards imposed by the FDA and other agencies because it believes, for the most part, meeting U.S. standards will allow it to meet other international standards and satisfy regulatory agencies in other countries where Novavax intends to do business. In the U.S., the development, manufacturing and marketing of human pharmaceuticals and vaccines are subject to extensive regulation under the Federal Food, Drug, and Cosmetic Act, and biological products are subject to regulation under provisions of that Act and the Public Health Service Act. The FDA not only assesses the safety and efficacy of these products but it also regulates, among other things, the testing, manufacture, labeling, storage, record-keeping, advertising and promotion of such products. The process of obtaining FDA approval for a new vaccine is costly and time-consuming.

Vaccine clinical development follows the same general regulatory pathway as drugs and other biologics. Before applying for FDA approval to market any new vaccine candidate, Novavax must first submit an investigational new drug application (IND) that explains to the FDA, among other things, the results of pre-clinical testing conducted in laboratory animals, the method of manufacture, quality control tests for release and what Novavax proposes to do for human testing. At this stage, the FDA decides whether it is reasonably safe to move forward with testing the vaccine in humans. Novavax must then conduct Phase I clinical trials and larger-scale Phase II and III clinical trials that demonstrate the safety and efficacy of its vaccine candidate to the satisfaction of the FDA. Once these trials are complete, a BLA can be filed with the FDA requesting approval of the vaccine for marketing based on the vaccine’s effectiveness and safety.

During the FDA’s review of a BLA, the proposed manufacturing facility undergoes a pre-approval inspection during which the FDA examines in detail the production of the vaccine as it is in progress. Vaccine approval also requires the provision of adequate product labeling to allow health care providers to understand the vaccine’s proper use, including its potential benefits and risks, to communicate with patients and parents, and to safely deliver the vaccine to the public. Until a vaccine is given to the general population, all potential adverse events cannot be anticipated. Thus, many vaccines are required by the FDA to undergo Phase IV confirmatory clinical trials after the BLA has been approved and the vaccine is on the market.

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The FDA continues to oversee the production of vaccines after the vaccine and the manufacturing processes are approved, in order to ensure continuing safety. For example, monitoring of the vaccine and of production activities, including periodic facility inspections, must continue as long as the manufacturer holds an approved BLA for the product. Manufacturers may also be required to submit to the FDA the results of their own tests for potency, safety and purity for each vaccine lot, if requested by the FDA. They may also be required to submit samples of each vaccine lot to the FDA for testing.

In addition to obtaining FDA approval for each product, each domestic manufacturing establishment must be registered with the FDA, is subject to FDA inspection and must comply with cGMP regulations. To supply products for use either in the U.S. or outside the U.S., including clinical trials, U.S. and foreign manufacturing establishments, including third-party facilities, must comply with cGMP regulations and are subject to periodic inspection by the FDA or by corresponding regulatory agencies in their home country.

The development process for a biological product, such as a vaccine, typically takes a long period of time to complete. Pre-clinical studies may take several years to complete and there is no guarantee that the FDA will permit an IND to become effective and allow the product to advance to clinical testing. Clinical trials may take several years to complete. After the completion of the required phases of clinical trials, if the data indicate that the vaccine is safe and effective, a BLA is filed with the FDA to approve the marketing and commercial shipment of the vaccine. This process takes substantial time and effort and the FDA may not accept the BLA for filing. Even if filed and accepted, the FDA might not grant approval. FDA approval of a BLA may take up to two years and may take longer if substantial questions about the filing arise. The FDA may require post-marketing testing and surveillance to monitor the safety of the applicable products.

In 1992, the FDA instituted regulations that allow approval of certain products that treat serious or life-threatening illnesses and provide meaningful therapeutic benefit over existing treatments based on a surrogate endpoint, versus a clinical outcome, which can take many more years to demonstrate. Surrogate endpoints, generally a laboratory measurement or other physical sign, can considerably shorten the time development time leading up to FDA approval. The FDA bases its decision on whether to accept a proposed surrogate endpoint on the scientific support for that endpoint. The company developing the product is required to conduct further studies to verify and describe its clinical benefit in Phase IV confirmatory clinical trials. Based on commentary from the FDA, Novavax expects that its seasonal influenza vaccine candidate should qualify for accelerated approval using surrogate endpoints described in published FDA guidance documents. Novavax would thus expect to perform Phase IV confirmatory clinical trials that will demonstrate the clinical benefit of its seasonal influenza vaccine candidate after the BLA is approved. However, there can be no guarantee that the FDA will grant accelerated approval of Novavax seasonal influenza vaccine candidate.

In addition to regulatory approvals that must be obtained in the U.S., an investigational product is also subject to regulatory approval in other countries in which it is intended to be marketed. No such product can be marketed in a country until the regulatory authorities of that country have approved an appropriate marketing application. FDA approval does not assure approval by other regulatory authorities. In addition, in many countries, the government is involved in the pricing of the product. In such cases, the pricing review period often begins after market approval is granted.

Novavax is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential federal, state or local regulations. These and other laws govern Novavax’ use, handling and disposal of various biological and chemical substances used in, and waste generated by its operations. Novavax’ research and development involves the controlled use of hazardous materials, chemicals and viruses. Although Novavax believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Novavax could be held liable for any damages that result and any such liability could exceed its resources. Additionally, for formulations containing controlled substances, Novavax is subject to Drug Enforcement Act regulations.

There have been a number of federal and state legislative changes made over the last few years regarding the pricing of pharmaceutical and biological products, government control and other changes to the healthcare system of the U.S. It is uncertain how such legislative changes will be adopted or what actions federal, state or private payers for medical goods and services may take in response to such legislation. Novavax cannot predict the effect such healthcare changes will have on its business, and no assurance can be given that any such reforms will not have a material adverse effect.

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MANUFACTURING

In November 2011, Novavax announced that it had entered into a long-term lease arrangement to occupy 74,000 square feet of manufacturing, laboratory and office space in two facilities in Gaithersburg, Maryland. The main facility, located at 20 Firstfield Road in Gaithersburg, Maryland, will become the primary commercial-scale manufacturing facility for production of Novavax’ vaccines in 2013, following modifications that were completed in late 2012 and validation occurring in 2013. Also in 2013, Novavax’ corporate offices will relocate to the same campus at 22 Firstfield Road.

Novavax’ current 10,000 square foot cGMP pilot facility produces clinical trial material at Novavax’ current corporate headquarters in Rockville, Maryland. Construction for the pilot plant facility was completed in 2007, within 120 days of ground breaking. The total cost of the project, including demolition, construction and installation of laboratory and production equipment, was approximately $5 million. The facility had existing mechanical systems in place that were not included in the total cost. Novavax is currently considering its plans for the Rockville, Maryland facility subsequent to relocation to the Gaithersburg, Maryland facilities. These plans may include remarketing the facility through the end of the remaining lease term of January 31, 2017.

SOURCES OF SUPPLY

Most of the raw materials and other supplies required in Novavax’ business are generally available from various suppliers in quantities adequate to meet its needs. In some cases, Novavax has only qualified one supplier for certain of its manufacturing components. Where feasible, Novavax plans to seek qualification of multiple suppliers for all critical supplies before the time it would put any of its vaccine candidates into commercial production. Two of Novavax’ major suppliers are GE Healthcare Company (GEHC), which supplies disposable components used in Novavax’ manufacturing process, and Xcellerex, Inc., which was acquired by GEHC in 2012, and which supplies Novavax’ single-use bio-reactor production system and related supplies. The vendors that supply Novavax’ key manufacturing materials are or will be audited for compliance with cGMP standards based on a schedule of when such materials would be needed during Novavax’ own cGMP bioprocessing efforts.

BUSINESS DEVELOPMENT

Novavax believes its proprietary vaccine technology affords it a range of traditional and non-traditional commercialization options that are broader than those of existing vaccine companies. Novavax strives to create sustainable value by working to obtain non-dilutive funding for ultimately conducting Phase III clinical trials for both seasonal and pandemic influenza, to continue development of its vaccine candidates until such vaccines can be licensed on a regional basis, to retain commercial rights in major markets and generate product sales revenue and, in certain markets, to commercialize its products through partners and other strategic relationships.

In addition to Novavax’ aforementioned contract with HHS BARDA, some examples of its strategic relationships is the collaboration with GEHC, the JV it established with Cadila Pharmaceuticals, Ltd. (“Cadila”), its licensing agreement with LG Life Sciences, Ltd. (LGLS) and, most recently, its clinical development collaboration with PATH Vaccine Solutions (PATH).

Novavax’ relationship with GEHC started in December 2007, when Novavax entered a co-marketing agreement for a pandemic influenza vaccine solution for select international countries. The collaboration uses GEHC’s bioprocessing/manufacturing solutions and design expertise in conjunction with Novavax’ VLP manufacturing platform.

The JV, known as CPL Biologicals Private Limited, is owned 20% by Novavax and 80% by Cadila. It was established in March 2009 to develop and manufacture certain vaccine candidates, bio-generic products and diagnostic products for the territory of India. The JV operates a state-of-the-art manufacturing facility for the production of influenza vaccine and other vaccine candidates. The JV is actively developing a number of vaccine candidates that were genetically engineered by Novavax. The JV’s seasonal and pandemic influenza vaccine candidates began Phase I clinical trials in 2012. Also in 2012, the JV formed a new collaboration to develop a novel malaria vaccine in India with the International Centre for Genetic Engineering and Biotechnology. The JV’s rabies vaccine candidate is expected to begin a Phase I clinical trial in India in 2013.

In February 2011, Novavax entered into a license agreement with LGLS that allows LGLS to use Novavax’ technology to develop and commercially sell its influenza vaccines in South Korea and certain other emerging-market countries. LGLS received an exclusive license to Novavax’ influenza VLP technology in South Korea and a non-exclusive license in the other specified countries. At its own cost, LGLS is responsible for funding its clinical development of the influenza VLP vaccines and completing a manufacturing facility in South Korea. Novavax received an upfront payment and may receive reimbursements of certain development and product costs, payments related to the achievement of certain milestones and royalty payments at a rate of 10% from LGLS’s future commercial sales of influenza VLP vaccines, which royalty rate is subject to reduction if certain timelines for regulatory licensure are not met.

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In July 2012, Novavax entered into a clinical development agreement with PATH to develop its vaccine candidate to protect against RSV through maternal immunization in low-resource countries (the RSV Collaboration Program). Novavax was awarded approximately $2.0 million by PATH for initial funding under the agreement to partially support its Phase II dose-ranging clinical trial in women of childbearing age as described above. The agreement expires July 31, 2013, unless Novavax and PATH decide to continue the RSV Collaboration Program. Novavax retains global rights to commercialize the product and have made a commitment to make the vaccine affordable and available in low-resource countries. To the extent PATH has continued to fund 50% of Novavax’ external clinical development costs for the RSV Collaboration Program, but Novavax do not continue development, Novavax would then grant PATH a fully-paid license to its RSV vaccine technology for use in pregnant women in such low-resource countries.

EMPLOYEES

As of March 4, 2013, Novavax had 137 full-time employees, of whom 29 hold M.D. or Ph.D. degrees and 37 of whom hold other advanced degrees. Of its total workforce, 109 are engaged primarily in research, development and manufacturing activities and 28 are engaged primarily in executive, business development, finance and accounting, legal and administrative functions. None of Novavax’ employees are represented by a labor union or covered by a collective bargaining agreement and Novavax considers its employee relations to be good.

The below table shows the total number of Novavax employees as of December 31 for the relevant year.

2012	2011	2010
128	111	87

ORGANIZATION AND BOARD OF DIRECTORS

The address of the principal executive offices of Novavax is:

9920 Belward Campus Drive

Rockville, MD 20850

USA

Phone +1 (240) 268-2000

Legal structure

Novavax is an American company registered in Delaware, USA. Novavax is governed by the laws of the United States, the State of Delaware and by Novavax’ certificate of incorporation and bylaws. Novavax was incorporated in 1987 under the laws of the State of Delaware. The Internal Revenue Service employer identification number for Novavax is 22-2816046.

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Board of directors

All of the board of directors can be contacted at the following address:

9920 Belward Campus Drive

Rockville, MD 20850

USA

Phone (240) 268-2000

The following table provides certain information with respect to Novavax’ board of directors.

Name	Age	Principal Occupation and Other Business Experience During the Past Five Years
James F. Young, Ph.D.	59	Dr. Young joined Novavax’ Board of Directors in April 2010 and was appointed Chairman in April 2011. He has over 30 years of experience in the fields of molecular genetics, microbiology, immunology and pharmaceutical development. Most recently, Dr. Young was MedImmune’s President of Research and Development, where he had responsibility for regulatory affairs and was instrumental in the development of FluMist® and Synagis®. In 2005, Dr. Young was awarded the Albert B. Sabin Humanitarian Award. Prior to MedImmune, Dr. Young was influential in building the department of molecular genetics at Smith Kline & French Laboratories (now part of GlaxoSmithKline) and culminated as director, department of molecular genetics. Dr. Young was on the faculty of the department of microbiology at Mount Sinai School of Medicine in New York, NY. He received his doctorate in microbiology and immunology from Baylor College of Medicine in Houston, Texas and Bachelor of Science degrees in biology and general sciences from Villanova University.

Stanley C. Erck	64	President and Chief Executive Officer and Director of Novavax since April 2011, formerly Executive Chairman since February 2010, and a Director since June 2009. From 2000 to 2008, Mr. Erck served as President and Chief Executive Officer of Iomai Corporation, a developer of vaccines and immune system therapies, which was acquired in 2008 by Intercell AG. He also previously held leadership positions at Procept, a publicly traded immunology company, Integrated Genetics, now known as Genzyme and Baxter International. Mr. Erck also serves on the Board of Directors of BioCryst Pharmaceuticals, MaxCyte, Inc. and MdBio Foundation.

Richard H. Douglas, Ph.D.	59	Dr. Douglas joined the Novavax Board in 2010. He has over 25 years of biotechnology experience having previously served in Corporate Development roles at Genzyme Corporation since 1989. Most recently, Dr. Douglas was Senior Vice President Corporate Development and a Corporate Officer of Genzyme Corporation. As a leader of Genzyme’s Corporate Development team, Dr. Douglas was involved in numerous acquisitions, licenses, joint ventures and strategic alliances. From 1982 till its merger with Genzyme Corporation in 1989, Dr. Douglas served in Science and Corporate Development capacities at Integrated Genetics. Dr. Douglas was a postdoctoral fellow in Leroy Hood’s laboratory at the California Institute of Technology. He received a Ph.D. from the University of California, Berkeley in biochemistry and a B.S. in chemistry from the University of Michigan. He currently serves on the University of Michigan Technology Transfer National Advisory Board.

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Name	Age	Principal Occupation and Other Business Experience During the Past Five Years
Gary C. Evans	55	Mr. Evans joined the Novavax Board in 1998, and served as Lead Independent Director from April 2007 until April 2011 and Chairman from April 2005 until March 2007. He has been Chairman and Chief Executive Officer of Magnum Hunter Resources Corporation, a NYSE Amex listed oil and gas company, since May 2009 and has been Chairman, President, Chief Executive Officer and Founder of GreenHunter Energy, Inc., a NYSE Amex listed alternative energy company, since 2007. He was Chairman of the Board of Directors and Chief Executive Officer of its predecessor, Hunter Resources, Inc., from 1985 to 1995. Mr. Evans is currently a trustee of TEL Offshore Trust, a NASDAQ listed oil and gas trust and a Board member of Global Hunter Securities, LLC since 2005. Mr. Evans is a serial entrepreneur, having founded, grown and provided successful exit strategies for several companies and is highly skilled in capital raising activities. He was recognized by Ernst & Young as the Southwest Area 2004 Entrepreneur of the Year for the Energy Sector and was recently inducted into the World Hall of Fame for Ernst & Young Entrepreneurs.

John O. Marsh, Jr.	82	Mr. Marsh joined the Novavax Board of Directors in 1991 (then known as Molecular Packaging Systems, Inc.) and served as Interim Chief Executive Officer from July 1996 to March 1997 and as Chairman of the Board from July 1996 to February 1997. He is currently the Distinguished Adjunct Professor of Law at George Mason University and has been Co-Chair of the Independent Review Group for Walter Reed Hospital and the Bethesda Navy Medical Center since 2007. He also has served as Visiting Professor of Ethics at Virginia Military Institute in 1998. Mr. Marsh was Secretary of the Army from 1981 to 1989, a Counselor with Cabinet rank to the President of the United States from 1974 to 1977, Assistant for National Security Affairs to Vice President of the United States in 1974, and Assistant Secretary of Defense from 1973 to 1974. Mr. Marsh was a U.S. Representative in Congress from 1963 to 1971. He has been awarded the Department of Defense Distinguished Public Service Award on six occasions and was awarded the Presidential Citizens Medal from President Ronald Reagan.

Michael A. McManus, Jr.	69	Mr. McManus joined the Novavax Board in 1998. He has served as President, Chief Executive Officer and Director of Misonix, Inc., a medical, scientific and industrial provider of ultrasonic and air pollution systems, since 1998. Previously, he was President and Chief Executive Officer of NewYork Bancorp Inc. from 1991 to 1998. From 1990 through November 1991, Mr. McManus was President and Chief Executive Officer of Jamcor Pharmaceuticals Inc. Mr. McManus served as an Assistant to the President of the United States from 1982 to 1985 and held positions with Pfizer Inc. and Revlon Group. Mr. McManus received a B.A. in economics from the University of Notre Dame and a J.D. from the Georgetown University Law Center. He served in the U.S. Army Infantry from 1968 through 1970. Mr. McManus currently serves as a member of the Board of Directors of A. Schulman Inc. He is also a recipient of the Ellis Island Medal of Honor.

Rajiv I. Modi, Ph.D.	52	Dr. Modi joined Novavax’ Board in April 2009 and represents Satellite Overseas (Holdings) Limited, one of Novavax’ largest shareholders. He has been the Managing Director of Cadila Pharmaceuticals. Ltd., a company organized in India, since 1995 and is Director of other Cadila Group companies. Dr. Modi holds a Ph.D. in Biological Science from the University of Michigan, Ann Arbor, USA. He obtained his M.Sc. in Biochemical Engineering from Indian Institute of Technology (IIT), Bombay, India. Dr. Modi is the winner of the Genetic Society of America’s Best Scientific Poster at the International Genetics Congress held in August 1988 by the Genetic Society of America. He has presented many papers on various aspects of Chemical Engineering, Biochemical Engineering and Biotechnology at many institutes in India and abroad and is a member of many prestigious organizations and associations.

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Executive Officers

Novavax’ executive officers hold office until the first meeting of the Board of Directors following the Annual Meeting of Stockholders and until their successors are duly chosen and qualified, or until they resign or are removed from office in accordance with Novavax’ By-laws.

The following table provides certain information with respect to Novavax’ executive officers.

Name	Age	Principal Occupation and Other Business Experience During the Past Five Years
Stanley C. Erck	64	President and Chief Executive Officer and Director of Novavax since April 2011, formerly Executive Chairman since February 2010, and a Director since June 2009. From 2000 to 2008, Mr. Erck served as President and Chief Executive Officer of Iomai Corporation, a developer of vaccines and immune system therapies, which was acquired in 2008 by Intercell AG. He also previously held leadership positions at Procept, a publicly traded immunology company, Integrated Genetics, now known as Genzyme and Baxter International. Mr. Erck also serves on the Board of Directors of BioCryst Pharmaceuticals, MaxCyte, Inc. and MdBio Foundation.

Barclay A. “Buck” Phillips	51	Chief Financial Officer of Novavax since June 2013. From 2008 to 2012, Mr. Phillips served as Senior Vice President and Chief Financial Officer of Micromet, Inc., which was acquired by Amgen in 2012. From 1999–2008, he was the Managing Director of Vector Fund Management.

Gregory Glenn, M.D.	59	Senior Vice President, Chief Medical Officer of Novavax since January 2011. Senior Vice President and Chief Scientific Officer from July 2010 to January 2011. Prior to joining the Company, Dr. Glenn was the Chief Scientific Officer and founder of Iomai Corporation, which was acquired in 2008 by Intercell AG, an associate in international health at Johns Hopkins University’s School of Public Health and a clinical and basic research scientist at Walter Reed Army Institute of Research.

Timothy J. Hahn, Ph.D.	49	Senior Vice President, Manufacturing and Process Development of Novavax since June 2011. Prior to joining the Company, Dr. Hahn was Vice President of Antibody Manufacturing and later Vice President of Vaccine Manufacturing at MedImmune, LLC, with responsibilities for both U.S. and non-U.S. manufacturing sites. Dr. Hahn spent more than 15 years in vaccine manufacturing with Merck & Co.

Russell P. Wilson	53	Senior Vice President, Business Development of Novavax since November 2011. Mr. Wilson was most recently the Chief Financial Officer at Supernus Pharmaceuticals beginning in 2009. He was previously Senior Vice President, Chief Financial Officer and General Counsel of Iomai Corporation, which was acquired in 2008 by Intercell AG. He was the Acting General Counsel of North American Vaccine, Inc. until its acquisition by Baxter International in 2000.

Key persons

Key personnel will be of importance for Novavax’ future success. If key personnel leave Novavax or if Novavax cannot recruit competent and qualified personnel to the extent desirable, this could have a negative impact on the Combined Group’s business, financial condition and results.

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Remuneration to the board of directors and executive officers

Summary Director Compensation Table

The following table sets forth information concerning the compensation paid by the Company to each individual who served as a non-employee director at any time during fiscal year 2012:

	Fees Earned or
Name	Paid in Cash ($)1)	Option Awards ($)2)	Total ($)
Richard H. Douglas, Ph.D.	44,000	26,967	70,967
Gary C. Evans	50,000	26,967	76,967
John O. Marsh, Jr., J.D.	40,000	26,967	66,967
Michael A. McManus, Jr., J.D.	56,500	26,967	83,467
Rajiv I. Modi, Ph.D.	–	–	–
James Young, Ph.D.	68,000	67,418	135,418

1)	Represents fees earned in 2012.
2)	The grant date fair value was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 12, 2013.

Summary Executive Compensation Table

The following table sets forth information concerning the compensation earned during the 2012 fiscal year by the Company’s principal executive officer, the former principal financial officer, and the three other most highly compensated individuals serving as executive officers on December 31, 2012 (collectively, the “Executive Officers”).

			Non-Equity
		Option	Incentive Plan	All Other
Name	Salary ($)1)	Awards ($)2)	Compensation($)3)	Compensation ($)	Total ($)
Stanley C. Erck	430,000	612,990	198,000	1,357	1,242,347
Frederick W. Driscoll	296,605	102,165	95,522	2,543	496,835
Gregory Glenn, M.D.	362,349	102,165	116,691	1,972	583,177
Timothy J. Hahn, Ph.D.	278,203	102,165	89,581	–	469,949
Russell P. Wilson	311,107	17,028	100,176	3,605	431,916

1)	Includes amounts earned, but deferred at the election of the Named Executive Officer, such as salary deferrals under the Company’s 401(k) plan established under Section 401(k) of the Internal Revenue Code.
2)	The grant date fair value was calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 12, 2013.
3)	Represents bonus amounts awarded in 2012 under the Company’s incentive cash bonus program.

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Agreements with Management Board Members on financial compensation

As of the date of the Offer Document, the Company had employment agreements in place with the following Executive Officers: Drs. Glenn and Hahn, and Messrs. Erck and Wilson. The employment agreements provide for certain payments if the Executive Officer is terminated by the Company without cause or leaves for good reason. All of the Named Executive Officers are “at will” employees. The Company has established a Change in Control

Severance Benefit Plan, which provides for severance payments to participating employees if the participant’s employment is terminated in connection with a change in control. The Company believes it is important to provide such employees with an incentive to remain with the Company and consummate a strategic corporate sale or transaction that maximizes stockholder value. The Executive Officers participate in the Change in Control Severance Benefit Plan.

Holdings of shares in Novavax

The below table sets out the amount of Novavax shares beneficially held by the board of directors and the Chief Executive Officer of Novavax.

	Shares of Common
Directors and Chief Executive Officer	Stock Beneficially Owned
Richard H. Douglas, Ph.D.	220,000	1)
Gary C. Evans	781,558	2)
John O. Marsh, Jr., J.D.	201,000	3)
Michael A. McManus, Jr., J.D.	251,385	4)
Rajiv I. Modi, Ph.D.	12,500,000	5)
James F. Young, Ph.D.	615,000	6)
Stanley C. Erck	670,500	7)

1)	Includes 70,000 shares of Common Stock issuable upon the exercise of options.
2)	Includes 520,500 shares of Common Stock issuable upon the exercise of options and warrants to purchase 33,878 shares of Common Stock. Also includes 4,000 shares owned of record by Gary Evans Custodian for Dustin Evans UTMA/TX and 4,000 shares owned by record by Gary Evans Custodian for Casey Evans UTMA/TX.
3)	Includes 165,000 shares of Common Stock issuable upon the exercise of options.
4)	Includes 165,000 shares of Common Stock issuable upon the exercise of options and warrants to purchase 8,795 shares of Common Stock.
5)	Consists of 12,500,000 shares owned by Satellite Overseas (Holdings) Limited, a wholly-owned subsidiary of Cadila Pharmaceuticals Ltd. Dr. Modi is a managing director of Cadila Pharmaceuticals Ltd.
6)	Includes 315,000 shares of Common Stock issuable upon the exercise of options.
7)	Includes 607,500 shares of Common Stock issuable upon the exercise of options.

Conduct, conflict of interests, etc.

None of the persons in Novavax’ board of directors of its senior management has:

•	for the previous five years been convicted by a final and valid judgment of fraud;

•	for the previous five years been a member of an administrative, management or supervisory body or a member of senior management in an entity which before, during or after his term of office was declared bankrupt, put into liquidation or had a compulsory manager appointed for its business,);

•	for the previous five years been prohibited by a court from acting as a member of the administrative, management or supervisory bodies of any public company or participating in managing or handling the affairs of any public company;

•	for the previous five years been formally accused or subjected to sanctions imposed by state authorities or organizations (including professional organisations).

Moreover, there are no family connections between the persons holding management and supervisory positions in Novavax. There is to Novavax’ knowledge no conflicts of interests between the interests of Novavax’ board of directors or of its senior management, on the one hand, and Novavax.

Novavax is in full compliance with the corporate governance rules applicable to it.

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MATERIAL AGREEMENTS

CPL Biologicals Private Limited (the JV), is owned 20% by Novavax and 80% by Cadila, and was established to develop and manufacture certain vaccine candidates, biogeneric products and diagnostic products for the territory of India. The JV operates a state-of-the-art manufacturing facility for the production of influenza vaccine and other vaccine candidates. The JV is actively developing a number of vaccine candidates that were genetically engineered by Novavax. The JV’s seasonal influenza and pandemic influenza candidates began Phase I clinical trials in 2012. Also in 2012, the JV formed a new collaboration to develop a novel malaria vaccine in India with the International Centre for Genetic Engineering and Biotechnology. The JV’s rabies vaccine candidate is expected to begin a Phase I clinical trial in India in 2013.

In connection with its JV with Cadila, Novavax entered into a master services agreement, which Novavax and Cadila amended first in July 2011, and subsequently in March 2013, in each case to extend the term by one year for which services can be provided by Cadila under this agreement. Under the revised terms, if, by March 2014, the amount of services provided by Cadila under the master services agreement is less than $7.5 million, Novavax will pay Cadila the portion of the shortfall amount that is less than or equal to $2.0 million and 50% of the portion of the shortfall amount that exceeds $2.0 million. Through December 31, 2012, Novavax has purchased $0.6 million in services from Cadila pursuant to this agreement.

HHS BARDA awarded Novavax a contract in February 2011, which funds the development of both Novavax’ seasonal and pandemic (H5N1) influenza vaccine candidates. The contract, valued at $97 million for the first three-year base-period and $82 million for an HHS BARDA optional two-year period, is a cost-plus-fixed-fee contract in which HHS BARDA reimburses Novavax for allowable direct contract costs incurred plus allowable indirect costs and a fixed-fee earned in the ongoing clinical development and product scale-up of Novavax’ multivalent seasonal and monovalent pandemic (H5N1) influenza vaccines. Novavax recognized revenue of approximately $20.1 million in 2012, and have recognized approximately $34.8 million in revenue since the inception of the contract in 2011. In December 2012, HHS BARDA completed a contractually-defined IPR of Novavax’ contract. This IPR was conducted by an inter-governmental-agency panel of experts from government agencies including HHS BARDA, FDA, CDC and the National Institutes of Health, who provided input on Novavax’ progress during the contract base-period and plans for further development, including both near-term process development and manufacturing activities and longer-term clinical efforts. HHS BARDA subsequently notified Novavax in January 2013 that the milestone decision has been made to continue to support Novavax’ vaccine advanced development contract.

In February 2011, Novavax entered into a license agreement with LGLS that allows LGLS to use Novavax’ technology to develop and commercially sell Novavax’ influenza vaccines in South Korea and certain other emerging-market countries. LGLS received an exclusive license to Novavax’ influenza VLP technology in South Korea and a non-exclusive license in the other specified countries. At its own cost, LGLS is responsible for funding its clinical development of the influenza VLP vaccines and completing a manufacturing facility in South Korea. Novavax received an upfront payment and may receive reimbursements of certain development and product costs, payments related to the achievement of certain milestones and royalty payments at a rate of 10% from LGLS’s future commercial sales of influenza VLP vaccines, which royalty rate is subject to reduction if certain timelines for regulatory licensure are not met.

In July 2012, Novavax entered into a clinical development agreement with PATH to develop Novavax’ vaccine candidate to protect against RSV through maternal immunization in low-resource countries (the “RSV Collaboration Program”). Novavax was awarded approximately $2.0 million by PATH for initial funding under the agreement to partially support Novavax’ Phase II dose-ranging clinical trial in women of childbearing age as described above. The agreement expires July 31, 2013, unless Novavax and PATH decide to continue the RSV Collaboration Program. Novavax retain global rights to commercialize the product and have made a commitment to make the vaccine affordable and available in low-resource countries. To the extent PATH has continued to fund 50% of Novavax’ external clinical development costs for the RSV Collaboration Program, but Novavax does not continue development, it would then grant PATH a fully-paid license to its RSV vaccine technology for use in pregnant women in such low-resource countries.

Novavax have licensed certain rights from Wyeth. The Wyeth license, which provides for an upfront payment (previously made), ongoing annual license fees, milestone payments and royalties on any product sales, is a non-exclusive, worldwide license to a family of patent applications covering VLP technology for use in human vaccines in certain fields, with expected patent expiration in early 2022; the license may be terminated by Wyeth only for cause and may be terminated by Novavax only after it has provided ninety (90) days notice that Novavax has absolutely and finally ceased activity, including through any affiliate or sublicense, related to the manufacturing, development, marketing or sale of products covered by the license. Payments under the agreement to Wyeth from 2007 through 2012 totaled $5.7 million, of which $0.6 million was paid in 2012. Novavax does not expect to make a milestone payment to Wyeth prior to March 31, 2014.

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AVAILABILITY OF INFORMATION

Novavax was incorporated in 1987 under the laws of the State of Delaware. Novavax principal executive offices are located at 9920 Belward Campus Drive, Rockville, Maryland, 20850. Novavax’ telephone number is +1 (240) 268-2000 and its website address is www.novavax.com. The contents of Novavax’ website are not part of this Offer Document.

Novavax makes available, free of charge and through its website, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to any such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after filed with or furnished to the SEC.

FINANCIAL INFORMATION

Summary of the financial information

Selected historical financial data of Novavax

The following table sets forth the selected historical financial data of Novavax for the three months ended March 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2012. The information with respect to each of the years ended December 31, 2012, 2011 and 2010 have been derived from Novavax’ audited financial statements for such years (including auditor reports thereto) which are incorporated by reference in this Offer Document. The selected historical financial data as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 are derived from Novavax’ unaudited financial statements as of such dates and for those periods, which have been incorporated by reference in this Offer Document. In the opinion of Novavax’ management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the financial data for the three months ended March 31, 2013 and 2012 have been reflected therein. The information set forth below is only a summary and is not necessarily indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year. You should read the following information together with Novavax’ audited financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Novavax’ Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the three months ended March 31, 2013, which are incorporated by reference in this Offer Document. For more information, see the section entitled “Documents Available from Novavax” beginning on page 104.

	For the Three Months
	Ended as of March 31,		For the Years Ended and as of
	(unaudited)		December 31
(in thousands, except per share amounts)	2013	2012	2012	2011	2010
Statement of Operations Data:
Revenue	$3,833	$4,642	$22,076	$14,688	$343
Loss from continuing operations	(9,996)	(7,336)	(28,507)	(19,364)	(35,708)
Income from discontinued operations	=	=	=	=	=
Net loss	$(9,996)	$(7,336)	$(28,507)	$(19,364)	$(35,708)
Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.07)	$(0.06)	$(0.22)	$(0.17)	$(0.34)
Income per share from discontinued operations	–	–	–	–	–
Basic and diluted net loss per share	$(0.07)	$(0.06)	$(0.22)	$(0.17)	$(0.34)
Weighted average shares used in computing basic and
diluted net loss per share	148,448	120,558	131,726	113,610	104,768

Balance Sheet Data:
Cash and investments1)	$45,396	20,720	50,344	18,309	31,676
Total current assets	51,722	26,442	50,408	26,109	33,337
Working capital2)	42,469	18,601	38,733	18,530	23,071
Total assets	98,704	68,637	102,345	66,576	74,844
Long-term debt, less current portion	1,512	400	990	300	320
Accumulated deficit	(368,159)	(336,992)	(358,163)	(329,656)	(310,292)
Total stockholders’ equity	77,568	54,324	80,240	53,849	59,050
1)	Includes non-current investments of $1,117 and $6,233 at March 31, 2013 and December 31, 2012, respectively.
2)	Working capital is computed as the excess of current assets over current liabilities.

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KEY FIGURES FOR THE PERIODS COVERED BY THE FINANCIAL STATEMENTS

	2013	2012
	Jan–Mar	Jan–Mar
	(unaudited)	(unaudited)	2012	2011	2010
Key figures (%)
Gross margin	55.3%	18.4%	33.4%	52.3%	n/a
Operating margin	neg	neg	neg	neg	neg
Net margin	neg	neg	neg	neg	neg
Equity/assets ratio	78.6%	79.1%	78.4%	80.9%	78.9%
Debt/equity ratio	2.5%	0.7%	1.5%	0.6%	0.7%
Acid test ratio	559.0%	337.2%	431.8%	344.5%	324.7%
Profitability
Return on average total capital, %	neg	neg	neg	neg	neg
Return on average equity, %	neg	neg	neg	neg	neg

DEFINITIONS OF KEY FIGURES

Return on average equity

Result for the period as a percentage of average equity.

Return on average total capital

Operating profit plus financial income as a percentage of average total assets.

Gross margin

Gross profit as a percentage of net sales.

Acid test ratio

Current assets excluding inventories and work in progress as a percentage of current liabilities.

Net margin

Net result as a percentage of net sales.

Operating margin

Operating profit/loss as a percentage of net sales.

Debt/equity ratio

Interest-bearing liabilities divided by equity.

Equity/assets ratio, %

Equity at the end of the period divided by total assets at the end of the period.

COMMENTARY ON THE FINANCIAL DEVELOPMENT

Results of Operations for the Three Months Ended March 31, 2013 and 2012

(amounts in tables are presented in thousands, except per share information)

The following is a discussion of the historical financial condition and results of operations of the Company and should be read in conjunction with the financial statements and notes thereto set forth in Novavax’ Quarterly Report on Form 10-Q for the three months ended March 31, 2013.

Revenue
	Three Months Ended March 31, (unaudited)
			Change
	2013	2012	2012 to 2013
Revenue:
Total revenue	$3,833	$4,642	$(809)

Revenue for the three months ended March 31, 2013 was $3.8 million as compared to $4.6 million for the same period in 2012, a decrease of $0.8 million or 17%. Revenue for the three months ended March 31, 2013 and 2012 is primarily comprised of services performed under the HHS BAR-DA contract and, to a much lesser extent in 2013, the PATH clinical development agreement. The decrease in revenue is primarily due to the higher level of activity in the three months ended March 31, 2012 associated with Novavax’ influenza clinical trials under the HHS BARDA contract as compared to the same period in 2013 when no similar clinical trials were initiated, partially offset by revenue under the PATH clinical development agreement in 2013.

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Description of Novavax

Costs and Expenses
	Three Months Ended March 31, (unaudited)
			Change
	2013	2012	2012 to 2013
Costs and Expenses:
Cost of government contracts revenue	$1,712	$3,786	$(2,074)
Research and development	9,432	5,338	4,094
General and administrative	2,694	2,985	(291)
Total costs and expenses	$13,838	$12,109	$1,729

Cost of Government Contracts Revenue

Cost of government contracts revenue includes direct costs of salaries, laboratory supplies, consultants and subcontractors and other direct costs associated with Novavax’ process development, manufacturing, clinical, regulatory and quality assurance activities under research contracts. Cost of government contracts revenue decreased to $1.7 million for the three months ended March 31, 2013 from $3.8 million for the same period in 2012, a decrease of $2.1 million, or 55%. The decrease in cost of government contracts revenue is primarily related to the levels of activity associated with Novavax’ influenza clinical trials previously mentioned, including the 205 Trial.

Research and Development Expenses

Research and development expenses include salaries, laboratory supplies, consultants and subcontractors and other expenses associated with Novavax’ process development, manufacturing, clinical, regulatory and quality assurance activities for internally funded programs. In addition, indirect costs such as fringe benefits and overhead expenses, are also included in research and development expenses. Research and development expenses increased to $9.4 million for the three months ended March 31, 2013 from $5.3 million for the same period in 2012, an increase of $4.1 million, or 77%. The increase in research and development expenses was primarily due to increased costs relating to Novavax’ RSV clinical trials (an internally funded program at this time) and higher employee-related costs.

Costs and Expenses by Functional Area

Novavax tracks its cost of government contracts revenue and research and development expenses by the type of costs incurred in identifying, developing, manufacturing and testing vaccine candidates. Novavax evaluates and prioritizes its activities according to functional area and therefore believe that project-by-project information would not form a reasonable basis for disclosure to investors. At March 31, 2013, Novavax had 114 employees dedicated to its research and development programs versus 86 employees as of March 31, 2012. Historically, Novavax did not account for internal research and development expenses by project, since its employees work time is spread across multiple programs and Novavax’ internal manufacturing clean-room facility produces multiple vaccine candidates.

The following summarizes Novavax’ cost of government contracts revenue and research and development expenses by functional area for the three months ended March 31 (in millions).

	2013	2012
	(unaudited)	(unaudited)
Manufacturing
Vaccine Discovery	$5.8	$4.4
Clinical and Regulatory	1.5	0.9
General and administrative	3.8	3.8
Total cost of government contracts revenues and research and development expenses	$40.8	$24.9

General and Administrative Expenses

General and administrative expenses decreased to $2.7 million for the three months ended March 31, 2013 from $3.0 million for the same period in 2012, a decrease of $0.3 million, or 10%. The decrease in expenses was primarily due to lower employee-related costs and professional fees.

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Other Income (Expense)

	Three Months Ended March 31, (unaudited)
			Change
	2013	2012	2012 to 2013
Other Income (Expense):
Interest income	$48	$33	$15
Interest expense	(22)	(3)	(19)
Change in fair value of warrant liability	–	101	(101)
Total other income (expense)	$26	$131	$(105)

Novavax had total other income of less than $0.1 million for the three months ended March 31, 2013 compared to total other income of $0.1 million for the same period in 2012. For the three months ended March 31, 2013, the change in fair value of the warrant liability resulted in a $0.1 million decrease in total other income as compared to the same period in 2012. Novavax will continue to mark the warrant liability to fair value at each reporting period until the warrants are either exercised or otherwise expire on July 31, 2013.

Net Loss
	Three Months Ended March 31, (unaudited)
			Change
	2013	2012	2012 to 2013
Net Loss:
Net loss	$(9,996)	$(7,336)	$(2,660)
Net loss per share	$(0.07)	$(0.06)	$(0.01)
Weighted average shares outstanding	148,448	120,558	27,890

Net loss for the three months ended March 31, 2013 was $10.0 million, or $0.07 per share, as compared to $7.3 million, or $0.06 per share, for the same period in 2012, an increased net loss of $2.7 million. The increased net loss was primarily due to higher research and development spending, including increased costs relating to Novavax’ RSV clinical trials and higher employee- related costs.

The increase in weighted average shares outstanding for the three months ended March 31, 2013 is primarily a result of sales of Novavax’ common stock in the aggregate of 30,827,346 shares in 2012.

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Description of Novavax

Results of Operations for Fiscal Years 2012, 2011 and 2010

(amounts in tables are presented in thousands, except per share information)

The following is a discussion of the historical financial condition and results of operations of Novavax and should be read in conjunction with the financial statements and notes thereto set forth in Novavax’ Annual Report filed on Form 10-K for the year ended December 31, 2012.

Revenue:
				Change	Change
	2012	2011	2010	2011 to 2012	2010 to 2011
Revenue:
Total revenue	$22,076	$14,688	$343	$7,388	$14,345

Revenue for 2012 was $22.1 million as compared to $14.7 million for 2011, an increase of $7.4 million, or 50%. Revenue for 2012 and 2011 is primarily comprised of services performed under the HHS BARDA contract that was awarded in February 2011 and, to a much lesser extent in 2012, the PATH clinical development agreement. The increase in revenue is primarily due to the pandemic (H5N1) influenza clinical trials and product development activities that occurred during 2012 under the HHS BARDA contract.

Revenue for 2011 was $14.7 million as compared to $0.3 million for 2010, an increase of $14.3 million. Revenue for 2011 is comprised of services performed under the HHS BARDA contract and revenue for 2010 resulted from work under other government contracts.

Revenue for 2012 was negatively impacted due to the Company electing to conduct the 205 Trial without immediate HHS BARDA reimbursement of its outside clinical trial costs, which are expected to total approximately $3.1 million, of which $2.8 million was incurred during 2012.

Costs and Expenses
				Change	Change
	2012	2011	2010	2011 to 2012	2010 to 2011
Costs and Expenses:
Cost of government contracts revenue	$14,692	$7,003	$—	$7,689	$7,003
Research and development	26,061	17,885	28,032	8,176	(10,147)
General and administrative	10,988	11,379	10,805	(391)	574
Total costs and expenses	$51,741	$36,267	$38,837	$15,474	$(2,570)

Cost of Government Contracts Revenue

Cost of government contracts revenue includes direct costs of salaries, laboratory supplies, consultants and subcontractors and other direct costs associated with Novavax’ process development, manufacturing, clinical, regulatory and quality assurance activities under research contracts. Cost of government contracts revenue increased to $14.7 million for 2012 from $7.0 million for 2011, an increase of $7.7 million, or 110%. The increase in cost of government contracts revenue is primarily due to the seasonal influenza and pandemic (H5N1) influenza clinical trials and product development activities that occurred during 2012 under the HHS BAR-DA contract.

Cost of government contracts revenue increased to $7.0 million for 2011 due to the development work performed under the HHS BARDA contract that was awarded in February 2011.

Cost of government contracts revenue for 2012 includes $2.8 million of direct clinical trial costs of Novavax’ 205 Trial.

Research and Development Expenses

Research and development expenses include salaries, laboratory supplies, consultants and subcontractors and other expenses associated with Novavax’ process development, manufacturing, clinical, regulatory and quality assurance activities for internally funded programs. In addition, indirect costs such as, fringe benefits and overhead expenses, are also included in research and development expenses. Research and development expenses increased to $26.1 million for 2012 from $17.9 million for 2011, an increase of $8.2 million, or 46%. The increase in research and development expenses was primarily due to increased costs relating to Novavax’ RSV clinical trials (an internally funded program at this time), higher employee-related costs and expenses associated with its new manufacturing facility.

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Research and development expenses decreased to $17.9 million for 2011 from $28.0 million for 2010, a decrease of $10.1 million, or 36%. The decrease in research and development expenses was primarily due to work performed under the HHS BARDA contract and as such, is being recorded as cost of government contracts revenue, and, to a lesser extent, lower outside-testing costs (including outsourced clinical trial costs, sponsored research and consulting agreements) as a result of fewer clinical trials in 2011.

Costs and Expenses by Functional Area

Novavax tracks cost of government contracts revenue and research and development expenses by the type of costs incurred in identifying, developing, manufacturing and testing vaccine candidates. Novavax evaluates and prioritizes activities according to functional area and therefore believes that project-by-project information would not form a reasonable basis for disclosure to investors. At December 31, 2012, Novavax had 102 employees dedicated to research and development programs versus 88 employees as of December 31, 2011. Historically, Novavax did not account for internal research and development expenses by project, since its employees work time is spread across multiple programs and its internal manufacturing clean-room facility produces multiple vaccine candidates.

The following summarizes Novavax’ cost of government contracts revenue and research and development expenses by functional area for the year ended December 31 (in millions).

	2012	2011
Manufacturing	$18.6	$14.7
Vaccine Discovery	3.5	3.2
Clinical and Regulatory	18.7	7.0
Total cost of government contracts revenues and research and development expenses	$40.8	$24.9

General and Administrative Expenses

General and administrative expenses decreased to $11.0 million in 2012 from $11.4 million for 2011, a decrease of $0.4 million, or 3%. The decrease in expenses was primarily due to lower employee-related costs, including severance expenses, and lower professional fees, partially offset by higher expenses associated with Novavax’ new office facility.

General and administrative expenses increased to $11.4 million in 2011 from $10.8 million for 2010, an increase of $0.6 million, or 5%. The increase in expenses was primarily due to higher employee-related costs, including severance expenses, partially offset by lower professional fees.

Other Income (Expense):
				Change	Change
	2012	2011	2010	2011 to 2012	2010 to 2011
Other Income (Expense):
Interest income	$165	$136	$189	$29	$(53)
Interest expense	(32)	(9)	(9)	(23)	–
Other income	45	26	485	19	(459)
Realized gains on short-term investments	879	–	–	879	–
Change in fair value of warrant liability	101	2,474	1,671	(2,373)	803
Total other income (expense)	$1,158	$2,627	$2,336	$(1,469)	$291

Novavax had total other income of $1.2 million for 2012 compared to total other income of $2.6 million for 2011, a decrease of $1.5 million. In 2012, two of Novavax’ auction rate securities were redeemed at approximately par value and resulted in $0.9 million in realized gains as Novavax had recorded other than temporary impairments on these securities in previous periods. Additionally, Novavax is required to calculate the fair value of its warrant liability at each reporting period. For 2012, the change in fair value of the warrant liability resulted in a $2.4 million decrease in total other income as compared to 2011. Novavax will continue to mark the warrant liability to fair value at each reporting period until the warrants are either exercised or otherwise expire on July 31, 2013.

Novavax had total other income of $2.6 million for 2011 compared to total other income of $2.3 million for 2010, an increase of $0.3 million. Other income decreased to less than $0.1 million for 2011 primarily resulting from the receipt of grants under Novavax’ application of qualifying therapeutic discovery project credits in 2010. For 2011, the change in fair value of the warrant liability resulted in a $0.8 million increase in total other income as compared to 2010.

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Description of Novavax

Net Loss:
				Change	Change
	2012	2011	2010	2011 to 2012	2010 to 2011
Net Loss:
Net loss	$(28,507)	$(19,364)	$(35,708)	$(9,143)	$16,344
Net loss per share	$(0.22)	$(0.17)	$(0.34)	$(0.05)	$0.17
Weighted average shares outstanding	131,726	113,610	104,768	18,116	8,842

Net loss for 2012 was $28.5 million, or $0.22 per share, as compared to $19.4 million, or $0.17 per share, for 2011, an increased net loss of $9.1 million. The increased net loss was primarily due to higher research and development spending, including increased costs relating to Novavax’ RSV clinical trials, higher employee-related costs and expenses associated with Novavax’ new manufacturing facility.

Net loss for 2011 was $19.4 million, or $0.17 per share, as compared to $35.7 million, or $0.34 per share, for 2010, a decreased net loss of $16.3 million. The decreased net loss was primarily due to revenue recognized under the HHS BARDA agreement, as well as lower research and development spending as a result of fewer clinical trials in 2011.

The increase in weighted average shares outstanding for 2012 and 2011 is primarily a result of sales of Novavax’ common stock in the aggregate of 30,827,346 shares in 2012, 6,001,841 shares in 2011 and 10,513,849 shares in 2010.

Liquidity Matters and Capital Resources

Novavax’ future capital requirements depend on numerous factors including, but not limited to, the commitments and progress of Novavax’ research and development programs, the progress of pre-clinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights and manufacturing costs. Novavax plans to continue to have multiple vaccines and products in various stages of development, and Novavax believes its operating expenses and capital requirements will fluctuate depending upon the timing of certain events, such as the scope, initiation, rate and progress of its pre-clinical studies and clinical trials and other research and development activities.

For the three Months Ended March 31, 2013 and 2012

As of March 31, 2013, Novavax had $45.4 million in cash and cash equivalents and investments as compared to $50.3 million as of December 31, 2012. These amounts consisted of $9.0 million in cash and cash equivalents and $36.4 million in investments as of March 31, 2013 as compared to $17.4 million in cash and cash equivalents and $32.9 million in investments at December 31, 2012.

The following table summarizes cash flows for the three months ended March 31, 2013 and 2012 (in thousands):

	2013	2012	Change
	(unaudited)	(unaudited)	2012 to 2013
Summary of Cash Flows:
Net cash (used in) provided by:
Operating activities	$(10,583)	$(4,220)	$(6,363)
Investing activities	(4,974)	(3,270)	(1,704)
Financing activities	7,181	7,259	(78)
Net increase (decrease) in cash and cash equivalents	(8,376)	(231)	(8,145)

Cash and cash equivalents at beginning of year	17,399	14,104	3,295
Cash and cash equivalents at end of year	$9,023	$13,873	$(4,850)

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Net cash used in operating activities increased to $10.6 million for the three months ended March 31, 2013 as compared to $4.2 million for the same period in 2012, respectively. The increase in cash usage was primarily due to the timing of Novavax’ customer and vendor payments and increased costs relating to Novavax’ RSV clinical trials and higher employee-related costs.

During the three months ended March 31, 2013 and 2012, Novavax’ investing activities consisted of purchases and maturities of investments and capital expenditures. In the three months ended March 31, 2013 and 2012, Novavax primarily purchased investments to increase Novavax’ rate of return on its investments. Capital expenditures for the three months ended March 31, 2013 and 2012 were $1.5 million and $0.8 million, respectively. The increase in capital expenditures was primarily due to purchase of laboratory equipment and tenant improvements relating to Novavax’ new manufacturing facility. For 2013, Novavax expects its level of capital expenditures to decrease due to the expected completion of the scale-up work on its new manufacturing facility

Novavax’ financing activities consist primarily of sales of Novavax’ common stock. Novavax received net proceeds of $6.4 million in the three months ended March 31, 2013 as compared to $7.9 million in the same period of 2012 from the sale of Novavax’ common stock through its At Market Issuance Sales Agreements.

In November 2011, Novavax entered into lease agreements under which Novavax leases new manufacturing, laboratory and office space in Gaithersburg, Maryland with rent payments for such space to the landlord commencing April 1, 2014. Under the terms of the arrangement, the landlord provided Novavax with a tenant improvement allowance of $2.5 million and an additional tenant improvement allowance of $3 million (collectively, the Improvement Allowance). The additional tenant improvement allowance is to be paid back to the landlord over the remaining term of the lease agreement through additional rent payments. Novavax was funded $0.7 million in the three months ended March 31, 2013, and have been funded $5.0 million in total under the Improvement Allowance.

In September 2012, Novavax entered into a master security agreement, whereby Novavax could borrow up to $2.0 million to finance the purchases of equipment through June 2013 (Equipment Loan). Novavax financed $0.8 million in the three months ended March 31, 2013, and have financed $1.3 million in total under the Equipment Loan.

Novavax has entered into agreements with outside providers to support its clinical development. As of March 31, 2013, $4.2 million remains unpaid on certain of these agreements in the event Novavax’ outside providers complete their services in 2013. However, under the terms of the agreements, Novavax has the option to terminate for convenience pursuant to notification, but Novavax would be obligated to pay the provider for all costs incurred through the effective date of termination.

Novavax has licensed certain rights from Wyeth. The Wyeth license, which provides for an upfront payment (previously made), ongoing annual license fees, milestone payments and royalties on any product sales, is a non-exclusive, worldwide license to a family of patent applications covering VLP technology for use in human vaccines in certain fields, with expected patent expiration in early 2022. The license may be terminated by Wyeth only for cause and may be terminated by Novavax only after Novavax has provided ninety (90) days notice that Novavax has absolutely and finally ceased activity, including through any affiliate or sublicense, related to the manufacturing, development, marketing or sale of products covered by the license. Payments under the agreement to Wyeth from 2007 through March 31, 2013 totaled $5.7 million, of which no amounts were paid the three months ended March 31, 2013. Novavax does not expect to make a milestone payment to Wyeth prior to March 31, 2014.

In connection with its JV with Cadila, Novavax entered into a master services agreement, which Novavax and Cadila amended first in July 2011, and subsequently in March 2013, in each case to extend the term by one year for which services can be provided by Cadila under this agreement. Under the revised terms, if, by March 2014, the amount of services provided by Cadila under the master services agreement is less than $7.5 million, Novavax will pay Cadila the portion of the shortfall amount that is less than or equal to $2.0 million and 50% of the portion of the shortfall amount that exceeds $2.0 million. Through March 31, 2013, Novavax has purchased $1.3 million in services from Cadila pursuant to this agreement.

Based on Novavax’ current cash and cash equivalents and investments, including its recent private equity offerings, anticipated revenue under the contract with HHS BARDA, possible proceeds from the sales of its common stock under its 2012 Sales Agreement and its current business operations, Novavax believes it has adequate capital resources available to operate at planned levels for at least the next 12 months. Additional capital will be required in the future to develop Novavax vaccine candidates through clinical development, manufacturing and commercialization. Novavax’ ability to obtain such additional capital is subject to various factors:

•	generating revenue under the HHS BARDA contract is subject to Novavax’ performance under the contract, including its ability to collect on delayed reimbursement situations, such as the 205 Trial costs; and

•	raising funds under its 2012 Sales Agreement is subject to both Novavax’ business performance and market conditions.

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Description of Novavax

Further, Novavax may seek additional capital through further public or private equity offerings, debt financing, additional strategic alliance and licensing arrangements, non-dilutive government contracts, collaborative arrangements or some combination of these financing alternatives. Any capital raised by an equity offering will likely be substantially dilutive to the existing stockholders and any licensing or development arrangement may require Novavax to give up rights to a product or technology at less than its full potential value. Other than its 2012 Sales Agreement, Improvement Allowance and Equipment Loan, Novavax has not secured any additional commitments for new financing nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all. If Novavax is unable to perform under the HHS BARDA contract or obtain additional capital, it will assess capital resources and will likely be required to delay, reduce the scope of, or eliminate one or more of its product research and development programs, and/or downsize its organization, including its general and administrative infrastructure.

For Fiscal Years 2012 and 2011

As of December 31, 2012, Novavax had $50.3 million in cash and cash equivalents and investments as compared to $18.3 million as of December 31, 2011. These amounts consisted of $17.4 million in cash and cash equivalents and $32.9 million in investments as of December 31, 2012 as compared to $14.1 million in cash and cash equivalents and $4.2 million in investments at December 31, 2011.

The following table summarizes cash flows for the years ended December 31, 2012 and 2011 (in thousands):

			Change
	2012	2011	2011 to 2012
Summary of Cash Flows:
Net cash (used in) provided by:
Operating activities	$(18,229)	$(23,629)	$5,400
Investing activities	(32,262)	18,543	(50,805)
Financing activities	53,786	11,129	42,657
Net increase (decrease) in cash and cash equivalents	3,295	6,043	(2,748)

Cash and cash equivalents at beginning of year	14,104	8,061	6,043
Cash and cash equivalents at end of year	$17,399	$14,104	$3,295

Net cash used in operating activities decreased to $18.2 million for 2012 as compared to $23.6 million for 2011, a reduction of 23%. The decrease in cash usage was primarily due to funds received under Novavax’ Improvement Allowance (as described below) and the timing of Novavax’ customer and vendor payments, partially offset by its increased net loss in 2012.

During 2012 and 2011, Novavax’ investing activities primarily included purchases and maturities of investments and capital expenditures. In 2012, Novavax purchased investments to increase its rate of return on available cash. In 2011, Novavax utilized its investments to fund operations and increase its cash balances. Capital expenditures for 2012 and 2011 were $4.3 million and $0.6 million, respectively. The increase in capital expenditures was primarily due to the purchase of laboratory equipment and tenant improvements necessary to modify Novavax’ new manufacturing facility.

The increase in Novavax’ financing activities consists primarily of increased sales of its common stock. Novavax received net proceeds of $54.0 million from the direct sale of its common stock and through its 2010 sales agreement, as compared to $11.0 million in 2011.

During 2012, Novavax was funded $4.3 million under the Improvement Allowance in connection with the terms of the arrangement with its landlord for the new manufacturing, laboratory and office space in Gaithersburg, Maryland.

During 2012, Novavax financed $0.5 million under the Equipment Loan Novavax entered into in September 2012.

As of December 31, 2012, $6.2 million remains unpaid on certain of the agreements with outside providers to support Novavax’ clinical development in the event its outside providers complete their services in 2013. However, under the terms of the agreements, Novavax has the option to terminate for convenience pursuant to notification, but Novavax would be obligated to pay the provider for all costs incurred through the effective date of termination.

Payments under the agreement to Wyeth from 2007 through 2012 totaled $5.7 million, of which $0.6 million was paid in 2012.

Through December 31, 2012, Novavax has purchased $0.6 million in services from Cadila pursuant to its master services agreement with Cadila in connection with its JV.

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For Fiscal Years 2011 and 2010

As of December 31, 2011, Novavax had $14.1 million in cash and cash equivalents and $4.2 million in short-term investments as compared to $8.1 million and $23.6 million, respectively, at December 31, 2010. The following table summarizes cash flows for the years ended December 31, 2011 and 2010 (in thousands):

			Change
	2011	2010	2010 to 2011
Summary of Cash Flows:
Net cash (used in) provided by:
Operating activities	$(23,629)	$(32,852)	$9,223
Investing activities	18,543	(21,273)	39,816
Financing activities	11,129	23,429	(12,300)
Net increase (decrease) in cash and cash equivalents	6,043	(30,696)	36,739

Cash and cash equivalents at beginning of year	8,061	38,757	(30,696)
Cash and cash equivalents at end of year	$14,104	$8,061	$6,043

Net cash used in operating activities decreased to a cash usage of $23.6 million for 2011 as compared to $32.9 million for 2010. The decrease in cash usage was primarily due to a decreased net loss as a result of revenue recognized under the HHS BARDA contract, partially offset by the timing of Novavax’ customer and vendor payments.

During 2011 and 2010, Novavax’ investing activities consisted of purchases and maturities of short-term investments and capital expenditures. In 2011, Novavax utilized its short-term investments to fund operations and increase its cash balances. In 2010, Novavax purchased short-term investments to increase its rate of return on its investments. Capital expenditures for 2011 and 2010 were $0.6 million and $1.6 million, respectively. The decrease in capital expenditures was primarily due to the purchase of laboratory equipment relating to its production scale-up in 2010. For 2012, Novavax expects its level of capital expenditures to increase in connection with the scale-up of its new manufacturing, laboratory and office facility.

The decrease in Novavax’ financing activities consist primarily of lower sales of its common stock. Novavax received net proceeds of $11.0 million in 2011 as compared to $23.1 million in 2010 from the sale of its common stock through its At Market Issuance Sales Agreement.

Between December 31, 2011 through March 8, 2012, Novavax was funded $1.3 million under the Improvement Allowance in connection with the terms of the arrangement with its landlord for the new manufacturing, laboratory and office space in Gaithersburg, Maryland. In addition, Novavax entered into an agreement with the current facility tenant to purchase laboratory equipment to be used at the space and $0.5 million was owed under the agreement as of December 31, 2011.

As of December 31, 2011, $3.2 million remained unpaid on certain of the agreements with outside providers to support Novavax’ clinical development in the event its outside providers completed their services in 2012.

Through December 31, 2011, Novavax had purchased $0.2 million in services from Cadila pursuant to its master services agreement with Cadila in connection with its JV.

Contractual Obligations

The following table summarizes Novavax’ contractual obligations as of December 31, 2012 (in thousands):

		Less than	1–3	3–5	More than
Contractual Obligations:	Total	One Year	Years	Years	5 Years
Operating leases	$31,629	$2,431	$7,968	$6,713	$14,517
Capital lease	341	69	152	120	–
Notes payable	910	357	514	39	–
Purchase obligations	6,900	3,000	3,900	–	–
Total contractual obligations	$39,780	$5,857	$12,534	$6,872	$14,517

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Description of Novavax

Novavax’ purchase obligations include its anticipated timing of future purchases for services pursuant to the master services agreement with Cadila. Novavax is required to purchase from Cadila, through March 2014, services for biologic research, pre-clinical development, clinical development, process development, manufacturing scale-up and general manufacturing related services. As of December 31, 2012, Novavax’ remaining obligation to Cadila under the master services agreement was $6.9 million.

Off-Balance Sheet Arrangements

Novavax is not involved in any off-balance sheet agreements that have or are reasonably likely to have a material future effect on its financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

AUDITORS

The auditor of Novavax is Grant Thornton LLP, 2010 Corporate Ridge, Suite 400 McLean, VA, 22102, USA. Grant Thornton LLP is a member of the American Institute of Certified Public Accountants.

INFORMATION ABOUT THE OPERATING FUNDS

The total stockholder’s equity of Novavax amounted to $ 80.2 million on 31 December 2012. Novavax assessment is that, as of the date of the Offer Document, the working capital of Novavax is sufficient for at least the coming 12 months, given Novavax’ current capital requirement.

EQUITY CAPITAL AND DEBTS

Novavax’ capitalization as of of May 31, 2013 is shown below.

Novavax’ shareholders’ equity and liabilities as of May 31, 2013
(USD million) (unaudited)
Total current interest-bearing debt	0.7
Guaranteed	–
Secured	0.5
Unguaranteed/Unsecured	0.2
Total non-current interest-bearing debt	1.2
Guaranteed	–
Secured	1.0
Unguaranteed/Unsecured	0.2
Share capital	1.5
Treasury stock	(2.4)
Other capital contributed	450.1
Accumulated other comprehensive income	0.5
Translation reserve	–
Hedging reserve + FX on investment in subsidiaries	–

Novavax’ capitalization as of May 31, 2013 is shown below.

Net financial indebtedness as of May 31, 2013
(USD million) (unaudited)
A.	Cash	3.7
B.	Cash equivalents	–
C.	Short-term investments	39.1
D.	Liquidity (A)+(B)+(C)	42.8

E.	Current financial receivables	2.8
F.	Current bank debt	–
G.	Current portion of non-current debt	–
H.	Other current financial debt	0.7
I.	Current financial debt (F)+(G)+(H)	0.7
J.	Net current financial indebtness (I)-(E)-(D)	(45.0)

K.	Non-current financial receivables	–
L.	Non-current bank debt	–
M.	Bond issue	–
N.	Other non-current financial debt	1.2
O.	Non-current financial debt (L)+(M)+(N)	1.2
P.	Net financial indebtness (J)+(O)-(K)	(43.8)

DISPUTES

There are no ongoing disputes, administrative procedures, arbitration proceedings or similar which have or could affect Novavax’ financial standing or profitability.

CAPITAL REQUIREMENTS

Based on Novavax’ current cash and cash equivalents and investments, including its recent private equity offerings, anticipated revenue under the contract with HHS BARDA, possible proceeds from the sales of Novavax’ common stock under its 2012 Sales Agreement and its current business operations, Novavax believes it has adequate capital resources available to operate at planned levels for at least the next 12 months. Additional capital will be required in the future to develop Novavax vaccine candidates through clinical development, manufacturing and commercialization.

92	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Description of Novavax

NOVAVAX’ FINANCIAL RESOURCES

Short-term financial resources

Novavax believes it has adequate capital resources available to operate at planned levels at least for the next 12 months.

Long-term financial resources

Additional capital will be required in the future to develop Novavax vaccine candidates through clinical development, manufacturing and commercialization.

Novavax’ ability to obtain such additional capital is subject to various factors:

•	generating revenue under the HHS BARDA contract is subject to Novavax’ performance under the contract, including its ability to collect on delayed reimbursement situations, such as the 205 Trial costs; and
•	raising funds under Novavax’ 2012 sales agreement is subject to both its business performance and market conditions.

Further, Novavax may seek additional capital through further public or private equity offerings, debt financing, additional strategic alliance and licensing arrangements, non-dilutive government contracts, collaborative arrangements or some combination of these financing alternatives. Any capital raised by an equity offering will likely be substantially dilutive to the existing stockholders and any licensing or development arrangement may require Novavax to give up rights to a product or technology at less than its full potential value.

Restrictions in capital utilization

Other than Novavax 2012 sales agreement, Improvement Allowance and Equipment Loan, Novavax has not secured any additional commitments for new financing nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all.

Pension obligations

N/A

Significant changes

N/A

Share capital and ownership structure

The following table sets forth certain information as of April 16, 2013 with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any group) known to the Company to beneficially own more than 5% of the outstanding shares of common stock, (ii) the directors of the Company and nominees, (iii) the named executive officers of the Company as identified in the “Summary Executive Compensation Table” above, and (iv) all current directors and executive officers of the Company as a group.

Offer to Shareholders and Warrant holders in Isconova AB (publ)	93

Description of Novavax

	Shares of Common
	Stock Beneficially		Percent of Class
Name and Address of Beneficial Owner	Owned1)		Outstanding2)
FMR LLC
82 Devonshire St
Boston, MA 02109	18,872,588	3)	12.5%

RA Capital Management, LLC
20 Park Plaza, Suite 1200
Boston, MA 02116	14,411,748	4)	9.5%

Satellite Overseas (Holdings) Limited
c/o Barleigh Wells Limited
7 Hill Street,
Douglas, Isle of Man
United Kingdom IM1 1EF	12,500,000	5)	8.3%

BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	8,326,166	6)	5.5%

Directors, Nominees and Executive Officers
Richard H. Douglas, Ph.D.	220,000	7)	*
Gary C. Evans	781,558	8)	*
John O. Marsh, Jr., J.D.	201,000	9)	*
Michael A. McManus, Jr., J.D.	251,385	10)	*
Rajiv I. Modi, Ph.D.	12,500,000	11)	8.3%
James F. Young, Ph.D.	615,000	12)	*
Frederick W. Driscoll	422,500	13)	*
Stanley C. Erck	670,500	14)	*
Gregory Glenn, M.D.	331,833	15)	*
Timothy J. Hahn, Ph.D.	137,500	16)	*
Russell P. Wilson	118,750	17)	*
All current directors and executive officers as a group (11 persons)	16,250,026		10.6%

94	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Description of Novavax

*	percentage is less than 1% of the total number or outstanding shares or the Company’s Common Stock.
1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of the Company’s Common Stock. Unless otherwise indicated, each party named in the table has sole voting and investment power over the shares beneficially owned. With respect to each person or group, percentages are calculated based on the number of shares beneficially owned, including shares that may be acquired by such person or group within 60 days of April 16, 2013 upon the exercise of stock options, warrants or other purchase rights, but not the exercise of options, warrants or other purchase rights held by any other person. The address of each director, nominee and Named Executive Officer of the Company is c/o Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850.
2)	Percentages have been calculated based on 151,259,817 shares of the Company’s Common Stock outstanding as of April 16, 2013.
3)	As reported by FMR LLC on Schedule 13G/A as filed on February 14, 2013. FMR LLC stated that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (“Investment Advisers Act”), is the beneficial owner of 18,872,588 shares of common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 18,872,588 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.
4)	As reported by RA Capital Management, LLC (“Capital”) on Schedule 13G/A as filed on February 14, 2013. Capital, RA Capital Health-care Fund, L.P. (“RA”) and Peter Kolchinsky, the manager of RA Capital Management, LLC, which is the investment adviser and sole general partner of RA and serves as the investment adviser to a separate discretionary account. RA beneficially owns 8,250,125 shares of Common Stock, Capital, as the investment adviser and sole general partner of RA and investment adviser to an account owned by a separate investment vehicle which holds shares of the Company’s Common Stock, and Mr. Kolchinsky as the manager of Capital, each beneficially own 14,411,748 shares of Common Stock of the Company.
5)	As reported by Satellite Overseas (Holdings) Limited (“SOHL”) on Schedule 13D/A filed on October 7, 2009. SOHL has pledged the shares to Allahabad Bank in connection with a financing and may not sell or otherwise encumber the shares without the bank’s consent until the financing has been repaid in full. SOHL is a wholly-owned subsidiary of Cadila Pharmaceuticals Ltd., of which Dr. Modi is a managing director.
6)	As reported by BlackRock, Inc. (“BlackRock”) on Schedule 13G as filed on January 30, 2013. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G ).
7)	Includes 70,000 shares of Common Stock issuable upon the exercise of options.
8)	Includes 520,500 shares of Common Stock issuable upon the exercise of options and warrants to purchase 33,878 shares of Common Stock. Also includes 4,000 shares owned of record by Gary Evans Custodian for Dustin Evans UTMA/TX and 4,000 shares owned by record by Gary Evans Custodian for Casey Evans UTMA/TX.
9)	Includes 165,000 shares of Common Stock issuable upon the exercise of options.
10)	Includes 165,000 shares of Common Stock issuable upon the exercise of options and warrants to purchase 8,795 shares of Common Stock.
11)	Consists of 12,500,000 shares owned by Satellite Overseas (Holdings) Limited, a wholly-owned subsidiary of Cadila Pharmaceuticals Ltd. Dr. Modi is a managing director of Cadila Pharmaceuticals Ltd.
12)	Includes 315,000 shares of Common Stock issuable upon the exercise of options.
13)	Includes 392,500 shares of Common Stock issuable upon the exercise of options.
14)	Includes 670,500 shares of Common Stock issuable upon the exercise of options.
15)	Includes 302,833 shares of Common Stock issuable upon the exercise of options.
16)	Includes 87,500 shares of Common Stock issuable upon the exercise of options.
17)	Consists of 68,750 shares of Common Stock issuable upon the exercise of options and 33,334 shares of restricted stock that are not yet vested.

Offer to Shareholders and Warrant holders in Isconova AB (publ)	95

Description of Novavax

Novavax’ board of directors is not aware of any agreements that are entered into by Novavax shareholders that relate to the control of Novavax or any cooperation in relation to influence over Novavax.

Treasury stock

Novavax currently holds 455,430 of its common stock as treasury stock, the combined par value of which is 4,554.30 USD and the book value of which is 2.5 million USD.

Share capital development

The below table illustrates the share capital development of Novavax during the period 2010 until March 31, 2013.

Shares Issued
Balance at December 31, 2010	111,492,014
Exercise of stock options	198,679
Restricted stock issued as compensation	50,000
Cancellation of common stock issued to
former directors	(261,667)
Issuance of common stock	6,001,841
Balance at December 31, 2011	117,480,867
Exercise of stock options	90,534
Issuance of common stock	30,827,346
Balance at December 31, 2012	148,398,747
Issuance of common stock	3,301,500
Balance at March 31, 2013	151,700,247

Central clearing

The registrar and transfer agent for Novavax common stock is Computershare Limited, 250 Royall Street, Canton, MA 02021, USA. The Novavax shares are denominated in U.S. dollars (USD) and are issued under U.S. laws.

Dividend policy / Dividend History

Novavax has never paid cash dividends on its common stock. Novavax currently anticipates that it will retain all of its earnings for use in the development of its business and does not anticipate paying any cash dividends in the foreseeable future.

Securities carrying special control rights

The Company does not have any securities which carry special control rights, and the Company’s shares are non-preferred. Shares

All shares of Novavax common stock have the same rights, are denominated in U.S. dollars (USD) and are issued under U.S. laws.

ARTICLES OF INCORPORATION OF NOVAVAX

Please refer to page 120 for a full length version of the Articles of incorporation of Novavax.

The rights of the offered shares; Comparison of Rights of Holders of Novavax Common Stock and Isconova Shares

Novavax is incorporated in the state of Delaware and the rights of Novavax stockholders are currently governed by the DGCL and by Novavax’ certificate of incorporation and bylaws. Isconova is organized under the laws of Sweden and the rights of Isconova shareholders are currently governed by Swedish law and Isconova’s articles of association. After the completion of the transaction, shareholders of Isconova will become stockholders of Novavax and will become subject to the DGCL and the certificate of incorporation and the bylaws of Novavax. The description of rights of Novavax common stock will be substantially applicable to the shares of Novavax common stock to be received by Isconova shareholders in the Offer.

The following is a summary of the material differences between the rights of Novavax stockholders and the rights of Isconova shareholders. While Novavax and Isconova believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Novavax stockholders and Isconova shareholders and it is qualified in its entirety by reference to Dela-ware law, Swedish law and the various documents of Novavax and Isconova referenced in this summary. You should carefully read this entire Offer Document and the other documents referenced in this Offer Document for a more complete understanding of the differences between being a stockholder of Novavax and being a shareholder of Isconova. See the section entitled “Documents available from Novavax” beginning on page 104.

96	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Description of Novavax

	Novavax Common Stock	Isconova Shares

Capitalization	The authorized capital stock of Novavax consists of 300,000,000 shares of common stock, $0.01 par value and 2,000,000 shares of preferred stock, $0.01 par value.	The minimum share capital of Isconova per its articles of association is SEK 10,000,000 and the maximum is SEK 40,000,000, quota value SEK 1 per share.

	As of April 30, 2013, there were 152,464,007 shares of common stock outstanding and no shares of preferred stock outstanding.	As of April 30, 2013, there were 12,475,356 shares outstanding.

Vote	Holders of Novavax common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.	Shareholders of Isconova are entitled to one vote for each share held on all matters submitted to a vote of shareholders.

Dividends and Distributions

Holders of Novavax common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Novavax has not paid any dividends to date.

Upon the liquidation, dissolution, or winding up of Novavax, the holders of Novavax common stock are entitled to receive ratably the net assets of Novavax available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock.

The shares of Isconova carry equal rights to dividends. Under the Swedish Companies Act, only a general meeting may authorize the payment of dividends, which may not exceed the amount recommended by the board of directors (except to a limited extent in the event of a demand by holders of at least 10% of the total number of issued shares) and which may be paid only from funds available for dividends.

On the winding-up of a Swedish company, the liquidator must distribute the net assets equally among the shareholders in proportion to their respective holdings in accordance with the articles of association.

Pre-emptive Rights

Listing	Novavax common stock is traded on the NASDAQ Global Select Market under the symbol “NVAX.” On July 2, 2013, the closing price of Novavax common stock as reported on the NASDAQ Global Select Market was $2.25 per share.	The shares of Isconova is traded on NASDAQ OMX First North Premier under the symbol “ISCO”. On July 2, 2013, the closing price of the shares of Isconova as reported on the NASDAQ OMX First North Premier was SEK 14.80 per share.

Registrar and Transfer Agent	The registrar and transfer agent for Novavax common stock is Computershare Limited, 250 Royall Street, Canton, MA 02021.	The central securities depository (CSD) for shares of Isconova is Euroclear Sweden AB, Klarabergsviadukten 63, Box 191, 101 23 Stockholm, Sweden.

Offer to Shareholders and Warrant holders in Isconova AB (publ)	97

Description of Novavax

	Novavax Common Stock	Isconova Shares

Registration Rights	Holders of Novavax common stock issued in connection with the stock purchase agreement dated as of March 31, 2009, by and between Novavax and Satellite Overseas (Holdings) Limited (together with its affiliates and any assignees or transferees) are entitled to rights with respect to the registration under the Securities Act of their shares of common stock.	Not applicable to Isconova shareholders.

The registration rights granted pursuant to the registration rights agreement will expire when the holder is able to sell all of its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

Piggyback Registration Rights	If Novavax registers any securities for public sale, the holders with piggyback registration rights under the registration rights agreement have the right to include their shares in the registration, subject to specified exceptions.	Not applicable to Isconova shareholders.

Novavax must pay all expenses, except for taxes and underwriting discounts and commissions, incurred in connection with the exercise of piggyback registration rights. The underwriters in any underwritten offering have the right to limit the number of shares included in a registration statement filed in response to the exercise of these registration rights.

Staggered Board, Removal of Directors, and Charter Amendments relating to the Board

Novavax’ certificate of incorporation and amended and restated by-laws provide for the division of its board of directors into three classes, with no one class having more than one more director than any other class, serving staggered three year terms.

Novavax’ certificate of incorporation provides that any amendments to the charter relating to the number, classes, election, term, removal, vacancies, and related provisions with respect to the board of directors may only be made by the affirmative vote of the holders of more than 50% of the shares of capital stock issued and outstanding and entitled to vote.

These provisions may have the effect of making it more difficult for a third party to acquire control of the Company, or of discouraging a third party from attempting to acquire control of the Company.

 Pursuant to the article of association, the board of directors of Isconova shall consist of at least four directors and not more than seven directors with up to seven deputy directors. The members of Isconova’s board of directors are elected at a shareholders’ meeting for a period until the next annual general meeting of shareholders. This general rule does not apply to those members that may be appointed by the local trade unions, in which case the union can set the member’s term to anything less than four fiscal years.

An amendment to the articles of association is normally valid only if shareholders representing two-thirds of the votes cast as well as two-thirds of the shares represented at the meeting vote in favor of such resolution.

Under Swedish law, a member of the board of directors may be removed by the group that appointed the director which is, in most cases, the shareholders. There is no obligation for the shareholders to state any reasons for the removal.

98	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Description of Novavax

	Novavax Common Stock	Isconova Shares

Authorized but Unissued Shares	The authorized but unissued shares of Novavax common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NASDAQ Stock Market.	Under Swedish law, issuances of new shares require, as a general rule, a resolution by the shareholders at a shareholders’ meeting. The board of directors may, within certain limits, be granted specific authority (limited in time until, at the longest the next annual general meeting of the shareholders) to approve an issuance of new shares, warrants, or convertible securities, as well as to approve such an issuance subsequent to approval by the shareholders. A resolution to not apply shareholders’ preemption rights in connection with a new issue of shares, warrants or convertible securities, to change the share capital in such a way that requires an amendment to the articles of association or to reduce the share capital, is normally valid only if shareholders representing two-thirds of the votes cast as well as two-thirds of the shares represented at the meeting vote in favor of such resolution.

These additional shares may be utilized for a variety of corporate purposes. In particular, Novavax’ board of directors could issue shares of preferred stock that could, depending on the terms of the series, impede the completion of a takeover effort. The board of directors may determine that the issuance of such shares of preferred stock is in the best interest of Novavax and its stockholders. Such issuance could discourage a potential acquiror from making an unsolicited acquisition attempt through which such acquiror may be able to change the composition of the board, including a tender offer or other transaction a majority of the stockholders might believe to be in their best interest or in which stockholders might receive a substantial premium for their stock over the then-current market price.

Advance Notice Requirements for Stockholder Proposals and Director Nominations	Novavax’ amended and restated by-laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors, must provide timely notice of such stockholder’s intention in writing.

A shareholder who wishes to have a matter addressed at a shareholders’ meeting shall submit a written demand to the board of directors. The matter shall be addressed at the shareholders’ meeting, provided the request was received by the board of directors: (i) no later than one week prior to the earliest time pursuant to when a notice should have been made or (ii) after the time specified in (i) but in due time for the matter to be included in the notice of the shareholders’ meeting.

The Swedish Companies Act prescribes that the board members should be elected at a shareholders’ meeting.

To be timely, a stockholder nominating individuals for election to the Board of Directors or proposing business must provide advanced notice to the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders or, in the case of any special meeting, not less than 60 days nor more than 90 days prior to the special meeting, unless, in the case of an annual meeting, such meeting occurs more than 30 days before or after such anniversary date, or, in the case of a special meeting, such meeting occurs less than 100 days after notice or public disclosure of the date of the special meeting is given or made, in which cases notice will be timely if received not later than the close of business on the tenth day after the day on which notice or public announcement of the date of such meeting was made.

Offer to Shareholders and Warrant holders in Isconova AB (publ)	99

Description of Novavax

	Novavax Common Stock	Isconova Shares

Limits on Ability of Stockholders to Act by Written Consent	Novavax’ certificate of incorporation provides that its stockholders may not act by written consent. In addition, Novavax’ certificate of incorporation requires that special meetings of stockholders be called only by the board of directors, the chief executive officer, or the president if there is no chief executive officer. Further, business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting. This limit on the ability of Novavax’ stockholders to act by written consent or to call a special meeting may lengthen the amount of time required to take stockholder proposed actions.	Under Swedish law, shareholders make decisions at a shareholders’ meeting. However, a document stating the proposed decision may be circulated between all shareholders for their signing. Such written decision is only valid and binding if it is unanimous.

Under Swedish law, the board of directors shall call an extraordinary general meeting if the board of directors finds it necessary. The board of directors also has an obligation to call a meeting on the request of the auditor or upon the request of shareholders holding at least 10% of the outstanding shares.

Business Combinations	Novavax is subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:	Not applicable to Isconova shareholders.

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

100	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Description of Novavax

	Novavax Common Stock	Isconova Shares

Business Combinations, cont.	Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (1) owns 15% or more of a corporation’s voting securities or (2) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination governed by Section 203. Novavax expects the existence of this provision to have an anti-takeover effect with respect to transactions Novavax’ board of directors does not approve.

Offer to Shareholders and Warrant holders in Isconova AB (publ)	101

Description of Novavax

APPRAISAL RIGHTS

Under Delaware law and Novavax’ certificate of incorporation, Novavax stockholders are not entitled to any rights to seek appraisal of their shares or to exercise any pre-emptive rights in connection with the issuance of shares of Novavax’ common stock in connection with the Offer.

If Novavax acquires more than 90% of the outstanding shares in Isconova on a fully diluted basis (including all issued and outstanding warrants and options), Novavax intends to initiate compulsory acquisition proceedings under Swedish law to acquire the shares of Isconova from holders who did not tender such securities in the Offer. In the event that the minimum acceptance condition of the Offer is not met, Novavax reserves the right to waive the condition and proceed with a compulsory acquisition if permitted under Swedish law.

The actual price per share purchased pursuant to Swedish compulsory acquisition proceedings, initiated after a share exchange offer, is based on the average closing price for the bidder’s stock during the acceptance period. In addition, interest will accrue on the purchase price from the day the compulsory acquisition proceedings are initiated. Assuming 90.01% of the outstanding shares (including all issued and outstanding warrants and options) in Isconova on a fully diluted basis are tendered in the Offer and the price that is required to be paid pursuant to the Swedish compulsory acquisition proceedings equals SEK 15.46 per share, Novavax could be obligated to pay approximately $2,921,239 (approximately SEK 19,286,900 assuming a currency exchange rate of SEK 6.6023 to $1.00 as of June 3, 2013) plus interest for the shares and warrants purchased in the compulsory acquisition. This cash expenditure would normally occur between one and three years after the closing of the Offer. However, Novavax may be required to make payment for part of the acquisition sum at an earlier stage. Following the entering into force of an award on advance acquisition of the minority shareholders’ shares, the arbitration tribunal may – at the request of a party to the proceedings or the legal representative for the minority shareholders – issue a separate award in respect of the acquisition sum accepted by Novavax. Thus, Novavax may be obliged to settle such part of the acquisition sum prior to the final arbitration award. The actual price for Isconova shares or warrants pursuant to the compulsory acquisition proceedings is to be determined by an arbitration panel, and the total amount payable by Novavax under the compulsory acquisition proceedings may be greater or lesser than $2,921,239.

ANTICIPATED ACCOUNTING TREATMENT

The acquisition of Isconova shares and warrants acquired in the Offer will be accounted for under the purchase method of accounting under U.S. GAAP, which means that Isconova’s results of operations will be consolidated with Novavax’ from the date of the closing of the Offer and their respective assets and liabilities, including identified intangible assets, will be recorded at their then fair values at the same time with the excess purchase price allocated to goodwill.

102	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Description of Novavax

AUDITOR’S REPORT REGARDING SUMMARIZED HISTORICAL FINANCIAL INFORMATION

Independent Auditor’s Opinion

To the Board of Directors of Novavax, Inc.

For the purpose of this Exchange Offer Document and in accordance with the requirements of the Commission Regulation (EC) No. 809/2004 of April 29, 2004 implementing Directive 2003/71/EC of the European Parliament and of the Council as regards information contained in prospectuses as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements (the “Regulation”), we have audited as presented herein, the historical consolidated financial information of Novavax, Inc. (the “Company”), which comprise the statement of operations, the statement of comprehensive loss, the statement of changes in stockholders’ equity, and the statement of cash flows for the three years ended December 31, 2012, and the balance sheets as of December 31, 2012, 2011 and 2010, and the summary of accounting policies and other explanatory notes (“the attached historical consolidated financial information”).

Management’s Responsibility for the Attached Historical Consolidated Financial Information

The Company’s Management is responsible for the preparation and fair presentation of the attached historical consolidated financial information in accordance with accounting principles generally accepted in the United States of America. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error, selecting and applying appropriate accounting policies, maintenance of appropriate consolidation documentation and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on the attached historical consolidated financial information based on our audit. We conducted our audit of the attached historical consolidated financial information in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Opinion

In our opinion, the attached historical consolidated financial information included on pages 82–83 of the Prospectus present fairly, in all material respects, the financial position of the Company as of December 31, 2012, 2011 and 2010 and its financial performance and cash flows for the years December 31, 2012, 2011 and 2010 in accordance with accounting principles generally accepted in the United States of America.

McLean, Virginia
July 8, 2013

Offer to Shareholders and Warrant holders in Isconova AB (publ)	103

Documents available from Novavax

All information referred to in this Offer Document can be obtained under the validity period of the Offer Document (12 months from the date of disclosure of the Offer Document) at Novavax:

Novavax 9920 Belward Campus Drive

Rockville, Maryland 20850

Phone: (240) 268-2000

Following documents can be obtained under the validity period of the Offer Document:

–	Certificate of Incorporation
–	Bylaws

The following financial statements from Novavax are incorporated by reference in this Offer Document, and are available for physical inspection at Novavax at the address above and on the Novavax website, www.novavax.com.

–	Novavax’ unaudited financial statements of Novavax as of and for the three months ended March 31, 2013 included in Novavax’ Quarterly Report on Form 10-Q
–	Novavax’ audited financial statements with respect to each of the years ended December 31, 2012, 2011 and 2010, included in Novavax’ Annual Reports on Form 10-K

INFORMATION FROM THIRD PARTIES

In case the information in the Offer Document has been received from a third party, the source has been stated. This information has, to the best of Novavax’ knowledge, been reproduced correctly and no information has been withheld by Novavax in a manner that could render the information given incorrect or misleading.

104	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Description of Isconova

ISCONOVA’S BUSINESS

Isconova AB is a leading international vaccine adjuvant company with broad experience in vaccine adjuvant systems. Adjuvants are substances that, when added to vaccines, make the antigens more immunogenic and improve the quality and magnitude of the immune response. Isconova has a patented adjuvant technology platform, Matrix, that is used for development of efficient vaccines against human and animal diseases.

Several Matrix adjuvants have been developed, all of which are based on the proprietary immune-stimulating technology platform. Isconova’s patented technology comprises a robust production platform with adjuvant sale and a number of collaboration projects with leading international vaccine and pharmaceutical companies. Isconova is based in Uppsala, Sweden and shares are traded on NASDAQ OMX First North Premier under the symbol “ISCO.”

Isconova’s adjuvant technology is based on the matrix complex, a 40-nanometer particle that is formed by mixing Quillaja saponins, cholesterol and phospholipids. Selected saponins are extracted from the tree Quillaja saponaria Molina for development of modern, multi-purpose, immune-stimulating adjuvant products for a broad range of applications within vaccine development, antibody production and immunological research.

Since Isconova was founded in 1999, Isconova has developed and manufactured adjuvants for the animal vaccine market. During 2009, Isconova expanded its focus to adjuvants for human vaccines, while continuing commercialization and development of animal vaccines.

PRODUCTS

Matrix-M is the latest generation of Isconova’s adjuvant products. The novel formulation is at least as potent but appears to have an improved safety profile. During 2009, a phase I study on avian influenza was performed with Matrix-M. The study fulfilled all predefined efficacy criteria for pandemic vaccines. The safety profile was good with predominantly mild to moderate adverse advents reported. There were no serious adverse events.

Matrix-M enhances both cell-mediated and antibody mediated immune response. Increased levels of responses also increase the duration of immune protection and reduce the number of vaccine doses needed to gain protection. With its potent immune stimulation combined with a good safety profile, Matrix-M is the basis for agreements and research collaborations in the human market.

Matrix-C is used in a vaccine against influenza for horses. Matrix-C is also used in a vaccine against Strangles that is under development in partnership with the Swedish company Intervacc.

In addition, adjuvants may be used for a variety of research and development purposes. Isconova’s AbISCO adjuvants are research reagents suitable for experimental studies on humoral and cell mediated immune responses in laboratory animals.

PRODUCT DEVELOPMENT

Isconova works with product development and product evaluation either independently or together with a partner. Upon co-operation with an external partner a co-operation agreement is entered into, which defines the companies’ areas or responsibility respectively during the development phase of new vaccines and within which time frame targets shall be reached. Potential customers and co-operation partners may carry out tests themselves and evaluate Isconova’s patented platform by buying Isconova’s adjuvants for research purposes (AbISCO).

COLLABORATION PARTNERS

Isconova seeks to commercialize its adjuvants and develop effective vaccines, primarily in collaboration with partners.

Crucell. Isconova’s license agreement with Crucell, an affiliate of Johnson & Johnson, includes the use of Matrix-M in influenza, HIV and malaria vaccines.

Genocea. Isconova’s collaboration with Genocea Biosciences includes the use of Matrix-M in vaccines under development against eight different infectious disease targets, including herpessimplex virus-2, chlamydia trachomatis, streptococcus pneumonia, malaria and gonorrhea. In August 2012, Genocea Biosciences received approval from the FDA to begin a clinical Phase I/IIa study. The study involves a therapeutic vaccine (GEN 003) for treatment of herpes simplex virus-2 (HSV-2), the most common cause of genital herpes, a sexually transmitted disease. The purpose of the study is to evaluate the safety and tolerability of the vaccine, its ability to stimulate the immune system as well as determining the vaccine’s impact on virus shedding, which is considered as a marker for relapse and transmission. No preventive or therapeutic vaccine against HSV-2 currently exists. HSV-2 is the most common cause of Genital Herpes, a sexually transmitted disease.

Jenner Institute. In October 2012, the Jenner Institute received permission from the British Medicines and Healthcare Products Agency to initiate a Phase I study involving a malaria vaccine candidate containing Matrix-M. The Phase I study includes 25 study participants and is expected to be completed mid-2013. The purpose of this study is to evaluate safety and vaccine candidate’s ability to stimulate the immune system. There is no vaccine against malaria on the market today.

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Fraunhofer USA Center for Molecular Biotechnology. In December 2012, the Fraunhofer USA Center for Molecular Biotechnology announced that it will receive up to $9.9 million from the U.S. National Institute of Health to develop a vaccine against anthrax containing Isconova’s Matrix-M adjuvant. The parties plan to enter into a collaboration agreement.

Virbac, S.A. In 2012, Isconova began collaborating with Virbac, a leading pharmaceutical company in the field of veterinary medicine.

Intervacc AB. Intervacc is developing a vaccine, Strangvac, against equine strangles using the Matrix adjuvant. The vaccine is now in a late stage development phase.

PHARMAQ. Isconova and PHARMAQ have collaborated for several years with the goal of developing effective adjuvants for the fishing industry.

Merck Animal Health. Isconova supplies Merck Animal Health with Matrix-C for the equine influenza vaccine Equilis Prequenza. The vaccine was launched in 2006, and Isconova has since produced millions of doses of Matrix-C for Equilis Prequenza, which has become a leading equine influenza vaccine in Europe.

VetBioChem. Since 2010, Isconova and VetBioChem have collaborated on the development of rabies vaccines for dogs and cats. These vaccines, Rabix and Rabifel, were launched February 2012 and are the first marketed veterinary vaccines using Isconova’s adjuvant Matrix-M Vet.

Pfizer Inc. (PfizerAnimal Health is now Zoetis). Isconova’s adjuvant product platform is included in four of Pfizer’s marketed veterinary vaccines. These vaccines, Equip, Canvac CCi, Pestiguard and Equity, are available on the European and Australian markets.

Market Customer overview

Vaccine companies

There are a number of companies developing vaccines for humans. In the human market, there are an estimated 300 vaccine projects under development, of which some 200 are in the area of infectious diseases and some 100 involving therapeutic vaccines.1) Isconova estimates that there are about a hundred companies developing vaccines for the veterinary market.

Companies producing antibodies

According to Isconova’s assessment there are more than 250 companies producing monoclonal antibodies for pharmaceutical production, the diagnostics industry and for research. With Isconova’s platform, the producers of antibodies may reduce the requirement for expensive antigens and produce antibodies that will better bind to the antigen.

Researchers

Isconova has a number of researchers as customers. They work both academically and within the industry.

PRODUCT PLATFORM

Isconova has developed a number of different adjuvants, based on proprietary technology, which combine favourable qualities with the ability to increase the efficacy and duration of vaccines. Isconova’s product platform consists of the following adjuvants:

Isconova’s product platform

Product	Usage
Matrix-M	Vaccines for humans
Matrix-M vet	Vaccines for dogs and cats
Matrix-C	Vaccines for horses
Matrix-Q	Vaccines for all animals except horses, dogs and cats
Matrix-F	Vaccines for fish
AbISCO-100	Matrix-M for research purposes
AbISCO-300	Matrix-Q for research purposes

PRODUCTION

Since 2005 Isconova has been producing adjuvants for the vaccine market and in total Isconova has supplied several million dosages adjuvants to the veterinary market. Isconova’s adjuvants are based on saponins extracted from the tree Quillaja Saponaria Molina, which is grown in Chile. Isconova’s adjuvant technology is based on the Immune Stimulating Complex (ISCOM) technology and a so called matrix-complex created by Quillaja saponin, cholesterol and phospholipids. Different separation fractions of the saponins are being used depending on the kind of adjuvant being produced. The production of iscoms and Matrix is an advanced process which requires both knowledge and experience. The time required for the well-controlled and quality guaranteed process from fractioning to filling is about two weeks. The production is carried out at the Company’s premises, although some parts of the production may be carried out by contractors. However, the Company assesses that any production of adjuvants on a larger scale should be made by an established contractor. The production process may briefly be described by the five steps below.

1)	Epsicom Business Intelligence Advances in Vaccine Technology & Delivery, 2009.

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Description of Isconova

Production of raw material

The Quillaja trees are harvested in Chile and the bark from the trees is grinded and a raw material extract is extracted. The raw material is shipped to Sweden in packages of about 25 kg and Isconova always checks the quality of the raw material upon arrival.

Fractioning by large scale chromatography

The sought after saponins are purified from the raw material extract in a controlled chemical process.

Freeze-drying

The different purified saponins are freeze-dried whereby a powder for further processing is obtained.

Production of the Matrix particles

The Matrix particles are created in a process where the purified saponins are mixed with cholesterol and phospholipids. Cholesterol and phospholipids are endogenous substances.

Filtering and filling

In the last step the products are filtered and thereafter transferred to sterile bottles for delivery to customers.

DUE DILIGENCE

Novavax has conducted a limited due diligence before announcement of the Offer. As part of this due diligence, Novavax has received certain limited information regarding management’s budget expectations for 2013. Isconova’s 2013 budget expectations show revenues and research and development expenditure on comparable level to 2012. Marketing & sales and general & administrative expenses are expected to be lower than in 2012, partly offset by higher cost of goods sold, resulting in an expected operating loss slightly lower than in 2012.

Novavax has not received any non-public price-sensitive information in connection with the due diligence investigation in addition to the above.

BOARD OF DIRECTORS

The Isconova Board is composed of the following persons:

Russell G. Greig

Russell G. Greig currently serves as Chairman of the Board of Directors for AM Pharma (Netherlands), and Syntaxin (UK), and is Chairman of the Supervisory Board of Novagali (France). He also serves as a member of Scottish Science Advisory Council, and as a consultant to Genocea Biosciences (USA) and BigDNA (UK).

He joined GSK in 1980 in the Discovery Unit of R&D and held progressive positions of responsibility with R&D. Russell was President of Pharmaceuticals International for GSK from 2003–2008, and Head of SROne, GSK’s Corporate Venture Group from 2008 to 2010. Previously he held the position of Senior Vice President of Worldwide Business Development for GSK. He holds a Bachelor of Science and Ph.D. in Biochemistry from the University of Manchester, England. Russell G. Greig is chairman since 2012.

Bo Håkansson

Bo Håkansson has more than 40 years’ experience as an entrepreneur. In different roles, he has been part of creating a number of companies, e g Active Biotech AB, Peltor AB (today: 3M-Peltor), Nederman AB, Biolin Scientific AB, Wihlborgs AB, Wilh. Sonesson AB (today: Midsona), Genovis AB, Hansa Medical AB, ProstaLund AB, EXINI Diagnostics AB, and POC Sports AB. Since the mid-1980’s, Bo Håkansson has invested in and formed companies within the Life Science sector, with a special focus on immunology, infectional diseases and vaccines. Bo Håkansson is board member since 2013.

Björn Sjöstrand

BSc in Economics and Business Administration; Björn Sjöstrand, age 44, has a long career and large experience from the Life Science sector; he has been working predominantly with vaccine companies and projects. His professional experience includes CFO at SBL Vaccin AB in Stockholm and Active Biotech as VP Operations up 2003. Thereafter as CEO of SBL Vaccines within Powder-ject and the Chiron Group. He led a management buyout of SBL and after the subsequent acquisition by Crucell, he became group head of the vaccine business unit and later on the CBO of Crucell. Since 2010 he is CEO & Founder of Scandinavian Biopharma AB, focusing on distribution and development of vaccines. He is a board member of Eurocine and Dilaforette. He is furthermore advisor to Gates Foundation and Vinnova. Björn Sjöstrand is board member since 2012.

Gunnar Fernström

Partner in InnovationsKapital AB and represents InnovationsKapital in the boards of Cellartis, PBM and Upfront. MSc in Chemical Engineering and an IMD Geneva in International Marketing. Gunnar Fernström has previously been Managing Director for several business areas within SCA Mölnlycke as well as Executive Vice President of the SCA Mölnlycke Group. Gunnar Fernström is board member since 2011.

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Peter Wells

Peter Wells graduated in veterinary medicine and surgery at the University of Edinburgh in 1969. Before studying for a PhD in Veterinary Pharmacology at the Ontario Veterinary College, Guelph, Canada. Peter started his career in 1972 at the Moredun Research Institute in Scotland as a veterinary immunologist involved in research infectious diseases of livestock, joining Hoechst Animal Health in new product development in 1980. He stayed with this company for 20 years in various roles, latterly as Head of Vaccine R&D before moving to Novartis Animal Vaccines in 2000 in a similar role. After 4 years as Global Head of Research and Development for Novartis Animal Health, Peter retired in 2008. In December 2008, Peter became Chairman of Moredun Scientific Ltd and joined the board of Isconova before being appointed Special Professor in Veterinary Pharmacology and Therapeutics at the School of Veterinary Medicine & Science, University of Nottingham in July 2009. Peter Wells is board member since 2009.

MANAGEMENT

Isconova’s senior management is composed of the following persons:

Sven Andréasson

Born 1952. CEO since March, 2012. Sven Andréasson has a strong background as a CEO for many years within both pharmaceutical and biotech companies; he was President & CEO of Active Biotech AB between 1999 and 2008. Prior to that he held several senior management positions within the international pharmaceutical industry, including as President and Vice President of mainly Swedish, French, Belgian and German companies in the Pharmacia Corporation.

Erik Bergman

Born 1957. CFO from December 1st 2010. B.Sc. (econ). Erik Bergman has more than 30 years’ experience in various financial positions in the life science and diagnostics industry. Previous positions include: CFO of Orexo AB (publ) and CEO, CFO and Board member of Kibion AB as well as Business Controller at Pharmacia Diagnostics.

Karin Lövgren Bengtsson

Born 1959. CSO since 2000. University degree in biochemistry, doctoral degree in virology, senior lecturer at the Swedish University of Agricultural Sciences and holder of seven patents. Has worked within research and development since 1982.

DETAILS ON OWNERSHIP OF SHARES AND WARRANTS IN ISCONOVA

The below table discloses the holdings of relevant officials in Isconova.

		Total Holding	Warrants (Corresponding
Name	Position	(number of shares)	number of shares)
Andréasson, Sven	CEO	110,000	115,000
Bergman, Erik	CFO	5,000	30,000
Daun, Leonard	Auditor	0	0
Fernström, Gunnar	Board Member	0	0
Greig, Russell	Chairman of the Board of Directors	30,038	40,000
Håkansson, Bo1)	Board Member	1,399,628	0
Lövgren Bengtsson, Karin2)	CSO	44,406	68,592
Sjöstrand, Björn	Board Member	0	20,000
Wells, Peter	Board Member	0	20,327

1)	Reflects 1,399,628 shares held by Farstorps Gård AB, and of which Bo Håkansson has sole voting power and investment power.
2)	Reflects 9,909 shares held by Buren AB, of which Karin Lövgren Bengtsson has sole voting power and investment power, and 34,497 shares held by Karin Lövgren Bengtsson.

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SHARES IN ISCONOVA

The shares are denominated in Swedish crowns, SEK and has ISIN-code SE0003550664. The Shares of Isconova are traded on NASDAQ OMX Stockholm, First North since 2010 and were admitted to NASDAQ OMX Stockholm, First North Premier in 2013. The company’s Certified Adviser is Pareto Öhman AB

The company’s registered share-capital amounts to SEK 12,475, 356, divided on 12,475,356 shares. All shares are fully-paid. Each share has a quota value of SEK 1.00.

Each share entitles one vote at the meeting of shareholders. All shares have equal right to participate in the earnings of the company and to contingent surplus in case of liquidation. Decision on profit distribution is made on the shareholders meeting’ and payment is effected by Euroclear Sweden AB.

The shares are not subject to any restraint in relation to the right to transfer them.

The Isconova Board is not aware of any shareholder’s agreement or arrangements among shareholders in Isconova entered into with a view to exercise joint influence over Isconova. Further, the Isconova Board is not aware of any agreements or arrangements that could entail that the control of the company is changed.

On the annual general meeting held May 16, 2013 the Isconova Board was authorized to issue three million shares and/or convertibles giving right to subscribe for up to three million shares.

DIVIDEND POLICY

Since in the years immediately ahead, Isconova will find itself in the development phase of the company’s product portfolio, any surplus capital from operations will be invested in operations. As a result, and because the company has not earlier paid a dividend to its shareholders, the Isconova Board does not intend to propose any dividend for the current year or pledge itself to a fixed dividend ratio. If Isconova’s cash flow from operations subsequently exceeds the company’s capital requirement, the Isconova Board intends to propose to the Annual General Meeting that a dividend be paid.

EQUITY INSTRUMENTS ISSUED UNDER INCENTIVE PROGRAMS

The table below shows the outstanding warrants and stock optinos issued by Isconova as at December 31, 2012.

		Exercise price,
Warrants program	Final subscription date	SEK per share	Dec 31, 2012
2005-I	Dec 31, 2015	55.02	11,122
2005-II	Dec 31, 2015	22.01	34,935
2012 Personnel	Jul 31, 2016	8.20	250,000
2012 Board of Directors	Jul 31, 2016	8.20	100,000
			396,057

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SHAREHOLDERS

The table below shows the ten largest shareholders of Isconova at December 31, 2012.

Name	No. of shares	Percentage of capital and voting rightsl
InnKap 4 Partners L.P.	4,243,284	34.0%
Bo Håkansson	1,399,628	11.2%
Pareto Öhman AB	830,564	6.7%
LMK	648,917	5.2%
Goldman Sachs International Ltd	492,276	3.9%
SLU Holding AB	416,784	3.3%
Peter Ragnarsson (privately and through companies)	400,000	3.2%
Johan Malmsten (privately and through companies)	280,300	2.2%
Shaps Capital AB	200,000	1.6%
Maxator Holding AB	196,400	1.6%
Total, ten largest shareholders	9,108,153	73.0%
Other shareholders	3,367,203	27.0%
Total no. of shares	12,475,356	100.0%

The number of shareholders in the company on December 31, 2012 was 455 (453), according to Euroclear. Isconova’s ten largest shareholders held shares representing 73.0% (68.6) of the voting rights and capital in the company. The largest shareholder is InnKap 4 Partners L.P. with 34.0% (34.9) of the shares and votes.

Distribution of shareholdings

The table below shows the number of shareholders and their distribution between different holding intervals, as at December 31, 2012.

At December 31, 2012	No. of shareholders	No. of shares	Shareholding,%
1–500	226	48,541	0.4%
501–1,000	59	48,165	0.4%
1,001–5,000	73	181,937	1.5%
5,001–10,000	31	246,991	2.0%
10,001–15,000	9	124,158	1.0%
15,001–20,000	9	161,871	1.3%
20,001–50,000	20	739,197	5.9%
50,001–100,000	5	361,898	2.9%
100,001–200,000	15	2,026,645	16.2%
200,001–	8	8,535,953	68.4%
Total	455	12,475,356	100.0%

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ARTICLES OF ASSOCIATION

An English translation of Isconova’s Articles of Association is set out below:

§ 1 Name

The company’s name is Isconova AB. The company is a public company (publ).

§ 2 Registered office

The company shall have its registered office in the municipality of Uppsala in the county of Uppsala.

§ 3 The company’s business

The company shall conduct research- production- and development business aiming at commercial exploitation within microbiology, pharmacology and immunology within the vaccine field and any other business compatible therewith.

§ 4 Share capital

The share capital shall amount to not less than SEK 10,000,000 and not more than SEK 40,000,000.

§ 5 Number of shares

The company shall have not less than 10,000,000 shares and not more than 40,000,000 shares.

§ 6 Board of Directors and auditors

The board of directors shall consist of four to seven (4–7) members with not more than seven (7) deputy members. The board of directors is elected annually at the annual shareholders’ meeting for the time until the end of the next annual shareholders’ meeting.

One to two (1–2) auditors with or without deputies or registered public accounting firm are elected at the annual shareholders’ meeting for the time until the end of the annual shareholders’ meeting held the fourth financial year after the election.

§ 7 Notice of shareholders’ meeting

Notice to convene an annual general meeting of shareholders and an extraordinary general meeting of shareholders where the amendment of the articles of association shall be resolved upon shall be issued not earlier than six and not later than four weeks before the meeting. Notice to convene other extraordinary general meetings of shareholders shall be issued not earlier than six and not later than two weeks before the meeting.

Notice to convene general meetings of the shareholders shall be made through advertising in the Swedish Official Gazette (SW: Post- och Inrikes Tidningar) and by making the notice available at the company’s website. Concurrently with the notice to convene the meeting, the company, by way of an advertisement in Svenska Dagbladet, shall inform that such a notice has been made.

§ 8 Participation in shareholders’ meeting

A shareholder that wishes to participate in a general meeting of shareholders shall be recorded in such transcript or other representation of the complete share register, regarding conditions five weekdays before the meeting, and report this to the company no later than 4.00 p.m. CET on the day stated in the notice convening the meeting. The latter day may not be a Sunday, other Swedish public holiday, Saturday, Midsummer’s Eve, Christmas Eve or New Year’s Eve and may not occur earlier than on the fifth weekday (Saturdays included) before the meeting.

A shareholder may bring along one or two assistants at general meetings of shareholders, however only if the shareholder has reported this in accordance with the preceding paragraph.

§ 9 Opening of shareholders’ meeting

The chairman of the board of directors or a person appointed thereto by the board of directors shall open the shareholders’ meeting and preside until a chairman has been appointed.

§ 10 Shareholders’ meeting

The annual shareholders’ meeting shall be held annually within six (6) months of the expiry of the financial year.

The following business shall be addressed at annual shareholders’ meetings:

1.	Election of a chairman of the meeting.
2.	Preparation and approval of the voting list.
3.	Approval of the agenda.
4.	Determination of whether the meeting was duly convened.
5.	Election of one (1) or two (2) persons to approve the minutes of the meeting.
6.	Presentation of the submitted annual report and the auditors’ report and, where applicable, the consolidated financial statements and the auditors’ report for the group.
7.	Resolutions regarding:
a.	the adoption of the income statement and the balance sheet and, where applicable, the consolidated income statement and the consolidated balance sheet,
b.	allocation of the company’s profits or losses in accordance with the adopted balance sheet,
c.	discharge of the members of the board and the managing director from liability.
8.	Determination of fees for members of the board of directors and auditors.
9.	Election of board members and, where applicable, accounting firm or auditors and prospective deputy auditors.
10.	Other matters as set out in the Swedish Companies Act (2005:551) or in the company’s articles of association.

§ 11 Financial year

The company’s financial year shall comprise the calendar year.

§ 12 Liquidation of the company

A resolution by the general meeting regarding liquidation shall only be valid where supported by shareholders holding not less than two-thirds of all issued shares of the company, unless the Swedish Companies Act stipulates otherwise.

§ 13 Central securities depository clause

The company’s shares shall be registered with a record day register according to the Financial Instruments Act (SFS 1998:1479).

Adopted at Isconova’s shareholders’ meeting on 1 October 2012.

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FINANCIAL INFORMATION

Selected historical financial data of Isconova

The following table sets for the selected historical financial data of Isconova for the three months ended March 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2012. The information with respect to the years ended December 31, 2012, 2011 and 2010 and as of December 31, 2012, 2011 and 2010 has been derived from Isconova’s consolidated financial statements included by reference in this Offer Document. This information has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by IASB.1) In relation to 2010, a discussion of significant differences between U.S. GAAP and Swedish GAAP as they relate to the Isconova financial statements is discussed in Novavax’ Registration Statement on Form S-4. The selected historical consolidated financial data as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 are derived from Isconova’s consolidated financial statements as of such dates and for those periods included by reference in this Offer Document. This information has been prepared in accordance with IFRS as issued by IASB. In the opinion of Isconova’s management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the financial data for the three months ended March 31, 2013 and 2012 have been reflected therein. Historical results are not necessarily indicative of the results to be expected in future and results of interim periods are not necessarily indicative of results for the entire year. An investor considering the Offer should read the following information together with Isconova’s financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Novavax’ Registration Statement on Form S-4. For more information, see the section entitled “Documents available from Novavax” beginning on page 104.

	For the Three Months		For the Years Ended
	Ended March 31, (unaudited)		December 31,
(in SEK 000s, except per share amounts)	2013	2012	2012*	2011**	2010**
Statement of Operations Data:
Net sales	7,085	5,737	18,511	22,967	17,809
Loss from continuing operations	(8,273)	(10,412)	(37,885)	(33,941)	(28,558)
Net loss	(8,273)	(10,412)	(37,885)	(33,941)	(30,525)

Net loss per share:
Basic net loss per share	(0.66)	(2.50)	(7.81)	(8.29)	(13.19)
Diluted net loss per share	(0.66)	(2.50)	(7.81)	(8.29)	(13.19)

Weighted average shares used in computing:
Basic net loss per share	12,475	4,158	4,851	4,093	4,012
Diluted net loss per share	12,565	4,158	4,851	4,093	4,028

Balance Sheet Data:
Cash and cash equivalents	35,050	27,917	46,160	37,582	67,645
Total current assets	48,956	38,165	57,756	51,705	78,903
Working capital1)	32,860	24,371	40,736	33,594	61,193
Total assets	55,738	46,760	64,914	60,238	81,646
Long-term debt, less current portion	1,310	2,463	1,225	2,673	2,580
Total stockholders’ equity	28,180	20,131	36,372	30,032	61,356

* Audited under U.S. GAAS.

** Unaudited for U.S. GAAS purposes.

1)	Working capital is computed as the excess of current assets over current liabilites.

1)	Please note that 2010 has not been prepared based on IFRS; 2010 was prepared using Swedish GAAP.

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SUMMARY OF FINANCIAL INFORMATION

	2013	2012
	Jan–Mar	Jan–Mar
	(unaudited)	(unaudited)	2012*	2011**	2010**
Net sales and earnings (SEK M)
Net sales	7.1	5.7	18.5	23.0	17.8
Operating loss	(8.3)	(10.4)	(37.8)	(34.0)	(28.6)
Loss for the year/period	(8.3)	(10.4)	(37.9)	(33.9)	(30.5)

Balance sheet and capital (SEK M)
Non-current assets	6.8	8.6	7.2	8.5	2.7
Current assets excl. cash and cash equivalents	13.9	10.2	11.6	14.1	11.3
Cash and cash equivalents	35.0	27.9	46.2	37.6	67.6

Equity			36.4	30.0	61.4
Interest-bearing liabilities	28.2	20.1	1.7	2.6	3.5
Noninterest-bearing liabilities			26.8	27.6	16.8
Capital employed			38.1	32.6	64.8

Cash flow (SEK M)
Operating cash flow	(10.5)	(8.4)	(32.9)	(28.4)	(29.9)
Cash flow for the year/period	(11.1)	(9.7)	8.6	(30.1)	56.4
Investments			1.9	5.4	1.4

Key figures (%)
Gross margin2)	54.9%	48.2%	63%	73%	60%
Operating margin	neg.	neg.	neg.	neg.	neg.
Net margin	neg.	neg.	neg.	neg.	neg.
Equity/assets ratio	51%	43%	56%	50%	75%
Debt/equity ratio	8%	20%	8%	15%	6%
Acid test ratio	274%	245%	312%	256%	418%

Profitability
Return on average total capital, %	neg.	neg.	neg.	neg.	neg.
Return on average equity, %	neg.	neg.	neg.	neg.	neg.

Share data
Earnings per share before dilution, SEK	(0.66)	(2.50)	(7.81)	(8.29)	(13.19)
Earnings per share after dilution, SEK	(0.66)	(2.50)	(7.81)	(8.29)	(13.19)
Equity per share, SEK	2.26	4.84	2.92	7.22	15.29
Cash and cash equivalents per share, SEK	2.81	6.71	3.70	9.04	16.79
Dividend per share, SEK	–	–	–	–	–
Cash flow per share, SEK			1.77	(7.34)	24.22
Number of shares at year-end			12,475	4,158	4,012
Number of shares after dilution at year-end			12,475	4,158	4,028
Average number of shares before dilution			4,851	4,093	2,314
Average number of shares after dilution			4,851	4,093	2,330

Other information
Average number of employees	24	24	26	18	14

* Audited under U.S. GAAS.

** Unaudited for U.S. GAAS purposes.

Offer to Shareholders and Warrant holders in Isconova AB (publ)	113

Description of Isconova

DEFINITIONS OF THE GROUP KEY FIGURES

Number of employees

Average number of employees for the year.

Return on average equity

Result for the period as a percentage of average equity.

Return on average total capital

Operating profit plus financial income as a percentage of average total assets.

Gross margin

Gross profit as a percentage of net sales.

Equity

Equity at year-end.

Equity per share

Equity divided by the number of shares after dilution at end of period.

Cash flow per share

Cash flow for the year divided by the number of shares after dilution.

Acid test ratio

Current assets excluding inventories and work in progress as a percentage of current liabilities.

Cash and cash equivalents per share

Cash and cash equivalents divided by the number of shares after dilution at the end of the period.

Net margin

Net result as a percentage of net sales.

Earnings per share before dilution

Profit/loss for the period divided by the average number of shares outstanding before dilution.

Earnings per share after dilution

Profit/loss for the period divided by the average number of shares outstanding after dilution.

Operating margin

Operating profit/loss as a percentage of net sales.

Debt/equity ratio

Interest-bearing liabilities divided by equity.

Capital employed

Interest-bearing liabilities and equity.

Equity/assets ratio, %

Equity at the end of the period divided by total assets at the end of the period.

114	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Description of Isconova

ISCONOVA DOCUMENTS INCORPORATED BY REFERENCE

Isconova’s annual accounts for the financial years ended December 31, 2012, 2011 and 2010, as well as Isconova’s unaudited Q1 report for the period ended March 31, 2013, are part of this Offer Document and should be read as a part thereof. The annual financial statements have been audited and the auditor’s report(s) are included in annual accounts. Annual accounts are available via Isconova’s website www.isconova.com and can be obtained free of charge from Isconova for a period of at least twelve months from the date of this Offer Document.

AUDITOR’S REPORT REGARDING SUMMARIZED HISTORICAL FINANCIAL INFORMATION

Audit report regarding the summary of historical financial information

To the Board of Directors of Isconova AB (publ)

We have reviewed the summarised financial statements for Isconova AB (publ) on pages 112–113, but not, however, information regarding key ratios and data per share, as well as the first quarter for the financial years 2012 and 2013, which refer to the period 2010–2012.

The Board of Directors’ responsibility for the financial reports

The Board of Directors is responsible for ensuring that the summary of financial information on pages 112–113 in the Offer Document regarding Isconova AB (publ) is taken from the annual financial statements for financial year 2010, 2011 and 2012 and is consistent with those annual financial statements. The Board of Directors is also responsible for the preparation and the fair presentation of the summary of historical financial information on pages 112–113 in accordance with the rules concerning takeover bids for shares in Swedish companies whose shares are traded on certain trading platforms, issued by the Swedish Corporate Governance Board on 27 March 2012.

Auditor’s responsibility

Our responsibility is to express an opinion on this historical financial information based on our audit, which has been conducted in accordance with FAR’ recommendation RevR 5 Examination of Prospectuses.

Opinions

In our opinion, the summary of historical financial information for the financial years 2010–2012 has been accurately presented.

We have audited the annual reports for the years 2010–2012. We have issued audit opinions without qualifications for each of these financial years.

Uppsala, July 8, 2013

Öhrlings PricewaterhouseCoopers AB

Leonard Daun

Authorised Public Accountant

Offer to Shareholders and Warrant holders in Isconova AB (publ)	115

Description of Isconova

REPORT BY THE BOARD OF DIRECTORS OF ISCONOVA

The description of Isconova on pages 105–114 of this Offer Document has been reviewed by the Isconova Board. In the opinion of the Isconova Board , this condensed description of Isconova provides a true and fair, although not complete, view of Isconova.

Uppsala, July 8, 2013

Isconova AB (publ)

The Board of Directors

116	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Additional information

CERTAIN MATERIAL SWEDISH TAX CONSIDERATIONS

The following is a summary of certain Swedish tax consequences related to the Offer for shareholders and holders of warrants who are resident (or domiciled) in Sweden for tax purposes, unless otherwise stated. The summary does not deal comprehensively with all tax consequences that may occur in this context. Amongst the provisions not covered are the rules applying in cases where shares are held as current assets in a business operation or held by a partnership. Particular tax consequences that are not described below may also apply for certain categories of taxpayers, including investment companies, mutual funds and persons not resident in Sweden.

Each shareholder or holder of warrants is recommended to consult a tax adviser for information with respect to any tax consequences that may arise as a result of the Offer to sell shares in Isconova in exchange for shares in Novavax or to sell shares in Novavax, including the applicability and effect of foreign income tax legislation, provisions contained in tax treaties and other rules that may be applicable.

GENERAL INFORMATION ON THE DISPOSAL OF SHARES

Calculation of capital gains and capital losses

Shareholders who sell shares are in general subject to tax on any capital gains that may arise. Capital gains and capital losses are normally calculated as the sales price less the sales costs, such as brokerage, less the acquisition cost. The sales price for the shares in this Offer will be the fair market value of the shares in Novavax at the time of the exchange. Novavax intends to seek general advice from the Swedish Tax Agency to establish the sales price for the shares in Isconova.

The acquisition cost includes expenses associated with the initial acquisition, such as brokerage. The acquisition cost is calculated using the average method. This method implies that the acquisition cost per share based instrument amounts to the average cost for all instruments of the same kind and class based on the historical acquisition cost of each purchase and taking into account changes during the holding period. For listed shares the standardized method may be used as an alternative when calculating the acquisition cost. This alternative method prescribes that 20% of the sales proceeds, less sales costs, may be used as the acquisition cost.

An exchange of shares is regarded as a sale of shares. However, there are certain rules regarding so called roll-over relief that can be applicable and that is an exception of immediate taxation (see further under heading “Tax consequences for shareholders accepting the Offer”).

Individuals

Capital gains on listed shares are subject to 30% tax for individuals and estates of deceased persons. Capital losses on sales of listed shares are for the fiscal year fully deductible against capital gains on other listed share based instruments and against the taxable part of capital gains on unlisted shares. For remaining capital losses, 70% are deductible against other taxable capital income.

If the capital losses incurred for a fiscal year exceed all capital income, a tax reduction is granted against the tax on salary income, business income as well as real estate tax and municipal real estate fee. The tax reduction amounts to 30% of the loss that does not exceed SEK 100 000 and 21% of the remaining loss. Losses cannot be carried forward to another income year.

Limited liability companies

Limited liability companies and other legal entities apart from estates are in general taxed on capital gains as business income with a tax rate of 22% for financial years beginning as from 1 January 2013 (for financial years beginning prior to 1 January 2013 a tax rate of 26,3% applies). Deductions for capital losses on shares are only allowed against capital gains on other share based instruments. If a capital loss cannot be deducted by the company that has incurred the loss, it can be deducted against capital gains on share based instruments earned by other companies in the same group, provided that the companies can exchange group contributions and that both companies apply for this treatment for the same fiscal year. Capital losses on share based instruments that are not utilized in one fiscal year can be carried forward and set off against capital gains on other share based instruments in future years. Losses may be brought forward indefinitely.

If the holding is considered as business-related (Sw. Närings-betingade andelar) there is no tax on the capital gain and, accordingly, a loss is not deductible. Certain prerequisites need to be fulfilled in order for a holding to be business-related. For instance, a listed share is business-related if the owner (i) represent at least 10% of the company’s voting rights or (ii) the holding is necessary for the business conducted by the shareholding company or any of its affiliates. The holding must, at the time of the sale, have been business-related for at least one year. These rules do not apply for shares regarded as inventory.

Offer to Shareholders and Warrant holders in Isconova AB (publ)	117

Additional information

TAX CONSEQUENCES FOR SHAREHOLDERS ACCEPTING THE OFFER

Individuals

An acceptance of the Offer and disposing shares in Isconova in exchange for shares in Novavax will not trigger immediate taxation, in accordance with the tax provisions on the roll-over relief (Sw. Framskjuten beskattning vid andelsbyten). The shares received in Novavax are considered to have been acquired for an acquisition cost equal to the acquisition cost of the disposed shares in Isconova. It should be noted that according to the Swedish Tax Agency the standardized method may not be used when calculating the acquisition cost in a roll-over relief situation. A taxable capital gain or deductible capital loss will however arise when an individual later disposes of all or part of the shares in Novavax, unless the provisions of another roll-over relief are applicable. A deferred capital gain will also be taxable if an individual who has received roll-over relief ceases to have his or her permanent home, or ceases to permanently stay, in a state within the European Economic Area (EEA). Any taxable capital gain or deductible capital gain in these cases is calculated according to the rules described above.

In order for the rules for deferred taxation to apply it is further required that Novavax will own shares representing more than 50% of the total number of votes in Isconova at the end of the calendar year when the exchange takes place.

Only whole number of shares in Novavax will be distributed to shareholders in Isconova who accept the Offer. In case shareholders in Isconova receive a fraction of a new share in Novavax, the fraction received will be added together with other such fractions and disposed of for the shareholders’ account. Any cash received from such disposal will be subject to immediate taxation without deduction of the corresponding part of the acquisition cost of the shares formerly held in Isconova.

The rules for roll-over relief are applied by the Swedish Tax Agency regardless of any request from the individual shareholder. However, any disposal of the received fractions of the shares in Novavax, that are disposed of for the shareholders’ account must be reported for the fiscal year when the disposal takes place.

Limited liability companies

An acceptance of the Offer and disposal of shares in Isconova in exchange for shares in Novavax will in general trigger taxation.1) A taxable capital gain or deductible capital loss is calculated as the difference between the sales price less the sales costs for the received shares in Novavax less the acquisition cost for the shares in Isconova, calculated according to the rules described above.

Limited liability companies realizing a capital gain through the exchange of shares may however invoke the rules for deferred taxation (Sw. Uppskovsgrundande andelsbyten) by applying for a tax deferral for such gain in their income tax return, provided that certain criteria are met. For instance, it is required that the capital gain exceeds any cash component received. The capital gain (less any cash received) will then be allocated pro rata to the shares received in Novavax for which the deferred amount is claimed. The deferred amount will become taxable at the latest when the received shares in Novavax are disposed of or cease to exist. This does, however, not apply if the received shares in Novavax are disposed of in a subsequent exchange, provided that certain criteria for a continued deferred taxation are met.

In order for the rules of deferred taxation to apply, it is further required that Novavax will own shares representing more than 50% of the total number of votes in Isconova at the end of the calendar year when the exchange takes place.

Only whole number of shares in Novavax will be distributed to shareholders in Isconova who accept the Offer. In case shareholders in Isconova receive a fraction of a new share in Novavax, the fraction received will be added together with other such fractions and disposed of for the shareholders’ account. Any cash received from such disposal will be subject to immediate taxation without deduction of the corresponding part of the acquisition cost of the shares formerly held in Isconova.

TAXATION UPON DISPOSAL OF WARRANTS

If the holders of warrants to subscribe for shares in Isconova accept the offer to receive cash as compensation for their warrants in Isconova, taxation will normally be triggered on the difference between the acquisition price paid for the warrant (including any taxable benefit recognized at acquisition) and the sales price for the warrant. Any taxable capital gain or deductible capital loss is calculated according to the general rules described under the heading “General information on the disposal of shares” above.2)

1)	Note however the rules regarding business-related holdings mentioned under the heading General information on the disposal of shares – Limited liability companies.
2)	Note however the rules regarding business-related holdings that might be applicable if the warrants are attributable to a business-related holding.

118	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Additional information

HOLDING OF NOVAVAX SHARES BY SWEDISH RESIDENTS

Disposal of shares

Normally, an exchange of shares does not trigger immediate taxation.1) Instead the shareholder is granted a deferral until the shares in Novavax are divested. The shares received in Novavax are deemed acquired for a value equivalent to the tax base value of the shares in Isconova.

If the shareholder, at the time of the share exchange, held shares of the same class and type as the shares received in the Offer, or acquire such shares after the share exchange the shares in Novavax shall be deemed disposed of in the following order: (1) Shares acquired prior to the Offer, (2) Shares received in the Offer, and (3) Shares acquired after the Offer.

Should the provisions on tax deferral not apply the Offer will trigger taxation. In that case the shares in Novavax will be deemed acquired at market value, and the shares in Isconova will be deemed disposed of for the same price. The shareholder will be taxed on the difference between the market value of the shares in Novavax and the tax base value of the shares in Isconova.

Novavax intends to ask the Swedish Tax Agency to establish the market value of the shares in Novavax in a General Advice.

Taxation of Dividends

A distribution paid by Novavax will be treated as a dividend for United States federal income tax purposes to the extent of Novavax’ current or accumulated “earnings and profits” (as determined under the United States Internal Revenue Code). Novavax generally will be required to withhold United States federal income tax at a rate of 30% on the gross amount of any dividend paid to a shareholder who is a resident of Sweden. However, the rate of United States withholding tax generally is reduced to 15% if the shareholder is entitled to the benefits of the Sweden-United States income tax treaty and complies with certain certification requirements (generally by completing and delivering an IRS Form W-8BEN to Novavax). For corporations that hold shares representing at least 10% of the total number of votes in Novavax, the tax rate is generally reduced to 5%.

The gross dividend is also taxable in Sweden as income from capital at a 30% rate for individuals and as income from business operations at a rate of 22% for corporations for financial years beginning as from 1 January 2013 (for financial years beginning prior to 1 January 2013 a tax rate of 26,3% applies).2)

A credit for U.S. withholding tax may be requested in the tax return or in a separate form filed to the Swedish Tax Agency during the same year as the income is accounted for in the income tax return. If a tax credit for foreign withholding tax cannot be utilized a given year, the credit may be carried forward and be utilized in any of the following three years. Alternatively, the withholding tax may be deducted when the taxable income of the shareholder is computed. Individuals (and estates of the deceased) should make the deduction under the category “income from capital” and corporations under the category “income from business operations”.

If a U.S. withholding tax has been withheld at 15%, a Swedish preliminary tax of another 15% will normally be withheld by Euroclear Sweden on dividends to individuals.

TAX CONSIDERATIONS FOR SHAREHOLDERS RESIDING OUTSIDE SWEDEN

Generally, individual shareholders who are resident outside Sweden are not liable to Swedish tax on the disposal of Swedish shares.

However, individuals with their tax residence outside of Sweden may be liable to Swedish tax on the disposal of Swedish securities if they have been residents of Sweden during the calendar year of the sale or at any time during the 10 calendar years immediately preceding that year. The application of this rule is, however, in many cases limited by tax treaties between Sweden and other states. It should be noted that the rules on roll-over relief in connection with an exchange of shares are not applicable to individuals resident outside Sweden. For such individuals, to the extent they are subject to tax in Sweden, tax is payable at the time of the disposal.

In general, foreign corporate entities are not liable to pay tax on capital gains on Swedish shares, unless such gains are attributable to a permanent establishment in Sweden. In that case, the rules on deferred taxation described under the heading “Tax consequences for shareholders accepting the Offer – Limited liability companies” above may apply. Furthermore, if there is a permanent establishment, the rules concerning business-related holdings, may be applicable with certain limitations.

1)	In respect of limited liability companies, please note the rules regarding business-related holdings.
2)	However, if a holding is business-related, the dividend is free of income tax in Sweden.

Offer to Shareholders and Warrant holders in Isconova AB (publ)	119

Additional information

ARTICLES OF INCORPORATION OF NOVAVAX

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF NOVAVAX, INC.

NOVAVAX, INC. (the “Corporation”), a corporation originally organized and incorporated under the name MPS, Inc. by the filing of a Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on June 18, 1987, as amended by a Certificate of Amendment dated July 30, 1987 and filed in the Office of the Secretary of State of the State of Delaware on August 3, 1987, a Certificate of Merger dated February 5, 1988 filed in the Office of the Secretary of State of the State of Delaware on February 9, 1988, a Certificate of Amendment dated October 4, 1991 and filed in the Office of the Secretary of State of the State of Delaware on October 7, 1991, and a Certificate of Amendment dated November 20, 1995 and filed in the Office of the Secretary of State of the State of Delaware on November 20, 1995, and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

The Board of Directors of the Corporation, at a meeting duly held on November 17, 1995, adopted a resolution, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth an Amended and Restated Certificate of Incorporation of the Corporation and declaring said Amended and Restated Certificate of Incorporation advisable. The stockholders of the Corporation duly approved said proposed Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to said restatement. The resolution setting forth the Amended and Restated Certificate of Incorporation is as follows:

RESOLVED: That the Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is amended and restated in its entirety so that the same shall read as follows:

FIRST. The name of the Corporation is:Novavax, Inc.

SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) thirty million (30,000,000) shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) two million (2,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

120	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Additional information

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

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Additional information

FIFTH. The Corporation shall have a perpetual existence.

SIXTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided that the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

SEVENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any promise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

EIGHTH. Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

NINTH. 1. Action, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) judgment, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

122	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Additional information

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

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Additional information

5. Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expense incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), even though less than a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c)independent legal counsel (who may be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advanced of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

124	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Additional information

8. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

9. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal, therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation law of Delaware.

12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

Offer to Shareholders and Warrant holders in Isconova AB (publ)	125

Additional information

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

15. Subsequent Legislation. If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH. This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. Number of Directors. The number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Corporation’s By-Laws.

2. Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

3. Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the By-Laws of the Corporation.

4. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 1996; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 1997; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 1998; and provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.

126	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Additional information

5. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

6. Quorum; Action at Meeting. A majority of the directors at any time in office shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section 1 above constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the By-Laws of the Corporation or by this Amended and Restated Certificate of Incorporation.

7. Removal. Directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote.

8. Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the board, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-Laws of the Corporation.

10. Amendments to Article. Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

Offer to Shareholders and Warrant holders in Isconova AB (publ)	127

Additional information

TWELFTH. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, the Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TWELFTH.

THIRTEENTH. Special meetings of stockholders may be called at any time by only the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or by the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provision of law, this Amended and Restated Certificate of Incorporation or the Corporation’s By-Laws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article THIRTEENTH.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Amended and Restated Certificate of Incorporation to be signed by its Chairman this 20th day of November, 1995.

NOVAVAX, INC.

By: /s/ EDWARD B. HAGER, M.D.

Edward B. Hager, M.D.
Chairman

128	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Additional information

 CERTIFICATE OF AMENDMENT

to

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

NOVAVAX, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Novavax, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH thereof and substituting therefor the following sentence:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) fifty million (50,000,000) shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) two million (2,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH.”

2. That said amendment has been duly proposed and declared advisable by the Board of Directors of the Corporation and duly adopted by the holders of a majority of the outstanding stock of each class of stock of the Corporation, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

The undersigned President of the Corporation hereby makes this certificate, declaring and certifying that the facts stated herein are true, and accordingly has hereunto set his hand this 18th day of December, 2000.

NOVAVAX, INC.
ATTEST:
	By:	/s/ JOHN A. SPEARS
John A. Spears, President

Attest:
/s/ DAVID A. WHITE

David A. White, Secretary

SW1043046/21

Offer to Shareholders and Warrant holders in Isconova AB (publ)	129

Additional information

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NOVAVAX, INC.

(Pursuant to Section 242

of the General Corporation Law of the State of Delaware)

Novavax, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. That at a meeting of the Board of Directors of the Corporation, resolutions were adopted recommending an amendment of the Corporation’s Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and directing that such amendment be considered at the next annual meeting of the stockholders of the Corporation. The text of the proposed amendment is as follows:

Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by striking out the first sentence thereof and substituting therefor the following sentence:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) one hundred million (100,000,000) shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) two million (2,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH.”

2. That said amendment, having been duly proposed and declared advisable by the Board of Directors of the Corporation, was considered by the stockholders of the Corporation at the annual meeting of stockholders, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

3. That said amendment was duly adopted, by the holders of a majority of the outstanding stock of each class of stock of the Corporation entitled to vote thereon, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

The undersigned President of the Corporation hereby makes this certificate, declaring and certifying that the facts stated herein are true, and accordingly has hereunto set his hand this 8th day of July, 2004.

NOVAVAX, INC.

By:	/s/ Nelson M. Sims
Nelson M. Sims, President

Attest:
/s/ David A. White
David A. White, Secretary

SW1043046/21

130	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Additional information

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NOVAVAX, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Novavax, Inc. (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware, hereby files this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation and hereby certifies as follows:

A. At a meeting of the Board of Directors of the Corporation on March 30, 2009, resolutions were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be amended by striking out the first sentence thereof and substituting the following sentence: “The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) two hundred million (200,000,000) shares of Common Stock, $.01 par value per share (“Common Stock”) and (ii) two million (2,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH.”

B. The stockholders of the Corporation duly approved the proposed amendment at an annual meeting of the stockholders of the Corporation in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this 13 day of May, 2009.

NOVAVAX, INC.

By:	/s/ Rahul Singhvi
Name: Rahul Sighvi
Title: President and CEO

SW1043046/21

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Additional information

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

NOVAVAX, INC.

June 13, 2013

Novavax, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That, by unanimous written consent dated April 11, 2013, the board of directors of the Corporation duly adopted a resolution in accordance with Section 141 of the DGCL setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate”), declaring said amendment to be advisable and calling for the amendment to be submitted to the stockholders of the Corporation for consideration at the next annual meeting of stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That Article Four of the Charter therefore be amended by deleting the first sentence thereof and replacing it with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) three hundred million (300,000,000) shares of Common Stock, $0.01 par value per share (“Common Stock”) and (ii) two million (2,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH.”

SECOND: That the remaining provisions of the Certificate, including without limitation the provisions of ARTICLE FOURTH of the Certificate not affected by the aforementioned amendment, shall remain in full force and not be affected by this Certificate of Amendment.

THIRD: That at the annual meeting of the stockholders, duly called and held upon notice in accordance with Section 222 of the DGCL and in accordance with the Certificate, the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed as of the date first set forth above.

NOVAVAX, INC.

By:	/s/ Stanley C. Erck
Stanley C. Erck
President and CEO

132	Offer to Shareholders and Warrant holders in Isconova AB (publ)

Addresses

Novavax, Inc.

9920 Belward Campus Drive

Rockville, MD 20850

USA

Telephone: (240) 268-2000

Website: www.novavax.com

Auditors to Novavax

Grant Thornton LLP

Legal Advisors to Novavax

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

USA

Setterwalls Advokatbyrå AB

Box 1050

101 39 Stockholm, Sweden

Financial Advisors to Novavax

Pareto Öhman AB

Box 7415

103 91 Stockholm, Sweden

Account Operators

Euroclear Sweden AB

Box 191

101 23 Stockholm, Sweden

Isconova AB (publ)

Kungsgatan, 109

SE- 753 18 Uppsala, Sweden

Telephone: +46 18 16 17 00

Website: www.isconova.se

Financial Advisor to Isconova

Handelsbanken Capital Markets

Corporate Finance

Blasieholmstorg 11

106 70 Stockholm, Sweden

Auditors to Isconova

Öhrlings PricewaterhouseCoopers AB

113 97 Stockholm, Sweden

Legal Advisors to Isconova

Advokatfirman Lindahl KB

Box 1065

101 39 Stockholm, Sweden

Offer to Shareholders and Warrant holders in Isconova AB (publ)	133

Intellecta Finanstryck 13 198407

Acceptance form/proxy

Novavax’ offer to the shareholders of Isconova

Acceptance period: 9 July – 30 July 2013

Submit or send to:

Pareto Öhman AB

Emissionsavdelningen/Novavax

Box 7415, Berzelii Park 9

SE-103 91 Stockholm

Sweden

Alternatively to:

Fax: +46(0)8-402 50 30

E-mail: emission@paretoohman.se

(scanned acceptance form)

The acceptance form / proxy must reach Pareto Öhman no later than 17.00 CET 30 July 2013. In case the subscriber is not a client of Pareto Öhman AB (“Pareto Öhman”), a certified copy of the identity document of the signer must be provided1).

On 4 June 2013, Novavax, Inc. (“Novavax”) announced a public offer to the shareholders of Isconova AB (publ) (“Isconova”) to acquire all shares in Isconova (the “Offer”). For each share in Isconova, 1.2388 shares issued by Novavax are offered. Commission will not be charged. For complete information regarding the Offer, please see the offer document dated 8 July 2013 (the “Offer document”).

Acceptance of the Offer

I / we hereby tender the following number of shares in Isconova.

Holdings of shares in Isconova according to information from Euroclear Sweden:	My / our holding of shares in Isconova are registered on VP-account:

In case a different number of shares in Isconova than the pre-printed number are tendered, please state number of shares below:	Consideration in the form of shares in Novavax shall be delivered to:

	Bank/custodian	Account number

Note! Shares in Novavax can NOT be delivered to VP-accounts at Euroclear Sweden. Thus, holders of shares in Isconova who wish to accept the Offer must provide a securities account with a bank / custodian that can hold DTC registered shares (USA). Any potential proceeds from the central sale of fractions will be credited to the deposit account linked to the VP-account stated above.

Sale of shares in Novavax

Each shareholder in Isconova who accepts the Offer, and holds a VP-account, may sell, free of commission, its shares in Novavax issued in consideration of the Offer. Cash proceeds from such sale, exchanged to SEK, will be credited to the deposit account linked to the VP-account stated above.

☐	If you want the shares in Novavax received in return for your shares in Isconova to be sold in accordance with the terms of the Offer, please authorize Pareto Öhman by marking the box with an X.

Please observe that late or incomplete or incorrectly filled out acceptance forms, as well as acceptance forms submitted without the required identification and authorization documents, may be left without consideration. By signing this acceptance form, the undersigned confirms that the undersigned has read and understood the information in the Offer document. The undersigned further confirms that the undersigned has received information on Pareto Öhman, its services and relevant guidelines (see www.paretosec.com) and accepts Pareto Öhman’s General Terms and Conditions for trading in Financial Instruments2). The undersigned is aware of that Pareto Öhman will not assess whether the acceptance of the Offer by the undersigned is appropriate for the undersigned.

1)	In case the subscriber is a legal entity and not currently a client of Pareto Öhman the application form should be submitted together with documentation evidencing that the person signing the application form is authorized to do so.
2)	If the subscriber has not been notified otherwise by Pareto Öhman, the subscriber will be categorized by Pareto Öhman as a non-professional investor for the purpose of the present investment service.

Information about the shareholder	Information about the pledgee
The address has been collected from Euroclear. If the information is incorrect, amend with correct information. Otherwise only add telephone number daytime and signature below.	If the shares are pledged, the pledgee shall also complete and sign the acceptance form.

Social security nbr / Organization nbr	Telephone number, daytime

Surname, first name (alt. business name)		Surname, first name (alt. business name)

Delivery address		Delivery address

Postal code		Postal code

City, Country	Date	City, Country	Date

Signature (Guardian’s if applicable)		Signature by the pledgee

Intellecta Finanstryck 2013 – 198407

Acceptance form/proxy – Novavax’ offer to the holders of warrants in Isconova, Warrant 2005-I

Submit or send to:	Alternatively to: Acceptance period: 9 July – 30 July 2013
Pareto Öhman AB	Fax: 08-402 50 30
Emissionsavdelningen/Novavax	E-post: emission@paretoohman.se
Box 7415, Berzelii Park 9	(scanned acceptance form)
103 91 Stockholm

The acceptance form/proxy must reach Pareto Öhman no later than 17.00 CET 30 July 2013. In case the subscriber is not a client of Pareto Öhman AB ("Pareto Öhman"), a certified copy of the identity document of the signer must be provided1.

On 4 June 2013, Novavax, Inc. (“Novavax”) announced a public offer to the holders of warrants in Isconova AB (publ) (“Isconova”) to acquire all outstanding 2005-I warrants and 2005-II warrants in Isconova (the “Offer”). For each Warrant 2005-I (“Warrant”) in Isconova, SEK 0.74 is offered. Commission will not be charged. For complete information regarding the Offer, please see the offer document dated 8 July 2013 (the “Offer document”).

Acceptance of the offer

I/we hereby tender the following number of Warrants:

Holders of Warrants who accept the Offer shall send the Warrants in original form to Pareto Öhman together with the acceptance form.

Information for the transfer of proceeds:

Bank	Account number

Please observe that late or incomplete or incorrectly filled out acceptance forms, as well as acceptance forms submitted without the required identification and authorization documents, may be left without consideration. By signing this acceptance form, the undersigned confirms that the undersigned has read and understood the information in the Offer document. The undersigned further confirms that the undersigned has received information on Pareto Öhman, its services and relevant guidelines (see www.paretosec.com) and accepts Pareto Öhman’s General Terms and Conditions for trading in Financial Instruments2. The undersigned is aware of that Pareto Öhman will not assess whether the acceptance of the Offer by the undersigned is appropriate for the undersigned.

Information about the shareholder	Information about the pledgee
Please use block letters.	If the warrants are pledged, the pledgee shall also complete and sign the acceptance form.

Social security no./organization no.	Telephone number, daytime
Surname, first name (Alt. business name)		Surname, first name (Alt. business name)
Delivery address		Delivery address
Postal code		Postal code
City, Country	Date	City, Country	Date
Signature (Guardian’s if applicable)		Signature by the pledgee

1 In case the subscriber is a legal entity and not currently a client of Pareto Öhman the application form should be submitted together with documentation evidencing that the person signing the application form is authorized to do so.

2 If the subscriber has not been notified otherwise by Pareto Öhman, the subscriber will be categorized by Pareto Öhman as a non-professional investor for the purpose of the present investment service.

Acceptance form/proxy – Novavax’ offer to the holders of warrants in Isconova, Warrant 2005-II

Submit or send to:	Alternatively to: Acceptance period: 9 July – 30 July 2013
Pareto Öhman AB	Fax: 08-402 50 30
Emissionsavdelningen/Novavax	E-post: emission@paretoohman.se
Box 7415, Berzelii Park 9	(scanned acceptance form)
103 91 Stockholm

The acceptance form/proxy must reach Pareto Öhman no later than 17.00 CET 30 July 2013. In case the subscriber is not a client of Pareto Öhman AB ("Pareto Öhman"), a certified copy of the identity document of the signer must be provided.1.

On 4 June 2013, Novavax, Inc. (“Novavax”) announced a public offer to the holders of warrants in Isconova AB (publ) (“Isconova”) to acquire all outstanding 2005-I warrants and 2005-II warrants in Isconova (the “Offer”). For each Warrant 2005-II (“Warrant”) in Isconova, SEK 3.78 is offered. Commission will not be charged. For complete information regarding the Offer, please see the offer document dated 8 July 2013 (the “Offer document”).

Acceptance of the offer

I/we hereby tender the following number of Warrants:

Holders of Warrants who accept the Offer shall send the Warrants in original form to Pareto Öhman together with the acceptance form.

Information for the transfer of proceeds:

Bank	Account number

Please observe that late or incomplete or incorrectly filled out acceptance forms, as well as acceptance forms submitted without the required identification and authorization documents, may be left without consideration. By signing this acceptance form, the undersigned confirms that the undersigned has read and understood the information in the Offer document. The undersigned further confirms that the undersigned has received information on Pareto Öhman, its services and relevant guidelines (see www.paretosec.com) and accepts Pareto Öhman’s General Terms and Conditions for trading in Financial Instruments2. The undersigned is aware of that Pareto Öhman will not assess whether the acceptance of the Offer by the undersigned is appropriate for the undersigned.

Information about the shareholder	Information about the pledgee
Please use block letters.	If the warrants are pledged, the pledgee shall also complete and sign the acceptance form.

Social security no./organization no.	Telephone number, daytime
Surname, first name (Alt. business name)		Surname, first name (Alt. business name)
Delivery address		Delivery address
Postal code		Postal code
City, Country	Date	City, Country	Date
Signature (Guardian’s if applicable)		Signature by the pledgee

1 In case the subscriber is a legal entity and not currently a client of Pareto Öhman the application form should be submitted together with documentation evidencing that the person signing the application form is authorized to do so.

2 If the subscriber has not been notified otherwise by Pareto Öhman, the subscriber will be categorized by Pareto Öhman as a non-professional investor for the purpose of the present investment service.